UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.             )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §14a-12

Ocean Shore Holding Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement	Prospectus

MERGER AND SHARE ISSUANCE PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On July 12, 2016, OceanFirst Financial Corp., a Delaware corporation (which we refer to as “OceanFirst”), Ocean Shore Holding Co., a New Jersey corporation (which we refer to as “Ocean Shore”), and Masters Merger Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of OceanFirst (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of OceanFirst and Ocean Shore. Under the terms of the merger agreement, (i) Merger Sub will merge with and into Ocean Shore (which we refer to as the “first-step merger”), with Ocean Shore continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the completion of the first-step merger, Ocean Shore will merge with and into OceanFirst (which we refer to as the “second-step merger” and, together with the first-step merger, the “integrated mergers”), with OceanFirst continuing as the surviving corporation in the second-step merger, and (iii) immediately following the completion of the integrated mergers, Ocean City Home Bank, a federal savings bank and a wholly-owned subsidiary of Ocean Shore (which we refer to as “Ocean Shore Bank”), will merge with and into OceanFirst Bank, a federal savings bank and a wholly-owned subsidiary of OceanFirst (which we refer to as “OceanFirst Bank”), with OceanFirst Bank being the surviving bank (which we refer to as the “bank merger” and, together with the integrated mergers, the “Transactions”).

At the effective time of the first-step merger, each outstanding share of the common stock, par value $0.01 per share, of Ocean Shore (which we refer to as “Ocean Shore common stock”), except for specified shares of Ocean Shore common stock owned by Ocean Shore or OceanFirst, will be converted into the right to receive $4.35 in cash, without interest (which we refer to as the “cash consideration”), and 0.9667 shares (such number being referred to as the “exchange ratio” and such shares being referred to as “stock consideration”) of the common stock, par value $0.01 per share, of OceanFirst (which we refer to as the “OceanFirst common stock”), together with cash in lieu of fractional shares. The cash consideration and the stock consideration are collectively referred to as the “merger consideration.”

Although the number of shares of OceanFirst common stock that holders of Ocean Shore common stock (which we refer to as the “Ocean Shore stockholders”) will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of OceanFirst common stock and will not be known at the time Ocean Shore stockholders vote on the first-step merger. However, Ocean Shore has the right to terminate the merger agreement if, at any time during a five-day period following the date of receipt of the requisite regulatory approvals for the Transactions, the market value of OceanFirst common stock (i) is less than $14.46 and (ii) fails to meet certain comparison thresholds relative to the NASDAQ Bank Index. If Ocean Shore elects to exercise this termination right, then OceanFirst has the option to override the proposed termination by increasing the exchange ratio to a level that would cause either of the two requirements of this termination right to not be satisfied. Based on the $18.74 closing price of OceanFirst common stock on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) on July 12, 2016, the last full trading day before the public announcement of the Transactions, the per share value of the stock consideration was equal to $18.12 and the per share value of the merger consideration was equal to $22.47. Based on the $19.16 closing price of OceanFirst common stock on the NASDAQ on October 14, 2016, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the per share value of the merger consideration was equal to $22.87 (and the aggregate value of the merger consideration was equal to approximately $148.9 million), which includes the value of the stock portion of the merger consideration and the cash portion of the merger consideration. Based on the 0.9667 exchange ratio and the number of shares of Ocean Shore common stock outstanding as of September 23, 2016 (which includes the number of shares of Ocean Shore common stock underlying Ocean Shore’s restricted stock awards as of September 23, 2016), the maximum number of shares of OceanFirst common stock estimated to be issuable at the effective time of the first-step merger is 6,294,189. We urge you to obtain current market quotations for OceanFirst (trading symbol “OCFC”) and Ocean Shore (trading symbol “OSHC”).

OceanFirst will hold a special meeting of its stockholders (which we refer to as the “OceanFirst special meeting”) in connection with the issuance of the shares of OceanFirst common stock representing the stock consideration (which we refer to as the “OceanFirst share issuance”). At the OceanFirst special meeting, the holders of OceanFirst common stock (which we refer to as the “OceanFirst stockholders”) will be asked to vote to approve the OceanFirst share issuance. Approval of the OceanFirst share issuance requires the affirmative vote of a majority of the total votes cast by the OceanFirst stockholders at the OceanFirst special meeting.

Ocean Shore will hold a special meeting of its stockholders (which we refer to as the “Ocean Shore special meeting”) in connection with the first-step merger. At the Ocean Shore special meeting, Ocean Shore stockholders will be asked to vote to approve the merger agreement and related matters as described in this joint proxy statement/prospectus. Under New Jersey law and Ocean Shore’s organizational documents, approval of the merger agreement requires the affirmative vote of a majority of the votes cast by Ocean Shore stockholders entitled to vote at the Ocean Shore special meeting.

The OceanFirst special meeting will be held on November 22, 2016 at 975 Hooper Avenue, Toms River, New Jersey, 08753, at 5:30 p.m. local time. The Ocean Shore special meeting will be held on November 22, 2016 at The Flanders Hotel, 719 East 11th Street, Ocean City, NJ 08226, at 8:30 a.m. local time.

The Ocean Shore board of directors unanimously recommends that Ocean Shore stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the first-step merger, and “FOR” the other matters to be considered at the Ocean Shore special meeting.

The OceanFirst board of directors unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance and “FOR” the other matter to be considered at the OceanFirst special meeting.

This joint proxy statement/prospectus describes the Ocean Shore special meeting, the OceanFirst special meeting, the Transactions, the OceanFirst share issuance, the documents related to the Transactions and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 27, for a discussion of the risks relating to the proposed merger and the OceanFirst share issuance. You also can obtain information about OceanFirst and Ocean Shore from documents that each has filed with the Securities and Exchange Commission.

Christopher D. Maher President and Chief Executive Officer OceanFirst Financial Corp.	Steven E. Brady President and Chief Executive Officer Ocean Shore Holding Co.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the first-step merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the first-step merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either OceanFirst or Ocean Shore, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is October 19, 2016, and it is first being mailed or otherwise delivered to the stockholders of OceanFirst and Ocean Shore on or about October 21, 2016.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of OceanFirst:

OceanFirst will hold the OceanFirst special meeting at 5:30 p.m. local time, on November 22, 2016, at 975 Hooper Avenue, Toms River, New Jersey, 08753 to consider and vote upon the following matters:

•	a proposal to approve the issuance of shares of OceanFirst common stock in connection with the first-step merger (which we refer to as the “OceanFirst share issuance proposal”); and

•	a proposal to adjourn the OceanFirst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the OceanFirst share issuance proposal (which we refer to as the “OceanFirst adjournment proposal”).

We have fixed the close of business on September 27, 2016 as the record date for the OceanFirst special meeting (which we refer to as the “OceanFirst record date”). Only OceanFirst stockholders of record as of the OceanFirst record date are entitled to notice of, and to vote at, the OceanFirst special meeting, or any adjournment of the OceanFirst special meeting. Approval of the OceanFirst share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting. The OceanFirst adjournment proposal will be approved if a majority of the votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting are voted in favor of the OceanFirst adjournment proposal.

The OceanFirst board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the integrated mergers and the OceanFirst share issuance, and unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal.

Your vote is very important. We cannot complete the integrated mergers unless the OceanFirst stockholders approve the OceanFirst share issuance proposal.

Regardless of whether you plan to attend the OceanFirst special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of OceanFirst, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the OceanFirst special meeting, the Transactions, the OceanFirst share issuance, the documents related to the Transactions and other related matters. We urge you to read this entire joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Christopher D. Maher

President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Ocean Shore:

Ocean Shore will hold the Ocean Shore special meeting at 8:30 a.m. local time, on November 22, 2016, at The Flanders Hotel, 719 East 11th Street, Ocean City, NJ 08226 to consider and vote upon the following matters:

•	a proposal to approve the merger agreement and the first-step merger, pursuant to which Merger Sub will merge with and into Ocean Shore, as more fully described in this joint proxy statement/prospectus (which we refer to as the “Ocean Shore merger proposal”);

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Ocean Shore may receive in connection with the first-step merger pursuant to existing agreements or arrangements with Ocean Shore (which we refer to as the “Ocean Shore merger-related compensation proposal”); and

•	a proposal to adjourn the Ocean Shore special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Ocean Shore merger proposal (which we refer to as the “Ocean Shore adjournment proposal”).

We have fixed the close of business on September 23, 2016, as the record date for the Ocean Shore special meeting (which we refer to as the “Ocean Shore record date”). Only Ocean Shore stockholders of record as of the Ocean Shore record date are entitled to notice of, and to vote at, the Ocean Shore special meeting, or any adjournment of the Ocean Shore special meeting. Under New Jersey law and Ocean Shore’s organizational documents, approval of the Ocean Shore merger proposal requires the affirmative vote of a majority of the votes cast by Ocean Shore stockholders entitled to vote at the Ocean Shore special meeting. The Ocean Shore merger-related compensation proposal will be approved if a majority of the votes cast on such proposal at the Ocean Shore special meeting are voted in favor of such proposal. The Ocean Shore adjournment proposal will be approved if a majority of the votes cast on such proposal at the Ocean Shore special meeting are voted in favor of such proposal.

The Ocean Shore board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, are advisable and in the best interests of Ocean Shore and its stockholders, and unanimously recommends that Ocean Shore stockholders vote “FOR” the Ocean Shore merger proposal, “FOR” the Ocean Shore merger-related compensation proposal and “FOR” the Ocean Shore adjournment proposal.

Your vote is very important. We cannot complete the integrated mergers unless the Ocean Shore stockholders approve the Ocean Shore merger proposal.

Regardless of whether you plan to attend the Ocean Shore special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of Ocean Shore, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the Ocean Shore special meeting, the Transactions, the documents related to the Transactions and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Steven E. Brady

President and Chief Executive Officer

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about OceanFirst and Ocean Shore from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by OceanFirst and/or Ocean Shore at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 (732) 240-4500	Ocean Shore Holding Co. 1001 Asbury Avenue Ocean City, New Jersey 08226 (609) 399-0012

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that OceanFirst stockholders requesting documents must do so by November 15, 2016, in order to receive them before the OceanFirst special meeting, and Ocean Shore stockholders requesting documents must do so by November 15, 2016, in order to receive them before the Ocean Shore special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated October 19, 2016, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to Ocean Shore stockholders or OceanFirst stockholders nor the issuance by OceanFirst of shares of OceanFirst common stock in connection with the first-step merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Ocean Shore has been provided by Ocean Shore and information contained in this document regarding OceanFirst has been provided by OceanFirst.

See “Where You Can Find More Information” beginning on page 140 for more details.

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QUESTIONS AND ANSWERS

The following are some questions that you, as an OceanFirst stockholder or an Ocean Shore stockholder, may have about the Transactions, the OceanFirst share issuance, the OceanFirst special meeting or the Ocean Shore special meeting, as applicable, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Transactions, the OceanFirst share issuance, the OceanFirst special meeting or the Ocean Shore special meeting, as applicable. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “OceanFirst” refer to OceanFirst Financial Corp., a Delaware corporation, and its subsidiaries, and references to “Ocean Shore” refer to Ocean Shore Holding Co., a New Jersey corporation, and its subsidiaries.

Q: What are the Transactions?

A: OceanFirst, Ocean Shore and Merger Sub entered into the merger agreement on July 12, 2016. The first-step merger is the first step in a series of transactions to combine OceanFirst and Ocean Shore, and their respective subsidiary banks, OceanFirst Bank and Ocean City Home Bank (which we refer to as “Ocean Shore Bank”).

Under the terms of the merger agreement:

•	Merger Sub will merge with and into Ocean Shore, with Ocean Shore continuing as the surviving corporation in such merger and as a wholly-owned subsidiary of OceanFirst (which we refer to as the “first-step merger”).

•	Immediately following the completion of the first-step merger, Ocean Shore, as the surviving corporation in the first-step merger, will merge with and into OceanFirst, with OceanFirst being the surviving corporation (which we refer to as the “second-step merger” and, together with the first-step merger, the “integrated mergers”).

•	Immediately following the completion of the integrated mergers, Ocean Shore Bank will merge with and into OceanFirst Bank, with OceanFirst Bank being the surviving bank (which we refer to as the “bank merger,” and together with the integrated mergers, the “Transactions”).

A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

The integrated mergers cannot be completed unless, among other things:

•	The holders (which we refer to as the “OceanFirst stockholders”) of the common stock, par value $0.01 per share, of OceanFirst (which we refer to as the “OceanFirst common stock”) approve the issuance of the shares of OceanFirst common stock in connection with the first-step merger (which we refer to as the “OceanFirst share issuance”).

•	The holders (which we refer to as the “Ocean Shore stockholders”) of the common stock, par value $0.01 per share, of Ocean Shore (which we refer to as the “Ocean Shore common stock”) approve the merger agreement and the transactions contemplated thereby, including the first-step merger (which we refer to as the “Ocean Shore merger proposal”).

The completion of the integrated mergers is subject to the fulfillment of additional customary conditions, which are discussed in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Conditions to Complete the Integrated Mergers” beginning on page 108.

Q: Why am I receiving this joint proxy statement/prospectus?

A: We are delivering this document to you because it is a joint proxy statement being used by both the OceanFirst board of directors (which we refer to as the “OceanFirst board”) and the Ocean Shore board of directors (which we refer to as the “Ocean Shore board”) to solicit proxies of the stockholders of OceanFirst and Ocean Shore, as applicable, in connection with approval of the OceanFirst share issuance and the first-step merger, as applicable, and related matters.

In order to approve the OceanFirst share issuance, OceanFirst has called a special meeting of the OceanFirst stockholders (which we refer to as the “OceanFirst special meeting”). In order to approve the merger agreement and the transactions contemplated thereby, including the first-step merger, Ocean Shore has called a special meeting of the Ocean Shore stockholders (which we refer to as the “Ocean Shore special meeting”). This document also serves as a notice of the OceanFirst special meeting and the Ocean Shore special meeting, and describes the proposals to be presented at each special meeting.

In addition, this document is also a prospectus that is being delivered to Ocean Shore stockholders because OceanFirst is offering shares of OceanFirst common stock to Ocean Shore stockholders in connection with the first-step merger.

This joint proxy statement/prospectus contains important information about the Transactions. This document also contains important information about the proposals being voted on at the OceanFirst special meeting and the Ocean Shore special meeting, respectively. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q: In addition to the OceanFirst share issuance, what else are OceanFirst stockholders being asked to vote on at the OceanFirst special meeting?

A: In addition to voting on the OceanFirst share issuance (which we refer to as the “OceanFirst share issuance proposal”), OceanFirst is soliciting proxies from the OceanFirst stockholders with respect to a proposal to adjourn the OceanFirst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the OceanFirst share issuance proposal (which we refer to as the “OceanFirst adjournment proposal”). Completion of the integrated mergers is not conditioned upon approval of the OceanFirst adjournment proposal.

Q: In addition to the approval of the merger agreement and the first-step merger, what else are Ocean Shore stockholders being asked to vote on at the Ocean Shore special meeting?

A: In addition to voting on the Ocean Shore merger proposal, Ocean Shore is soliciting proxies from the Ocean Shore stockholders with respect to a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Ocean Shore may receive in connection with the first-step merger pursuant to agreements or arrangements with Ocean Shore (which we refer to as the “Ocean Shore merger-related compensation proposal”) and a proposal to adjourn the Ocean Shore special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Ocean Shore merger proposal (which we refer to as the “Ocean Shore adjournment proposal”). Completion of the integrated mergers is not conditioned upon approval of the Ocean Shore merger-related compensation proposal or the Ocean Shore adjournment proposal.

Q: What will Ocean Shore stockholders be entitled to receive in the first-step merger?

A: If the first-step merger is completed, each outstanding share of Ocean Shore common stock, except for certain shares of Ocean Shore common stock owned by Ocean Shore or OceanFirst, will be converted into the right to receive $4.35 in cash, without interest, and 0.9667 shares of OceanFirst common stock. OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. Ocean Shore stockholders who would otherwise be entitled to receive a fractional share of OceanFirst common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) based on the average closing-sale price per share of OceanFirst common stock for the five full trading days ending on the day preceding the day on which the first-step merger is completed.

Q: What will OceanFirst stockholders be entitled to receive in the first-step merger?

A: OceanFirst stockholders will not be entitled to receive any merger consideration and will continue to hold the shares of OceanFirst common stock that they held immediately prior to the completion of the first-step merger.

Q: How will the first-step merger affect Ocean Shore equity awards?

A: The Ocean Shore equity awards will be affected as follows:

Restricted Stock Awards: At the effective time of the first-step merger (which we refer to as the “effective time”), each restricted stock award granted by Ocean Shore will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of Ocean Shore common stock held by such holder.

Stock Options: Also at the effective time, all outstanding and unexercised options to purchase Ocean Shore common stock will fully vest and will convert into options to purchase a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Ocean Shore common stock subject to such Ocean Shore stock option immediately prior to the effective time by (ii) 1.2084; and the exercise price per share of the new option will be equal to the quotient obtained by dividing (a) the per share exercise price for the shares of Ocean Shore common stock subject to such Ocean Shore option by (b) 1.2084 (rounded up to the nearest whole cent).

Q: Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time that the first-step merger is completed?

A: Yes. Although the exchange ratio is fixed, the value of the stock portion of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the closing date because the market value for OceanFirst common stock fluctuates. The cash consideration is fixed.

Q: How does the OceanFirst board recommend that I vote at the OceanFirst special meeting?

A: The OceanFirst board unanimously recommends that you vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal.

Q: How does the Ocean Shore board recommend that I vote at the Ocean Shore special meeting?

A: The Ocean Shore board unanimously recommends that you vote “FOR” the Ocean Shore merger proposal, “FOR” the Ocean Shore merger-related compensation proposal and “FOR” the Ocean Shore adjournment proposal.

Q: When and where are the meetings?

A: The OceanFirst special meeting will be held at 975 Hooper Avenue, Toms River, New Jersey 08753 on November 22, 2016, at 5:30 p.m. local time.

The Ocean Shore special meeting will be held at The Flanders Hotel, 719 East 11th Street, Ocean City, NJ 08226 on November 22, 2016, at 8:30 a.m. local time.

Q: What do I need to do now?

A: After you have carefully read this entire joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, Ocean Shore stockholders may vote through the Internet. Information and applicable deadlines for voting Ocean Shore shares through the Internet are set forth in the enclosed Ocean Shore proxy card instructions. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” stockholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q: What constitutes a quorum for the OceanFirst special meeting?

A: The presence at the OceanFirst special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of OceanFirst common stock entitled to be voted at the OceanFirst special meeting will constitute a quorum for the transaction of business at the OceanFirst special meeting. Once a share is represented for any purpose at the OceanFirst special meeting, it is deemed present for quorum purposes for the remainder of the OceanFirst special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q: What constitutes a quorum for the Ocean Shore special meeting?

A: The presence at the Ocean Shore special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of Ocean Shore common stock entitled to be voted at the Ocean Shore special meeting will constitute a quorum for the transaction of business at the Ocean Shore special meeting. Once a share is represented for any purpose at the Ocean Shore special meeting, it is deemed present for quorum purposes for the remainder of the Ocean Shore special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q: What is the vote required to approve each proposal at the OceanFirst special meeting?

A: OceanFirst share issuance proposal:

•	Standard: Approval of the OceanFirst share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the OceanFirst share issuance proposal, it will have no effect on the OceanFirst share issuance proposal.

OceanFirst adjournment proposal:

•	Standard: The OceanFirst adjournment proposal will be approved if a majority of the votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting are voted in favor of the OceanFirst adjournment proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the OceanFirst adjournment proposal, it will have no effect on the OceanFirst adjournment proposal.

Q: What is the vote required to approve each proposal at the Ocean Shore special meeting?

A: Ocean Shore merger proposal:

•	Standard: Approval of the Ocean Shore merger proposal requires the affirmative vote of a majority of the votes cast by Ocean Shore stockholders entitled to vote at the Ocean Shore special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Ocean Shore special meeting, or fail to instruct your bank or broker how to vote with respect to the Ocean Shore merger proposal, it will have no effect on the Ocean Shore merger proposal.

Ocean Shore merger-related compensation proposal:

•	Standard: Approval of the Ocean Shore merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by Ocean Shore stockholders entitled to vote at the Ocean Shore special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Ocean Shore special meeting, or fail to instruct your bank or broker how to vote with respect to the Ocean Shore merger-related compensation proposal, it will have no effect on the Ocean Shore merger-related compensation proposal.

Ocean Shore adjournment proposal:

•	Standard: Approval of the Ocean Shore adjournment proposal requires the affirmative vote of a majority of the votes cast by Ocean Shore stockholders entitled to vote at the Ocean Shore special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Ocean Shore special meeting, or fail to instruct your bank or broker how to vote with respect to the Ocean Shore adjournment proposal, it will have no effect on the Ocean Shore adjournment proposal.

Q: Why is my vote important?

A: If you do not vote, it will be more difficult for OceanFirst or Ocean Shore to obtain the necessary quorum to hold their respective special meetings. If you are an OceanFirst stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the OceanFirst share issuance proposal will not be counted as a vote cast and will have no effect on the approval of such proposal, even though such approval is a condition to the completion of the integrated mergers. If you are an Ocean Shore stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the Ocean Shore merger proposal will not be counted as a vote cast and will have no effect on the approval of such proposal, even though such approval is a condition to the completion of the integrated mergers. The OceanFirst share issuance must be approved by the affirmative vote of at least a majority of the total votes cast by the OceanFirst stockholders at the OceanFirst special meeting. The merger agreement must be approved by the affirmative vote of a majority of the total votes cast by the holders of Ocean Shore common stock entitled to vote at the Ocean Shore special meeting. The OceanFirst board unanimously recommends that the OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and the Ocean Shore board unanimously recommends that the Ocean Shore stockholders vote “FOR” the Ocean Shore merger proposal.

Q: If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A: No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q: If I am a participant in Ocean Shore’s ESOP or Ocean Shore’s 401(k) Plan, how will shares owned through such plans be voted?

A: If you participate in the Ocean Shore Bank Employee Stock Ownership Plan (which we refer to as the “Ocean Shore ESOP”) or if you hold shares of Ocean Shore common stock through the Ocean Shore Bank Savings and

Investment Plan (which we refer to as the “Ocean Shore 401(k) Plan”), you will receive a voting instruction card for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the Ocean Shore ESOP, the Ocean Shore ESOP trustee votes all allocated shares of Ocean Shore common stock held by the Ocean Shore ESOP as directed by the plan participants. The Ocean Shore ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Ocean Shore common stock held by the Ocean Shore ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

Under the terms of the Ocean Shore 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Ocean Shore common stock held in the Ocean Shore Holding Co. Stock Fund and credited to his or her Ocean Shore 401(k) Plan account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions.

The deadline for returning your voting instructions to each plan’s trustee is November 15, 2016.

Q: If I am a participant in OceanFirst’s ESOP, OceanFirst’s 401(k) Plan or Cape Bancorp’s 401(k) Plan, how will shares owned through such plans be voted?

A: If you participate in the OceanFirst Bank Employee Stock Ownership Plan or the OceanFirst Bank Matching Contribution Employee Stock Ownership Plan (which we collectively refer to as the “OceanFirst ESOP”), or the OceanFirst Bank Retirement Plan (which we refer to as the “OceanFirst 401(k) Plan”) or the Cape Bank Employees’ Savings & Profit Sharing Plan (which we refer to as the “Cape 401(k) Plan”), which was maintained by Cape Bancorp, Inc. (which we refer to as “Cape”) prior to May 2, 2016, the date on which OceanFirst completed its acquisition of Cape (which we refer to as the “Cape acquisition”), you will receive a voting instruction form for each plan that reflects all shares that you may vote under the particular plan. Under the terms of the OceanFirst ESOP, the OceanFirst ESOP trustee votes all shares held by the OceanFirst ESOP, but each OceanFirst ESOP participant may direct the trustee how to vote the shares of OceanFirst common stock allocated to his or her account. The OceanFirst ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of OceanFirst common stock held by the OceanFirst ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

Under the terms of the OceanFirst 401(k) Plan and under the terms of the Cape 401(k) Plan, a participant is entitled to provide instructions for all shares credited to his or her OceanFirst 401(k) Plan or Cape 401(k) Plan account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which voting instructions were timely received.

The deadline for returning your voting instructions is November 15, 2016.

Q: Can I attend the meeting and vote my shares in person?

A: Yes. All stockholders of OceanFirst and Ocean Shore, including stockholders of record and stockholders who hold their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of OceanFirst and Ocean Shore common stock can vote in person at the OceanFirst special meeting and Ocean Shore special meeting, respectively. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at your meeting. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. OceanFirst and Ocean Shore reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meetings is prohibited without OceanFirst’s or Ocean Shore’s express written consent, respectively.

Q: Can I change my vote?

A: OceanFirst stockholders: Yes. If you are a holder of record of OceanFirst common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to OceanFirst’s corporate secretary or (iii) attending the OceanFirst special meeting in person, notifying the corporate secretary and voting by ballot at the OceanFirst special meeting. Attendance at the OceanFirst special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by OceanFirst after the vote will not affect the vote. OceanFirst’s corporate secretary’s mailing address is: Corporate Secretary, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08753.

Ocean Shore stockholders: Yes. If you are a holder of record of Ocean Shore common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy with a later date, (ii) delivering a written revocation letter to Ocean Shore’s corporate secretary, (iii) attending the Ocean Shore special meeting in person, notifying the corporate secretary and voting by ballot at the Ocean Shore special meeting or (iv) voting through the Internet at a later time. Attendance at the Ocean Shore special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Ocean Shore after the vote will not affect the vote. Ocean Shore’s corporate secretary’s mailing address is: Corporate Secretary, Ocean Shore Holding Co., 1001 Asbury Ave., Ocean City, New Jersey 08226.

If you hold your shares of OceanFirst common stock or Ocean Shore common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q: Will OceanFirst be required to submit the OceanFirst share issuance proposal to its stockholders even if the OceanFirst board has withdrawn, modified or qualified its recommendation?

A: Yes. Unless the merger agreement is terminated before the OceanFirst special meeting, OceanFirst is required to submit the OceanFirst share issuance proposal to its stockholders even if the OceanFirst board has withdrawn, modified or qualified its recommendation.

Q: Will Ocean Shore be required to submit the Ocean Shore merger proposal to its stockholders even if the Ocean Shore board has withdrawn, modified or qualified its recommendation?

A: Yes. Unless the merger agreement is terminated before the Ocean Shore special meeting, Ocean Shore is required to submit the Ocean Shore merger proposal to its stockholders even if the Ocean Shore board has withdrawn, modified or qualified its recommendation.

Q: What are the U.S. federal income tax consequences of the integrated mergers to Ocean Shore stockholders?

A: The obligations of Ocean Shore and OceanFirst to complete the integrated mergers are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt by each of Ocean Shore and OceanFirst of the opinion of its counsel to the effect that the integrated mergers together will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Assuming that the integrated mergers qualify as a reorganization, Ocean Shore stockholders generally will recognize gain (but not loss) in an amount not to exceed the cash portion of the merger consideration for U.S. federal income tax purposes.

You should read the section of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 113 for a more complete discussion of the U.S. federal income tax consequences of the integrated mergers. Tax matters can be complicated and the tax consequences of the integrated mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the integrated mergers to you.

Q: Are Ocean Shore stockholders entitled to dissenters’ rights?

A: No. Ocean Shore stockholders are not entitled to exercise dissenters’ rights in connection with the Transactions. For further information, see “The Transactions — No Dissenters’ Rights” beginning on page 92.

Q: If I am an Ocean Shore stockholder, should I send in my Ocean Shore stock certificates now?

A: No. Please do not send in your Ocean Shore stock certificates with your proxy. Promptly following the completion of the first-step merger, an exchange agent will send you instructions for exchanging Ocean Shore stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 97.

Q: What should I do if I hold my shares of Ocean Shore common stock in book-entry form?

A: You are not required to take any special additional actions if your shares of Ocean Shore common stock are held in book-entry form. Promptly following the completion of the first-step merger, shares of Ocean Shore common stock held in book-entry form automatically will be exchanged for shares of OceanFirst common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q: Whom may I contact if I cannot locate my Ocean Shore stock certificate(s)?

A: If you are unable to locate your original Ocean Shore stock certificate(s), you should contact ComputerShare Investor, Ocean Shore’s transfer agent, at (800) 368-5948.

Q: What should I do if I receive more than one set of voting materials?

A: OceanFirst stockholders and Ocean Shore stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of OceanFirst and/or Ocean Shore common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of OceanFirst common stock or Ocean Shore common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both OceanFirst common stock and Ocean Shore common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of OceanFirst common stock and/or Ocean Shore common stock that you own.

Q: When do you expect to complete the Transactions?

A: OceanFirst and Ocean Shore currently expect to complete the Transactions late in the fourth quarter of 2016 or early in the first quarter of 2017. However, neither OceanFirst nor Ocean Shore can assure you of when, or if, the Transactions will be completed. The completion of the integrated mergers is subject to the fulfillment of customary closing conditions, including the approval by the OceanFirst stockholders of the OceanFirst share issuance proposal, the approval by the Ocean Shore stockholders of the Ocean Shore merger proposal and the receipt of necessary regulatory approvals.

Q: What happens if the first-step merger is not completed?

A: If the first-step merger is not completed, Ocean Shore stockholders will not receive any consideration for their shares in connection with the first-step merger. Instead, Ocean Shore will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”). In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by either OceanFirst or Ocean Shore. For a more detailed discussion of the circumstances under which such payments will be required to be paid, please see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 110.

Q: Whom should I call with questions?

A: OceanFirst stockholders: If you have any questions concerning the Transactions or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of OceanFirst common stock, please contact Investor Relations at (732) 240-4500 or OceanFirst’s proxy solicitor, Georgeson LLC, at (866) 296-5716.

Ocean Shore stockholders: If you have any questions concerning the Transactions or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Ocean Shore common stock, please contact Ocean Shore’s proxy solicitor, Regan & Associates, Inc, at (800) 737-3246.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the Transactions. See “Where You Can Find More Information” beginning on page 140. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

In the First-Step Merger, Ocean Shore Stockholders will be Entitled to Receive the Merger Consideration (page 95)

OceanFirst and Ocean Shore are proposing a strategic merger. If the first-step merger is completed, each outstanding share of Ocean Shore common stock, except for certain shares of Ocean Shore common stock owned by Ocean Shore or OceanFirst, will be converted into the right to receive $4.35 in cash, without interest, and 0.9667 shares of OceanFirst. OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. Ocean Shore stockholders who would otherwise be entitled to receive a fraction of a share of OceanFirst common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the average closing-sale price per share of OceanFirst common stock on the NASDAQ (as reported by The Wall Street Journal) for the five full trading days ending on the day preceding the day on which the first-step merger is completed.

OceanFirst common stock is listed on the NASDAQ under the symbol “OCFC” and Ocean Shore common stock is listed on the NASDAQ under the symbol “OSHC.” The following table shows the closing sale prices of OceanFirst common stock and Ocean Shore common stock as reported on the NASDAQ on July 12, 2016, the last full trading day before the public announcement of the Transactions, and on October 14, 2016 the latest practicable trading day before the printing of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Ocean Shore common stock, which was calculated by first multiplying the closing price of OceanFirst common stock on those dates by the exchange ratio of 0.9667, and then adding $4.35, representing the per share cash consideration.

	OceanFirst Common Stock	Ocean Shore Common Stock	Implied Value of Merger Consideration
July 12, 2016	$18.74	$16.96	$22.47
October 14, 2016	$19.16	$22.55	$22.87

The merger agreement governs the integrated mergers. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the integrated mergers are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the integrated mergers.

The OceanFirst Board Unanimously Recommends that OceanFirst Stockholders Vote “FOR” the OceanFirst Share Issuance Proposal and the OceanFirst Adjournment Proposal Presented at the OceanFirst Special Meeting (page 41)

The OceanFirst board has unanimously approved the merger agreement. The OceanFirst board unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal presented at the OceanFirst special meeting. For the factors considered by the

OceanFirst board in reaching its decision to approve the merger agreement, see the section of this joint proxy statement/prospectus entitled “The Transactions — OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board” beginning on page 73.

The Ocean Shore Board Unanimously Recommends that Ocean Shore Stockholders Vote “FOR” the Ocean Shore Merger Proposal and the Other Proposals Presented at the Ocean Shore Special Meeting (page 35)

The Ocean Shore board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the first-step merger, are advisable and in the best interests of Ocean Shore and its stockholders and has unanimously approved the merger agreement. The Ocean Shore board unanimously recommends that Ocean Shore stockholders vote “FOR” the Ocean Shore merger proposal and “FOR” the other proposals presented at the Ocean Shore special meeting. For the factors considered by the Ocean Shore board in reaching its decision to approve the merger agreement, see the section of this joint proxy statement/prospectus entitled “The Transactions — Ocean Shore’s Reasons for the Transactions; Recommendation of the Ocean Shore Board” beginning on page 54.

Each of Ocean Shore’s directors, solely in his or her capacity as an Ocean Shore stockholder, has entered into a separate voting agreement with OceanFirst, pursuant to which each such director has agreed to vote in favor of the Ocean Shore merger proposal and certain related matters and against alternative transactions. A form of these voting agreements is attached to this joint proxy statement/prospectus as Annex B. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Ocean Shore Voting Agreements” beginning on page 111.

Opinion of Ocean Shore’s Financial Advisor (page 57 and Annex C)

On July 12, 2016, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) rendered its written opinion to the Ocean Shore board that as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitation set forth in the opinion, the merger consideration in the first-step merger was fair, from a financial point of view, to Ocean Shore stockholders. The full text of the Sandler O’Neill written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. Ocean Shore stockholders are urged to read the opinion in its entirety. Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, the date of Sandler O’Neill’s opinion. The Sandler O’Neill written opinion is addressed to the Ocean Shore board, is directed only to the fairness of the merger consideration to Ocean Shore’s stockholders from a financial point of view, and does not constitute a recommendation as to how any Ocean Shore stockholder should vote with respect to the Ocean Shore merger proposal, the Ocean Shore merger-related compensation proposal, or any other proposals presented at the Ocean Shore special meeting.

Opinion of OceanFirst’s Financial Advisor (page 75 and Annex D)

On July 12, 2016, Piper Jaffray & Co. (which we refer to as “Piper”) rendered its written opinion to the OceanFirst board that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to OceanFirst. The full text of the Piper written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. OceanFirst stockholders are urged to read the opinion in its entirety. Piper’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Piper as of, the date of Piper’s opinion. The Piper written opinion is addressed to the OceanFirst board, is directed only to the merger consideration, and does not constitute a recommendation as to how any holder of OceanFirst common stock should vote with respect to the OceanFirst share issuance proposal or any other matter.

What Holders of Ocean Shore Equity-Based Awards will be Entitled to Receive (page 85)

The Ocean Shore equity awards will be affected as follows:

Restricted Stock Awards: At the effective time, each restricted stock award granted by Ocean Shore will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of Ocean Shore common stock held by such holder.

Stock Options: Also at the effective time, all outstanding and unexercised options to purchase Ocean Shore common stock will fully vest and will convert into options to purchase a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Ocean Shore common stock subject to such Ocean Shore stock option immediately prior to the effective time by (ii) 1.2084; and the exercise price per share of the new option will be equal to the quotient obtained by dividing (a) the per share exercise price for the shares of Ocean Shore common stock subject to such Ocean Shore option by (b) 1.2084 (rounded up to the nearest whole cent).

OceanFirst Will Hold the OceanFirst Special Meeting on November 22, 2016 (page 41)

The OceanFirst special meeting will be held on November 22, 2016, at 5:30 p.m. local time, at 975 Hooper Avenue, Toms River, New Jersey 08753. At the OceanFirst special meeting, OceanFirst stockholders will be asked to approve the OceanFirst share issuance proposal and approve the OceanFirst adjournment proposal.

Only holders of record of OceanFirst common stock at the close of business on September 27, 2016 (which we refer to as the “OceanFirst record date”), will be entitled to notice of, and to vote at, the OceanFirst special meeting. Subject to the ten percent voting limitation set forth in OceanFirst’s certificate of incorporation, each share of OceanFirst common stock is entitled to one vote on each proposal to be considered at the OceanFirst special meeting. As of the OceanFirst record date, there were 25,850,956 shares of OceanFirst common stock entitled to vote at the OceanFirst special meeting.

As of the OceanFirst record date, the directors and executive officers of OceanFirst and their affiliates beneficially owned and were entitled to vote approximately 1,097,243 shares of OceanFirst common stock representing approximately 4.2% of the shares of OceanFirst common stock outstanding on that date.

Approval of the OceanFirst share issuance requires the affirmative vote of a majority of the total votes cast by the OceanFirst stockholders at the OceanFirst special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting or fail to instruct your bank or broker how to vote with respect to the OceanFirst share issuance proposal, it will have no effect on the OceanFirst share issuance proposal.

The OceanFirst adjournment proposal will be approved if a majority of the votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting or fail to instruct your bank or broker how to vote with respect to the OceanFirst adjournment proposal, it will have no effect on the OceanFirst adjournment proposal.

Ocean Shore Will Hold the Ocean Shore Special Meeting on November 22, 2016 (page 35)

The Ocean Shore special meeting will be held on November 22, 2016, at 8:30 a.m. local time, at The Flanders Hotel, 719 East 11th Street, Ocean City, NJ 08226. At the Ocean Shore special meeting, Ocean Shore stockholders will be asked to approve the Ocean Shore merger proposal, the Ocean Shore merger-related compensation proposal and the Ocean Shore adjournment proposal.

Only holders of record of Ocean Shore common stock at the close of business on September 23, 2016 (which we refer to as the “Ocean Shore record date”), will be entitled to notice of, and to vote at, the Ocean Shore special meeting. Subject to the ten percent voting limitation set forth in Ocean Shore’s certificate of incorporation, each share of Ocean Shore common stock is entitled to one vote on each proposal to be considered at the Ocean Shore special meeting. As of the Ocean Shore record date, there were 6,511,006 shares of Ocean Shore common stock entitled to vote at the Ocean Shore special meeting.

As of the Ocean Shore record date, the directors and executive officers of Ocean Shore and their affiliates beneficially owned and were entitled to vote approximately 609,013 shares of Ocean Shore common stock representing approximately 9.4% of the shares of Ocean Shore common stock outstanding on that date.

Each of Ocean Shore’s directors, solely in his or her capacity as an Ocean Shore stockholder, has entered into a separate voting agreement with OceanFirst, pursuant to which each such Ocean Shore director has agreed to vote in favor of the Ocean Shore merger proposal.

Under New Jersey law and Ocean Shore’s organizational documents, approval of the Ocean Shore merger proposal requires the affirmative vote of a majority of the votes cast by Ocean Shore stockholders entitled to vote at the Ocean Shore special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Ocean Shore special meeting, or fail to instruct your bank or broker how to vote with respect to the Ocean Shore merger proposal, it will have no effect on the Ocean Shore merger proposal.

The Ocean Shore merger-related compensation proposal and the Ocean Shore adjournment proposal will each be approved if a majority of the votes cast on each such proposal at the Ocean Shore special meeting are voted in favor of each such proposal at the Ocean Shore special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Ocean Shore special meeting or fail to instruct your bank or broker how to vote with respect to either such proposal, it will have no effect on the Ocean Shore merger-related compensation proposal or the Ocean Shore adjournment proposal.

U.S. Federal Income Tax Consequences of the Integrated Mergers (page 113)

The obligations of Ocean Shore and OceanFirst to complete the integrated mergers are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt by each of Ocean Shore and OceanFirst of the opinion of its counsel to the effect that the integrated mergers together will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the integrated mergers qualify as a reorganization, Ocean Shore stockholders generally will recognize gain (but not loss) in an amount not to exceed the cash portion of the merger consideration for U.S. federal income tax purposes.

You should read the section of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 113 for a more complete discussion of the U.S. federal income tax consequences of the integrated mergers. Tax matters can be complicated and the tax consequences of the integrated mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the integrated mergers to you.

Ocean Shore’s Directors and Officers Have Financial Interests in the Transactions that Differ from Your Interests (page 85)

In considering the recommendation of the Ocean Shore board to adopt the merger agreement, Ocean Shore stockholders should be aware that officers and directors of Ocean Shore have employment and other compensation agreements or plans that give them interests in the Transactions that are different from, or in addition to, their interests as Ocean Shore stockholders. The Ocean Shore board was aware of these circumstances at the time it approved the merger agreement. These interests include:

•	The awards of stock options that Ocean Shore has made to certain executive officers and directors under its equity incentive plan. As a result of the first-step merger, each stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to closing will fully vest and be converted into an option to acquire a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Ocean Shore common stock subject to such Ocean Shore option immediately prior to the effective time by (ii) 1.2084; and the exercise per share of the new option (rounded up to the nearest whole cent) will be equal to the quotient obtained by dividing (i) the per share exercise price for the shares of Ocean Shore common stock subject to such Ocean Shore stock option by (ii) 1.2084;

•	The awards of restricted stock that Ocean Shore has made to certain of its executive officers and directors under its equity incentive plans. As a result of the first-step merger, each restricted stock award that is outstanding immediately prior to closing will fully vest and each holder will be entitled to receive the per share merger consideration for each share of Ocean Shore common stock held by such holder;

•	The employment agreement of Steven E. Brady, President and Chief Executive Officer of Ocean Shore, that provides for a cash severance payment and continued health, life and disability insurance coverage benefits in the event of a termination of employment without cause or for good reason within two years following a change in control;

•	Change in control agreements for certain Ocean Shore executive officers, including Janet M. Bossi, Executive Vice President, Lending, Kim M. Davidson, Executive Vice President and Corporate Secretary, Donald F. Morgenweck, Senior Vice President and Chief Financial Officer, Anthony J. Rizzotte, Executive Vice President and Chief Lending Officer and Paul Esposito, Senior Vice President of Operations that provide for cash severance payments and continued health and welfare insurance coverage in the event of a termination of employment without cause or for good reason within one year following a change in control;

•	The supplemental executive retirement plan maintained by Ocean Shore that provides Mr. Brady with a benefit if a change in control occurs;

•	The separation and consulting agreement into which Mr. Brady is anticipated to enter with OceanFirst providing for payments and benefits to be made in full satisfaction of Mr. Brady’s rights under his employment agreement in connection with his termination thereunder following the first-step merger and setting forth the terms of his consulting arrangement with, and his role as a director of, OceanFirst and OceanFirst Bank following the first-step merger;

•	The agreements into which Ms. Bossi and Ms. Davidson are anticipated to enter with OceanFirst providing for certain payments in lieu of the cash severance under their change in control agreements and setting forth their new positions at OceanFirst following the effective time of the first-step merger;

•	The salary continuation agreements that Ocean Shore maintains with Mr. Brady, Ms. Bossi and Ms. Davidson pursuant to which, following a change in control, they will be entitled to the normal retirement benefit under such agreements even if their employment terminates prior to their normal retirement ages;

•	The split dollar life insurance agreements that Ocean Shore maintains with Ms. Bossi and Ms. Davidson that will remain in effect, unless mutually terminated, if Ms. Bossi or Ms. Davidson terminates employment other than for cause following a change in control;

•	The director and executive officer life insurance plan maintained by Ocean Shore that provides executive officers with enhanced death benefits in the event of death following a termination of employment other than for cause within two years following a change in control;

•	That Mr. Brady and two other directors are expected to be appointed as a member of the OceanFirst board and the OceanFirst Bank boards; and

•	OceanFirst’s agreement to create an advisory board consisting of Mr. Brady and each member of the Ocean Shore board who has not been appointed to the OceanFirst board.

Ocean Shore Stockholders Are NOT Entitled to Assert Dissenters’ Rights (page 92)

Under the New Jersey Business Corporation Act (which we refer to as the “NJBCA”), the holders of Ocean Shore common stock will not have any dissenters’ rights with respect to the Transactions. For further information, see “The Transactions — No Dissenters’ Rights” beginning on page 92.

Completion of the Transactions; Conditions That Must Be Fulfilled For The Integrated Mergers To Occur (page 108)

Currently, Ocean Shore and OceanFirst expect to complete the Transactions late in the fourth quarter of 2016 or early in the first quarter of 2017. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the integrated mergers depends on a number of customary closing conditions being satisfied or, where legally permissible, waived. These conditions include:

•	approval of the merger agreement by the Ocean Shore stockholders and approval of the issuance of shares of OceanFirst common stock in connection with the first-step merger by the OceanFirst stockholders;

•	authorization for listing on the NASDAQ of the shares of OceanFirst common stock to be issued in the first-step merger;

•	the receipt of required regulatory approvals, including the approval (or waiver of such approval requirement) of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) and the Office of the Comptroller of the Currency (which we refer to as the “OCC”);

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	the absence of any order, injunction or other legal restraint preventing the completion of the integrated mergers or making the completion of the integrated mergers illegal;

•	subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of OceanFirst and Ocean Shore in the merger agreement;

•	performance in all material respects by each of OceanFirst and Ocean Shore of its obligations under the merger agreement; and

•	receipt by each of OceanFirst and Ocean Shore of an opinion from its counsel as to certain tax matters.

Neither Ocean Shore nor OceanFirst can be certain when, or if, the conditions to the integrated mergers will be satisfied or waived, or that the integrated mergers will be completed.

Termination of the Merger Agreement (page 109)

The merger agreement can be terminated at any time prior to completion of the first-step merger in the following circumstances:

•	by mutual written consent, if the OceanFirst board and the Ocean Shore board so determine;

•	by the OceanFirst board or the Ocean Shore board if (i) any governmental entity denies any requisite regulatory approval in connection with the Transactions and such denial has become final and nonappealable, or (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the OceanFirst board or the Ocean Shore board if the integrated mergers have not been consummated on or before the one year anniversary of the date of the merger agreement (which we refer to as the “termination date”), unless the failure of the integrated mergers to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the OceanFirst board or the Ocean Shore board (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its obligations or any of its representations and warranties set forth in the merger agreement (or any such representation or warranty ceases to be true) which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within 45 days following written notice to the party committing such breach, or such breach cannot be cured during such period;

•	by the Ocean Shore board, prior to the time that the OceanFirst share issuance proposal is approved, if the OceanFirst board (i) fails to recommend in this joint proxy statement/prospectus that the OceanFirst stockholders approve the OceanFirst share issuance, or takes certain adverse actions with respect to such recommendation, or (ii) breaches certain obligations, including with respect to calling a meeting of its stockholders and recommending that they approve the OceanFirst share issuance, in any material respect;

•	by the OceanFirst board, prior to the time that the Ocean Shore merger proposal is approved, if the Ocean Shore board (i) fails to recommend in this joint proxy statement/prospectus that the Ocean Shore stockholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of a tender offer or exchange offer for outstanding Ocean Shore common stock that has been publicly disclosed (other than by OceanFirst or an affiliate of OceanFirst) within ten business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an acquisition proposal, or (iv) breaches certain obligations, including with respect to acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect; or

•	by Ocean Shore, if the market value of OceanFirst common stock on the determination date is less than $14.46 and OceanFirst common stock underperforms an index of financial institutions by more than a specified threshold calculated pursuant to a prescribed formula set forth in the merger agreement and described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 109.

Termination Fee (page 110)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals with respect to Ocean Shore, changes in the recommendation of the Ocean Shore board or changes in the recommendation of the OceanFirst board, Ocean Shore or OceanFirst, as applicable, may be required to pay to the other party a termination fee equal to $5.72 million (which we refer to as the “termination fee”). The termination fee could discourage other companies from seeking to acquire or merge with Ocean Shore or OceanFirst.

Regulatory Approvals Required for the Integrated Mergers and the Bank Merger (page 92)

Subject to the terms of the merger agreement, both Ocean Shore and OceanFirst have agreed to cooperate with each other and use their reasonable best efforts to obtain all regulatory approvals or waivers necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals or waivers from, among others, the Federal Reserve Board and the OCC. OceanFirst and Ocean Shore have submitted a waiver request to the Federal Reserve Board on August 26, 2016 (which we refer to as the “FRB waiver request”) and an application to the OCC on August 18, 2016 (which we refer to as the “OCC application”). As of the date of this joint proxy statement/prospectus, the FRB waiver request has been granted, and the OCC application remains outstanding. Although neither Ocean Shore nor OceanFirst knows of any reason why the OCC application should not be approved in a timely manner, Ocean Shore and OceanFirst cannot be certain when, or if, the OCC application will be approved.

The Rights of Ocean Shore Stockholders Will Change as a Result of the First-Step Merger (page 126)

OceanFirst is incorporated under the laws of the State of Delaware and Ocean Shore is incorporated under the laws of the State of New Jersey. Accordingly, Delaware law governs the OceanFirst stockholders and New Jersey law governs the Ocean Shore stockholders. As a result of the first-step merger, Ocean Shore stockholders will become stockholders of OceanFirst. Thus, following the completion of the first-step merger, the rights of Ocean Shore stockholders who become OceanFirst stockholders in the first-step merger will be governed by the corporate law of the State of Delaware and will also then be governed by OceanFirst’s certificate of incorporation and bylaws, rather than by the corporate law of the State of New Jersey and Ocean Shore’s certificate of incorporation and bylaws.

See “Comparison of Stockholders’ Rights” for a description of the material differences in stockholders’ rights under the laws of the State of Delaware, the laws of the State of New Jersey and each of the OceanFirst and Ocean Shore governing documents.

Information About the Companies (page 46)

OceanFirst

OceanFirst is the holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902, is a community bank with $4.0 billion in assets and 50 branches located throughout Central and Southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. OceanFirst’s website is www.oceanfirstonline.com.

OceanFirst common stock is traded on the NASDAQ under the symbol “OCFC.”

OceanFirst’s principal executive office is located at 975 Hooper Avenue, Toms River, New Jersey 08753 and its telephone number at that location is (732) 240-4500. Additional information about OceanFirst and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140.

Merger Sub

Merger Sub is a New Jersey corporation and a wholly-owned subsidiary of OceanFirst. Merger Sub was formed by OceanFirst for the sole purpose of consummating the integrated mergers. See the section of this joint proxy statement/prospectus entitled “Information About Merger Sub” beginning on page 47.

Ocean Shore

Ocean Shore is the holding company for Ocean Shore Bank. Founded in 1887, Ocean Shore Bank operates 11 branch offices throughout Cape May and Atlantic Counties in New Jersey. Ocean Shore Bank places a strong emphasis on obtaining deposits by offering checking account products and services for consumers, businesses, municipalities and local boards of education. Additionally, Ocean Shore Bank provides savings accounts designed to fit any need. Ocean Shore Bank also provides a full menu of residential, consumer and commercial lending options. The goal at Ocean Shore Bank is to develop a strong relationship with customers by continually offering innovative products and services that will fill all their financial needs. Ocean Shore is headquartered in Ocean City, New Jersey. Ocean Shore’s website is www.ochome.com/home.

Ocean Shore common stock is traded on the NASDAQ under the symbol “OSHC.”

Ocean Shore’s principal executive offices are located at 1001 Asbury Avenue, Ocean City, New Jersey 08226 and its telephone number at that location is (609) 399-0012. Additional information about Ocean Shore and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140.

Litigation Related to the Transactions (page 93)

On July 22, 2016, Robert Strougo, a purported Ocean Shore stockholder, filed a putative class action lawsuit in the Superior Court for the State of New Jersey, Cape May County (which we refer to as the “Court”), against Ocean Shore, the members of the Ocean Shore board and OceanFirst on behalf of all Ocean Shore public stockholders. The lawsuit generally alleges that the members of the Ocean Shore board breached their fiduciary duties by approving the merger agreement because the Transactions are procedurally flawed and financially inadequate, certain terms in the merger agreement are preclusive and unfair, and certain members of the Ocean Shore board are conflicted. Plaintiff further alleges that OceanFirst aided and abetted such breaches. The lawsuit seeks to enjoin the merger, as well as unspecified money damages, costs and attorney’s fees and expenses. On September 7, 2016, plaintiff filed an amended complaint bringing disclosure claims alleging that OceanFirst’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part (which we refer to as the “Registration Statement”), omitted certain material information. Although the defendants believe that they have meritorious defenses to the plaintiff’s claims, defendants and plaintiffs agreed to the terms of a settlement on October 10, 2016 whereby additional disclosures were made in the Registration Statement. The terms of the settlement are subject to, among other things, further documentation and Court approval.

On September 8, 2016, Robert Garfield, a purported stockholder of OceanFirst, filed a putative class action in the Superior Court of New Jersey, Ocean County, captioned Garfield v. OceanFirst Financial Corp., et al No. OCN-L-2469-16, against OceanFirst and members of the OceanFirst board on behalf of all public OceanFirst stockholders. The lawsuit generally alleges that the members of the OceanFirst board breached their fiduciary duties by approving the Transactions. The lawsuit further alleges the Transactions are not in the best interests of the OceanFirst stockholders and provide personal benefits to the individual defendants. The lawsuit also alleges that the Registration Statement omitted certain material information. The lawsuit seeks to enjoin the Transactions, as well as unspecified money damages, costs and attorney’s fees and expenses. In furtherance of this action, on October 12, 2016, Robert Garfield filed a motion asking the court (i) to enjoin the consummation of the Transactions pending completion of outstanding discovery requests, (ii) to direct OceanFirst to produce requested documents and be available for depositions and (iii) to set an evidentiary hearing to continue the injunction pending curative disclosures or, alternatively, trial. OceanFirst believes the allegations in the lawsuit are without merit and it intends to vigorously defend against all claims asserted. However, neither OceanFirst nor Ocean Shore can give you any assurance that OceanFirst may not face additional claims related to the Transactions.

Risk Factors (page 27)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 27.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OCEANFIRST

The following table presents selected historical consolidated financial data for OceanFirst as of and for each of the years ended December 31, 2015, 2014, 2013, 2012 and 2011. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of OceanFirst. The following table also presents selected historical consolidated financial data for OceanFirst as of and for each of the six months ended June 30, 2016 and June 30, 2015. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of OceanFirst. You should read this information in conjunction with the historical financial statements of OceanFirst and the related notes, including those contained in OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2015 and in OceanFirst’s Quarterly Report on Form 10-Q for the three months ended June 30, 2016, each of which is incorporated by reference in this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016*	2015**	2015**	2014	2013	2012	2011
(in thousands, except per share data)
Operating Data
Interest income	$56,214	$40,745	$85,863	$79,853	$80,157	$87,615	$95,387
Interest expense	5,641	4,179	9,034	7,505	9,628	14,103	18,060

Net interest income	50,573	36,566	76,829	72,348	70,529	73,512	77,327
Provision for loan losses	1,225	675	1,275	2,630	2,800	7,900	7,750

Net interest income after provision for loan losses	49,348	35,891	75,554	69,718	67,729	65,612	69,577
Non-interest income	8,259	8,157	16,426	18,577	16,458	17,724	14,845
Non-interest expense	36,770	27,896	58,897	57,764	59,244	52,389	52,208
Merger related expenses	8,591	234	1,878	—	—	—	—

Income before income taxes	12,246	15,918	31,205	30,531	24,943	30,947	32,214
Provision for income taxes	4,380	5,523	10,883	10,611	8,613	10,927	11,473

Net income	$7,866	$10,395	$20,322	$19,920	$16,330	$20,020	$20,741

Per Share
Net income, basic	$0.40	$0.63	$1.22	$1.19	$0.96	$1.13	$1.14
Net income, diluted	0.39	0.63	1.21	1.19	0.95	1.12	1.14
Book value	15.89	13.25	13.79	12.91	12.33	12.28	11.61
Tangible book value	13.14	13.25	13.67	12.91	12.33	12.28	11.61
Cash dividends declared	0.26	0.26	0.52	0.49	0.48	0.48	0.48
Weighted-average number of shares outstanding:
Basic	19,694	16,433	16,600	16,687	17,071	17,730	18,191
Diluted	19,996	16,613	16,811	16,767	17,157	17,829	18,240
Number of shares outstanding	25,749	16,723	17,287	16,902	17,387	17,895	18,683

Selected Balance Sheet Data
Total assets	$4,047,493	$2,395,100	$2,593,068	$2,356,714	$2,249,711	$2,269,228	$2,302,094
Investment securities(1)	547,358	463,395	444,693	508,391	553,953	564,457	548,370
Loans receivable, net(2)	3,135,356	1,774,333	1,973,400	1,693,047	1,542,245	1,516,454	1,572,316
Allowance for loan losses	16,678	16,534	16,722	16,317	20,930	20,510	18,230
Deposits	3,206,262	1,761,675	1,916,678	1,720,135	1,746,763	1,719,671	1,706,083
Total borrowings	402,776	394,803	422,757	400,550	270,804	313,291	359,601
Stockholders’ equity	409,258	221,535	238,446	218,259	214,350	219,792	216,849

Selected Performance Ratios
Return on average assets (annualized)(6)	0.50%	0.88%	0.82%	0.86%	0.71%	0.87%	0.91%
Return on average equity (annualized)(6)	5.00	9.35	8.92	9.18	7.51	9.15	9.88
Net interest margin(7)	3.45	3.23	3.28	3.31	3.24	3.37	3.59
Efficiency ratio(3)(6)	77.10	62.90	65.17	63.53	68.11	57.42	56.64
Tangible common equity to tangible assets(4)	8.51	9.25	9.12	9.26	9.53	9.69	9.42

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016*	2015**	2015**	2014	2013	2012	2011
(in thousands, except per share data)

Asset Quality Ratios
Net charge-offs to average loans (annualized)(10)	0.11%	0.05%	0.05%	0.45%	0.16%	0.36%	0.57%
Allowance for loan losses to total loans receivable(8)(9)(10)	0.53	0.92	0.84	0.95	1.33	1.32	1.15
Nonperforming loans to total loans receivable(8)(9)(10)	0.48	1.16	0.91	1.06	2.88	2.80	2.77
Nonperforming assets to total assets(9)(10)	0.62	1.01	1.05	0.97	2.21	2.05	2.00

Capital Ratios (Bank)
Total risk-based capital	11.76%	13.73%	13.65%	15.08%	15.97%	16.11%	16.40%
Tier I risk-based capital	11.18	12.76	12.72	14.05	14.72	14.86	15.42
Common equity Tier I(5)	11.18	12.76	12.72	—	—	—	—
Tier I leverage	9.45	9.12	8.91	9.46	9.66	9.49	9.41

*	OceanFirst closed the Cape acquisition on May 2, 2016.
**	OceanFirst closed its merger with Colonial American Bank on July 31, 2015.
(1)	Investment securities include available-for-sale and held-to-maturity securities and Federal Home Loan Bank stock.
(2)	Loans receivable, net, includes loans held for sale and is net of undisbursed loan funds, net deferred origination costs and the allowance for loan losses.
(3)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Tangible common equity to tangible assets is total stockholders’ equity less goodwill and other intangible assets divided by total assets less goodwill and other intangible assets.
(5)	OceanFirst Bank became subject to new Basel III regulatory capital ratios in 2015. The common equity Tier I ratio was not reported in prior years.
(6)	Performance ratios for the six months ended June 30, 2016 include merger related expenses of $8.6 million with an after-tax cost of $6.2 million. Performance ratios for the six months ended June 30,2015 include merger related expenses of $234,000 with an after-tax cost of $188,000. Performance ratios for the year ended December 31, 2015 include merger related expenses of $1.9 million with an after tax cost of $1.3 million. Performance ratios for 2013 include non-recurring expenses relating to the payment of Federal Home Loan Bank advances of $4.3 million and the consolidation of two branches into newer, in-market facilities, at a cost of $579,000. The total after tax cost was $3.1 million. Performance ratios for 2012 include an additional loan loss provision of $1.8 million relating to the superstorm Sandy and $687,000 in net severance expense. The total after tax cost was $1.6 million.
(7)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(8)	Total loans receivable includes loans receivable and loans held-for-sale.
(9)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is OceanFirst’s policy to cease accruing interest on all such loans and to reverse previously accrued interest.
(10)	During the fourth quarter of 2011, OceanFirst modified its charge-off policy on problem loans secured by real estate so that losses are charged off in the period the loans are deemed uncollectible rather than when the foreclosure process is completed. The change in the charge-off policy resulted in additional charge-offs in the fourth quarter of 2011 of $5.7 million.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OCEAN SHORE

The following table presents selected historical consolidated financial data for Ocean Shore as of and for each of the years ended December 31, 2015, 2014, 2013, 2012 and 2011. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Ocean Shore. The following table also presents selected historical consolidated financial data for Ocean Shore as of and for each of the six months ended June 30, 2016 and June 30, 2015. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Ocean Shore. You should read this information in conjunction with the historical financial statements of Ocean Shore and the related notes, including those contained in Ocean Shore’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Ocean Shore’s Quarterly Report on Form 10-Q for the three months ended June 30, 2016, each of which is incorporated by reference in this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
(in thousands, except per share data)
Operating Data
Interest and dividend income	$17,673	$17,551	$35,150	$35,367	$34,972	$36,851	$38,087
Interest expense	3,026	3,403	6,696	7,566	8,512	10,217	12,186

Net interest income	14,647	14,148	28,454	27,801	26,460	26,634	25,901
Provision for loan losses	313	331	689	462	757	893	473

Net interest income after provision for loan losses	14,334	13,817	27,765	27,339	25,703	25,741	25,428
Other income	2,075	2,182	4,390	4,246	4,463	4,003	3,538
Other expense	11,078	10,814	21,888	21,765	21,972	21,563	20,376

Income before income taxes	5,331	5,185	10,267	9,820	8,194	8,181	8,590
Provision for income taxes	1,799	1,733	3,399	3,522	2,845	3,180	3,532

Net income	$3,532	$3,452	$6,868	$6,298	$5,349	$5,001	$5,058

Per Share Data
Earnings per share, basic	$0.58	$0.58	$1.14	$1.00	$0.82	$0.75	$0.75
Earnings per share, diluted	0.57	0.57	1.12	0.98	0.81	0.74	0.74
Dividends per share	0.12	0.12	0.24	0.24	0.24	0.24	0.24
Dividend payout ratio	21.8%	21.0%	22.0%	25.7%	31.2%	34.5%	34.6%
Weighted average shares—basic	6,134	5,953	6,015	6,226	6,521	6,653	6,748
Weighted average shares—diluted	6,242	6,063	6,124	6,401	6,607	6,715	6,832

Selected Financial Condition Data
Total assets	$1,042,835	$1,019,031	$1,043,379	$1,024,754	$1,020,048	$1,045,488	$994,730
Investment securities	107,631	115,564	112,992	111,317	128,701	116,774	52,732
Loans receivable, net	791,219	780,789	783,948	774,017	744,802	703,898	727,626
Deposits	806,701	779,859	812,033	787,078	780,647	801,765	752,455
Borrowings	105,000	117,217	105,000	117,217	120,309	125,464	125,464
Total equity	115,651	106,884	111,789	105,811	106,223	104,728	104,680

Performance Ratios
Return on average assets	0.67%	0.67%	0.65%	0.61%	0.51%	0.48%	0.54%
Return on average equity	6.19	6.46	6.31	5.89	5.02	4.73	4.90
Interest rate spread(1)	3.11	3.01	3.04	3.08	3.10	3.43	3.54
Net interest margin(2)	3.26	3.18	3.19	3.15	3.12	3.37	3.51
Noninterest expense to average assets	2.10	2.09	2.08	2.10	2.09	2.08	2.18
Efficiency ratio(3)	66.25	66.22	66.64	67.91	71.05	70.38	69.21
Average interest-earning assets to average interest-bearing liabilities	121.84	121.84	120.67	107.76	102.41	95.18	98.17
Average equity to average assets	10.79	10.32	10.34	10.32	10.16	10.20	11.03

Capital Ratios(4)
Tier 1 leverage capital	9.55%	9.89%	9.30%	9.78%	9.96%	9.62%	9.72%
Common equity Tier 1 risk-based capital	18.40	19.09	17.94	—	—	—	—
Tier 1 risk-based capital	18.40	19.09	17.94	18.73	19.05	19.92	19.40
Total risk-based capital	18.99	19.73	18.52	19.24	19.77	20.63	18.75

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
(in thousands, except per share data)
Asset Quality Ratios
Allowance for loan losses as a percent of total loans	0.41%	0.43%	0.41%	0.49%	0.56%	0.57%	0.52%
Allowance for loan losses as a percent of nonperforming loans	78.8	53.1	56.3	60.0	82.8	69.5	58.0
Non-performing loans as a percent of total loans	0.52	0.82	0.72	0.81	0.68	0.82	0.89
Non-performing assets as a percent of total assets	0.55	0.74	0.72	0.68	0.55	0.64	0.66

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(4)	Ratios are for Ocean City Home Bank. Common equity Tier 1 risk-based capital was introduced in 2015.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial data about the financial condition and results of operations of OceanFirst giving effect to (a) the Transactions and (b) the Cape acquisition (we refer to (a) and (b) collectively as the “OceanFirst business combinations”).

With respect to the Transactions, the selected unaudited pro forma condensed combined financial information assumes that the Transactions will be accounted for under the acquisition method of accounting with OceanFirst treated as the acquirer. Under the acquisition method of accounting, the identifiable assets and identifiable liabilities of Ocean Shore, as of the effective date of the Transactions, will be recorded by OceanFirst at their respective estimated fair values and the excess of the merger consideration over the estimated fair value of Ocean Shore’s net identifiable assets will be allocated to goodwill.

The pro forma financial condition data set forth in the table below assumes that the Transactions became effective on June 30, 2016. The accompanying unaudited pro forma condensed combined income statements for the periods ending December 31, 2015 and June 30, 2016 present the pro forma results of operations of OceanFirst giving effect to each of the OceanFirst business combinations (with separate columns to present the pro forma effect of the Transactions and the Cape acquisition) assuming that each OceanFirst business combination became effective on January 1, 2015.

The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The selected unaudited pro forma condensed combined financial data also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined financial information included under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118, the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Transactions are completed. Additionally, the adjustments made in the unaudited pro forma condensed financial information, which are described in those notes, are preliminary and may be revised.

As of June 30, 2016
Pro Forma Condensed Consolidated Combined Statement of Financial Condition Data
(Dollars in thousands)
Securities and Federal Home Loan Bank Stock	$660,919
Loans, net of allowance for loan losses	3,929,231
Total assets	5,102,739
Deposits	4,013,938
Borrowings	515,223
Stockholders’ equity	528,898

	Six months ended June 30, 2016	Year Ended December 31, 2015
Pro Forma Condensed Consolidated Combined Statement of Income Data
(Dollars in thousands, except per share data)
Net interest income	$83,165	$156,615
Provision for loan losses	2,754	4,639
Non-interest income	12,564	33,292
Non-interest expense	62,944	123,479
Net income before income taxes	30,031	61,789
Net income	18,257	42,285

Pro Forma Condensed Consolidated Combined Per Share Data
Net income per share — basic	$0.54	$1.39
Net income per share — diluted	0.53	1.37

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for OceanFirst and Ocean Shore is historical, unaudited pro forma combined and pro forma equivalent per share financial data. The information presented below should be read together with the historical consolidated financial statements of OceanFirst and Ocean Shore, including the related notes, filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma combined and pro forma equivalent per share information gives effect to the Transactions as if they had been effective on June 30, 2016 in the case of the book value data, and as if the Transactions had been effective as of the beginning of the periods presented in the case of the earnings per share and the cash dividends data. The unaudited pro forma earnings per share data and dividend data combines the historical results of Ocean Shore into OceanFirst’s consolidated statement of income. While certain adjustments to the book value data were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place as of the beginning of the period presented. In addition, the unaudited pro forma data includes adjustments that are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Transactions or consider any potential impacts of current market conditions or the Transactions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	OceanFirst Historical	Ocean Shore	Pro Forma Combined(1)	Per Equivalent Ocean Shore Share
Book value per share:
At June 30, 2016	$15.89	$18.03	$16.55	$16.00
At December 31, 2015	$13.79	$17.46	$16.28	$15.74

Cash dividends declared per share:
Six months ended June 30, 2016	$0.26	$0.12	$0.26	$0.25
Year ended December 31, 2015	$0.52	$0.24	$0.52	$0.50

Basic earnings per share:
Six months ended June 30, 2016	$0.40	$0.58	$0.54	$0.52
Year ended December 31, 2015	$1.22	$1.14	$1.39	$1.34

Diluted earnings per share:
Six months ended June 30, 2016	$0.39	$0.57	$0.53	$0.51
Year ended December 31, 2015	$1.21	$1.12	$1.37	$1.32

(1)	Pro forma dividends per share represent OceanFirst’s historical dividends per share.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34 you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140.

Because the market price of OceanFirst common stock may fluctuate, Ocean Shore stockholders cannot be certain of the precise value of the stock portion of the merger consideration they will be entitled to receive.

At the time the first-step merger is completed, each issued and outstanding share of Ocean Shore common stock, except for certain specified shares owned by OceanFirst or Ocean Shore, will be converted into the right to receive $4.35 in cash, without interest, and 0.9667 shares of OceanFirst common stock, together with cash in lieu of fractional shares. There will be a lapse of time between each of the date of this joint proxy statement/prospectus, the date of the OceanFirst special meeting, the date of the Ocean Shore special meeting and the date on which Ocean Shore stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of OceanFirst common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in OceanFirst’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of OceanFirst and Ocean Shore. Consequently, at the time Ocean Shore stockholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of OceanFirst common stock they may receive when the first-step merger is completed. Although the value of the cash portion of the merger consideration is fixed at $4.35 per share of Ocean Shore common stock, the value of the portion of the merger consideration that is represented by shares of OceanFirst common stock will depend on the market value of shares of OceanFirst common stock on the date the merger consideration is received. This value will not be known at the time of the Ocean Shore special meeting and may be more or less than the current price of OceanFirst common stock or the price of OceanFirst common stock at the time of the Ocean Shore special meeting.

The market price of OceanFirst common stock after the first-step merger is completed may be affected by factors different from those affecting the market price of Ocean Shore or OceanFirst common stock currently.

Upon completion of the first-step merger, Ocean Shore stockholders will become OceanFirst stockholders. OceanFirst’s business differs in important respects from that of Ocean Shore, and, accordingly, the results of operations of the combined company and the market price of OceanFirst common stock after the completion of the first-step merger may be affected by factors different from those currently affecting the independent results of operations of each of OceanFirst and Ocean Shore. For a discussion of the businesses of OceanFirst and Ocean Shore and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 140.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Transactions.

Before the Transactions can be completed, OceanFirst and Ocean Shore must obtain approvals or waivers from the Federal Reserve Board and the OCC. As of the date of this joint proxy statement/prospectus, the FRB waiver request has been granted. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers and consents the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section of this joint proxy statement/prospectus entitled “The Transactions —Regulatory Approvals Required for the Completion of the Transactions” beginning on page 92. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the Transactions or require changes to the terms of the Transactions. Such conditions or changes could have the effect of delaying or preventing completion of the Transactions or imposing additional costs on or limiting the revenues of the combined company following the completion of the Transactions, any of which might have an adverse effect on the combined company following the completion of the Transactions. However, under the terms of the merger agreement, in connection with obtaining such regulatory approvals or waivers, neither party is required to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Ocean Shore) on any of OceanFirst, Ocean Shore or the surviving corporation, after giving effect to the integrated mergers (which we refer to as a “materially burdensome regulatory condition”). For more information, see the section of this joint proxy statement/prospectus entitled “The Transactions — Regulatory Approvals Required for the Transactions” beginning on page 92.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Transactions may not be realized.

OceanFirst and Ocean Shore have operated and, until the completion of the Transactions, will continue to operate, independently. The success of the Transactions, including anticipated benefits and cost savings, will depend, in part, on OceanFirst’s ability to successfully combine and integrate the businesses of OceanFirst and Ocean Shore in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the Transactions. The loss of key employees could adversely affect OceanFirst’s ability to successfully conduct its business, which could have an adverse effect on OceanFirst’s financial results and the value of its common stock. If OceanFirst experiences difficulties with the integration process, the anticipated benefits of the Transactions may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause OceanFirst and/or Ocean Shore to lose customers or cause customers to remove their accounts from OceanFirst and/or Ocean Shore and move their business to competing financial institutions. Integration efforts between the two companies, as well as OceanFirst’s ongoing integration efforts relating to the Cape acquisition, will also divert management attention and resources. These integration matters could have an adverse effect on each of Ocean Shore and OceanFirst during this transition period and for an undetermined period after completion of the Transaction on the combined company. In addition, the actual cost savings of the Transactions could be less than anticipated.

The unaudited pro forma condensed combined financial statements included in this document are preliminary. The actual financial condition and results of operations of OceanFirst after the completion of the Transactions may differ materially.

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what OceanFirst’s actual financial condition or results of operations would have been had the Transactions been completed on the dates indicated. In addition, the unaudited pro forma income statements for the year ended December 31, 2015 and the six month period ended June 30, 2016 are not necessarily indicative of what OceanFirst’s actual results of operations would have been had the Cape acquisition been completed as of January 1, 2015 and January 1, 2016, respectively. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the Transactions (and, in the case of the pro forma income statements, the effect of the Cape acquisition) had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates, to record the Ocean Shore identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized.

The purchase price allocation for the first-step merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of Ocean Shore as of the date of the completion of the Transactions. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118.

Certain of Ocean Shore’s directors and executive officers have interests in the Transactions that may differ from the interests of the Ocean Shore stockholders.

The Ocean Shore stockholders should be aware that some of Ocean Shore’s directors and executive officers have interests in the Transactions and have arrangements that are different from, or in addition to, those of Ocean Shore stockholders generally. The Ocean Shore board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Ocean Shore stockholders vote in favor of the Ocean Shore merger proposal and certain related matters and against alternative transactions.

The material interests considered by the Ocean Shore board were as follows:

•	The awards of stock options that Ocean Shore has made to certain executive officers and directors under its equity incentive plan. As a result of the first-step merger, each stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to closing will fully vest and be converted into an option to acquire a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Ocean Shore common stock subject to such Ocean Shore option immediately prior to the effective time by (ii) 1.2084; and the exercise per share of the new option (rounded up to the nearest whole cent) will be equal to the quotient obtained by dividing (i) the per share exercise price for the shares of Ocean Shore common stock subject to such Ocean Shore stock option by (ii) 1.2084;

•	The awards of restricted stock that Ocean Shore has made to certain of its executive officers and directors under its equity incentive plans. As a result of the first-step merger, each restricted stock award that is outstanding immediately prior to closing will fully vest and each holder will be entitled to receive the per share merger consideration for each share of Ocean Shore common stock held by such holder;

•	The employment agreement of Steven E. Brady, President and Chief Executive Officer of Ocean Shore, that provides for a cash severance payment and continued health, life and disability insurance coverage benefits in the event of a termination of employment without cause or for good reason within two years following a change in control;

•	Change in control agreements for certain Ocean Shore executive officers, including Janet M. Bossi, Executive Vice President, Lending, Kim M. Davidson, Executive Vice President and Corporate Secretary, Donald F. Morgenweck, Senior Vice President and Chief Financial Officer, Anthony J. Rizzotte, Executive Vice President and Chief Lending Officer and Paul Esposito, Senior Vice President of Operations that provide for cash severance payments and continued health and welfare insurance coverage in the event of a termination of employment without cause or for good reason within one year following a change in control;

•	The supplemental executive retirement plan maintained by Ocean Shore that provides Mr. Brady with a benefit if a change in control occurs;

•	The separation and consulting agreement into which Mr. Brady is anticipated to enter with OceanFirst providing for payments and benefits to be made in full satisfaction of Mr. Brady’s rights under his employment agreement in connection with his termination thereunder following the first-step merger and setting forth the terms of his consulting arrangement with, and his role as a director of, OceanFirst and OceanFirst Bank following the first-step merger;

•	The agreements into which Ms. Bossi and Ms. Davidson are anticipated to enter with OceanFirst providing for certain payments in lieu of the cash severance under their change in control agreements and setting forth their new positions at OceanFirst following the effective time of the first-step merger;

•	The salary continuation agreements that Ocean Shore maintains with Mr. Brady, Ms. Bossi and Ms. Davidson pursuant to which, following a change in control, they will be entitled to the normal retirement benefit under such agreements even if their employment terminates prior to their normal retirement ages;

•	The split dollar life insurance agreements that Ocean Shore maintains with Ms. Bossi and Ms. Davidson that will remain in effect, unless mutually terminated, if Ms. Bossi or Ms. Davidson terminates employment other than for cause following a change in control;

•	The rights of Ocean Shore executive officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies;

•	That Mr. Brady and two other directors are expected to be appointed as a member of the OceanFirst board and the OceanFirst Bank boards; and

•	OceanFirst’s agreement to create an advisory board consisting of Mr. Brady and each member of the Ocean Shore board who has not been appointed to the OceanFirst board.

For a more complete description of these interests, see the section of this joint proxy statement/prospectus entitled “The Transactions — Interests of Ocean Shore’s Directors and Executive Officers in the Transactions” beginning on page 85.

Termination of the merger agreement could negatively impact Ocean Shore or OceanFirst.

If the merger agreement is terminated, there may be various consequences. For example, Ocean Shore’s or OceanFirst’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the Transactions, without realizing any of the anticipated benefits of completing the Transactions. Additionally, if the merger agreement is terminated, the market price of the Ocean Shore common stock or the OceanFirst common stock could decline to the extent that the current market prices reflect a market assumption that the Transactions will be completed. If the merger agreement is terminated under certain circumstances, Ocean Shore or OceanFirst may be required to pay to the other party a termination fee of $5.72 million.

Ocean Shore and OceanFirst will be subject to business uncertainties and contractual restrictions while the Transactions are pending.

Uncertainty about the effect of the Transactions on employees and customers may have an adverse effect on Ocean Shore or OceanFirst. These uncertainties may impair Ocean Shore’s or OceanFirst’s ability to attract, retain and motivate key personnel until the Transactions are completed, and could cause customers and others that deal with Ocean Shore or OceanFirst to seek to change existing business relationships with Ocean Shore or OceanFirst. Retention of certain employees by Ocean Shore or OceanFirst may be challenging while the Transactions are pending, as certain employees may experience uncertainty about their future roles with OceanFirst. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Ocean Shore or OceanFirst, Ocean Shore’s business or OceanFirst’s business could be harmed. In addition, subject to certain exceptions, Ocean Shore has agreed to operate its business in the ordinary course prior to closing, and each of Ocean Shore and OceanFirst has agreed to certain restrictive covenants. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements” beginning on page 100 for a description of the restrictive covenants applicable to Ocean Shore and OceanFirst.

Litigation relating to the Transactions could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the Transactions.

On July 22, 2016, Robert Strougo, a purported Ocean Shore stockholder, filed a putative class action lawsuit in the Superior Court for the State of New Jersey, Cape May County, against Ocean Shore, the members of the Ocean Shore board and OceanFirst on behalf of all Ocean Shore public stockholders. The lawsuit generally alleges that the members of the Ocean Shore board breached their fiduciary duties by approving the merger agreement because the Transactions are procedurally flawed and financially inadequate, certain terms in the merger agreement are preclusive and unfair, and certain members of the Ocean Shore board are conflicted. Plaintiff further alleges that OceanFirst aided and abetted such breaches. The lawsuit seeks to enjoin the merger, as well as unspecified money damages, costs and attorney’s fees and expenses. On September 7, 2016, plaintiff filed an amended complaint bringing disclosure claims alleging that OceanFirst’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, omitted certain material information. Although the defendants believe that they have meritorious defenses to the plaintiff’s claims, defendants and plaintiffs agreed to the terms of a settlement on October 10, 2016 whereby additional disclosures were made in the Registration Statement. The terms of the settlement are subject to, among other things, further documentation and Court approval.

On September 8, 2016, Robert Garfield, a purported stockholder of OceanFirst, filed a putative class action in the Superior Court of New Jersey, Ocean County, captioned Garfield v. OceanFirst Financial Corp., et al No. OCN-L-2469-16, against OceanFirst and members of the OceanFirst board on behalf of all public OceanFirst stockholders. The lawsuit generally alleges that the members of the OceanFirst board breached their fiduciary duties by approving the Transactions. The lawsuit further alleges the Transactions are not in the best interests of the OceanFirst stockholders and provide personal benefits to the individual defendants. The lawsuit also alleges that the Registration Statement omitted certain material information. The lawsuit seeks to enjoin the Transactions, as well as unspecified money damages, costs and attorney’s fees and expenses. In furtherance of this action, on October 12, 2016, Robert Garfield filed a motion asking the court (i) to enjoin the consummation of the Transactions pending completion of outstanding discovery requests, (ii) to direct OceanFirst to produce requested documents and be available for depositions and (iii) to set an evidentiary hearing to continue the injunction pending curative disclosures or, alternatively, trial. OceanFirst believes the allegations in the lawsuit are without merit and it intends to vigorously defend against all claims asserted. However, neither OceanFirst nor Ocean Shore can give you any assurance that OceanFirst may not face additional claims related to the Transactions.

A negative outcome in these suits could have a material adverse effect on Ocean Shore and OceanFirst if they result in preliminary or permanent injunctive relief or rescission of the merger agreement. Such actions may also create additional uncertainty relating to the Transactions, and responding to such demands and defending such actions may be costly and distracting to management. Neither Ocean Shore nor OceanFirst is currently able to predict the outcome of the suit with any certainty. Additional suits arising out of or relating to the proposed transaction may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, Ocean Shore and OceanFirst will not necessarily announce such additional filings.

If the Transactions are not completed, OceanFirst and Ocean Shore will have incurred substantial expenses without realizing the expected benefits of the Transactions.

Each of OceanFirst and Ocean Shore has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the first-step merger. If the Transactions are not completed, OceanFirst and Ocean Shore would have to recognize these expenses without realizing the expected benefits of the Transactions.

The merger agreement limits Ocean Shore’s ability to pursue acquisition proposals and requires either company to pay a termination fee of $5.72 million under limited circumstances, including circumstances relating to acquisition proposals for Ocean Shore. Additionally, certain provisions of Ocean Shore’s certificate of incorporation and bylaws may deter potential acquirers.

The merger agreement prohibits Ocean Shore from initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 107. In addition, unless the merger agreement has been terminated in accordance with its terms, Ocean Shore has an unqualified obligation to submit the Ocean Shore merger proposal to a vote by Ocean Shore stockholders, even if Ocean Shore receives a proposal that the Ocean Shore board believes is superior to the Transactions. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Stockholder Meetings and Recommendation of the Boards of Directors of Ocean Shore and OceanFirst” beginning on page 105. The merger agreement also provides that OceanFirst or Ocean Shore must pay a termination fee in the amount of $5.72 million in the event that the merger agreement is terminated under certain circumstances, including Ocean Shore’s failure to abide by certain obligations not to solicit acquisition proposals. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement —Termination Fee” beginning on page 110. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Ocean Shore from considering or proposing such an acquisition. Each director of Ocean Shore, solely in his or her capacity as an Ocean Shore stockholder, has entered into a separate voting agreement with OceanFirst, pursuant to which each such director has agreed to vote in favor of the Ocean Shore merger proposal and certain related matters, and against alternative transactions. As of the Ocean Shore record date, the Ocean Shore directors that are party to these voting agreements beneficially owned and were entitled to vote in the aggregate approximately 5.7% of the outstanding shares of Ocean Shore common stock. For more information see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Ocean Shore Voting Agreements” beginning on page 111. Additionally, certain provisions of Ocean Shore’s certificate of incorporation or bylaws or of the NJBCA could make it more difficult for a third-party to acquire control of Ocean Shore or may discourage a potential competing acquirer.

The shares of OceanFirst common stock to be received by Ocean Shore stockholders as a result of the first-step merger will have different rights from the shares of Ocean Shore common stock.

The rights of Ocean Shore stockholders are currently governed by the NJBCA, Ocean Shore’s certificate of incorporation and Ocean Shore’s bylaws. Upon completion of the first-step merger, Ocean Shore stockholders will become OceanFirst stockholders and their rights as stockholders will then be governed by the Delaware General Corporation Law (which we refer to as the “DGCL”), OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. The rights associated with Ocean Shore common stock are different from the rights associated with OceanFirst common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of Stockholders’ Rights” beginning on page 126 for a discussion of the different rights associated with OceanFirst common stock.

Holders of Ocean Shore and OceanFirst common stock will have a reduced ownership and voting interest after the first-step merger and will exercise less influence over management.

Holders of Ocean Shore and OceanFirst common stock currently have the right to vote in the election of the board of directors and on other matters affecting Ocean Shore and OceanFirst, respectively. Upon the completion of the first-step merger, each Ocean Shore stockholder who receives shares of OceanFirst common stock will become an OceanFirst stockholder with a percentage ownership of OceanFirst that is smaller than the stockholder’s percentage ownership of Ocean Shore. It is currently expected that the former Ocean Shore stockholders as a group will receive shares in the first-step merger constituting approximately 20% of the outstanding shares of OceanFirst common stock immediately after the first-step merger. As a result, current OceanFirst stockholders as a group will own approximately 80% of the outstanding shares of OceanFirst common stock immediately after the first-step merger. Because of this reduced ownership percentage, Ocean Shore stockholders may have less influence on the management and policies of OceanFirst than they now have on the management and policies of Ocean Shore, and current OceanFirst stockholders may have less influence than they now have on the management and policies of OceanFirst. Upon consummation of the Transactions, OceanFirst has agreed to increase the size of the OceanFirst board and the board of directors of OceanFirst Bank to thirteen members and appoint Steven E. Brady and two other current members of the Ocean Shore board, to be selected by the Leadership Committee of OceanFirst in consultation with the OceanFirst board and the Ocean Shore board, to the OceanFirst board and the board of directors of OceanFirst Bank, with one such appointee being appointed to each of the three classes of directors of OceanFirst and OceanFirst Bank.

In addition, at the effective time of the first-step merger, OceanFirst has agreed to create an advisory board, the purpose of which will be to advise OceanFirst with respect to the integration of Ocean Shore’s business, as well as to maintain and develop customer and other stakeholder relationships in Ocean Shore’s market area. The advisory board is expected to consist of Steven E. Brady and the four current members of the Ocean Shore board who are not selected for appointment to the OceanFirst board and the board of directors of OceanFirst Bank, as described above. The members of the advisory board will be appointed to the advisory board for a term ending on the second anniversary of the effective time of the first-step merger.

Ocean Shore stockholders do not have dissenters’ or appraisal rights in the first-step merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. New Jersey law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange, if cash is to be received or the securities to be received are listed on a national securities exchange. Because the Ocean Shore common stock is listed on the NASDAQ, the holders of Ocean Shore common stock are not entitled to dissenters’ or appraisal rights in the first-step merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements. These forward-looking statements may include: management plans relating to the Transactions; the expected timing of the completion of the Transaction; the ability to complete the Transactions; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the Transactions and OceanFirst’s recently completed acquisition of Cape; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor Ocean Shore assumes any duty and does not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that OceanFirst or Ocean Shore anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in Ocean Shore’s Annual Report on Form 10-K, those disclosed in OceanFirst’s and Ocean Shore’s respective other periodic reports filed with the SEC, as well as the possibility: that expected benefits of the Transactions and the Cape acquisition may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the Transactions may not be timely completed, if at all; that prior to the completion of the Transactions or thereafter, OceanFirst’s and Ocean Shore’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies relating to the Transactions or the Cape acquisition; that required regulatory, stockholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers, employees and other constituents to the Transactions; and diversion of management time on merger-related matters. For any forward-looking statements made in this joint proxy statement/prospectus or in any documents, OceanFirst and Ocean Shore claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

THE OCEAN SHORE SPECIAL MEETING

This section contains information for Ocean Shore stockholders about the Ocean Shore special meeting that Ocean Shore has called to allow its stockholders to consider and vote on the Ocean Shore merger proposal, the Ocean Shore merger-related compensation proposal and the Ocean Shore adjournment proposal. Ocean Shore is mailing this joint proxy statement/prospectus to you, as an Ocean Shore stockholder, on or about October 21, 2016. This joint proxy statement/prospectus is accompanied by a notice of the Ocean Shore special meeting and a form of proxy card that the Ocean Shore board is soliciting for use at the Ocean Shore special meeting and at any adjournments or postponements of the Ocean Shore special meeting.

Date, Time and Place of the Ocean Shore Special Meeting

The Ocean Shore special meeting will be held at The Flanders Hotel, 719 East 11th Street, Ocean City, NJ 08226, at 8:30 a.m. local time, on November 22, 2016. On or about October 21, 2016, Ocean Shore commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Ocean Shore special meeting.

Matters to Be Considered

At the Ocean Shore special meeting, you, as an Ocean Shore stockholder, will be asked to consider and vote upon the following matters:

•	the Ocean Shore merger proposal;

•	the Ocean Shore merger-related compensation proposal; and

•	the Ocean Shore adjournment proposal.

Recommendation of the Ocean Shore Board

The Ocean Shore board has determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, are advisable and in the best interests of Ocean Shore and its stockholders, has unanimously approved the merger agreement and unanimously recommends that the Ocean Shore stockholders vote “FOR” the Ocean Shore merger proposal, “FOR” the Ocean Shore merger-related compensation proposal and “FOR” the Ocean Shore adjournment proposal. See the section of this joint proxy statement/prospectus entitled “The Transactions — Ocean Shore’s Reasons for the Transactions; Recommendation of the Ocean Shore Board” beginning on page 54 for a more detailed discussion of the Ocean Shore board’s recommendation.

Ocean Shore Record Date and Quorum

The Ocean Shore board has fixed the close of business on September 23, 2016, as the Ocean Shore record date for determining the Ocean Shore stockholders entitled to receive notice of, and to vote at, the Ocean Shore special meeting.

As of the Ocean Shore record date, there were 6,511,006 shares of Ocean Shore common stock outstanding and entitled to notice of, and to vote at, the Ocean Shore special meeting held by 528 holders of record. Subject to the ten percent voting limitation set forth in Ocean Shore’s certificate of incorporation, each share of Ocean Shore common stock entitles the holder to one vote at the Ocean Shore special meeting on each proposal to be considered at the Ocean Shore special meeting.

The presence at the Ocean Shore special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of Ocean Shore common stock entitled to be voted at the Ocean Shore special meeting will constitute a quorum for the transaction of business at the Ocean Shore special meeting. Abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Ocean Shore special meeting.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Ocean Shore merger proposal:

•	Standard: Approval of the Ocean Shore merger proposal requires the affirmative vote of a majority of the votes cast by Ocean Shore stockholders entitled to vote at the Ocean Shore special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Ocean Shore special meeting, or fail to instruct your bank or broker how to vote with respect to the Ocean Shore merger proposal, it will have no effect on the Ocean Shore merger proposal.

Ocean Shore merger-related compensation proposal:

•	Standard: The Ocean Shore merger-related compensation proposal will be approved if a majority of the votes cast on such proposal at the Ocean Shore special meeting are voted in favor of such proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the Ocean Shore special meeting, or fail to instruct your bank or broker how to vote with respect to the Ocean Shore merger-related compensation proposal, it will have no effect on such proposal.

Ocean Shore adjournment proposal:

•	Standard: The Ocean Shore adjournment proposal will be approved if a majority of the votes cast on such proposal at the Ocean Shore special meeting are voted in favor of such proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the Ocean Shore special meeting, or fail to instruct your bank or broker how to vote with respect to the Ocean Shore adjournment proposal, it will have no effect on such proposal.

Shares Held by Officers, Directors and Certain Stockholders

As of the Ocean Shore record date, the directors and executive officers of Ocean Shore and their affiliates beneficially owned and were entitled to vote approximately 609,013 shares of Ocean Shore common stock, representing approximately 9.4% of the shares of Ocean Shore common stock outstanding on that date.

Each of Ocean Shore’s directors, in his or her capacity as an Ocean Shore stockholder, has entered into a separate voting agreement with OceanFirst, pursuant to which each such director has agreed to vote in favor of the Ocean Shore merger proposal and certain related matters and against alternative transactions. As of the Ocean Shore record date, the Ocean Shore directors that are party to these voting agreements beneficially owned and were entitled to vote in the aggregate approximately 5.7% of the outstanding shares of Ocean Shore common stock. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Ocean Shore Voting Agreements” beginning on page 111. As of the Ocean Shore record date, OceanFirst did not beneficially hold any shares of Ocean Shore common stock.

Voting of Proxies; Incomplete Proxies

Any Ocean Shore stockholder may vote by proxy or in person at the Ocean Shore special meeting. If you hold your shares of Ocean Shore common stock in your name as a stockholder of record, to submit a proxy you, as an Ocean Shore stockholder, may use one of the following methods:

•	Through the Internet: by visiting the website indicated on your proxy card and following the instructions; or

•	by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Ocean Shore requests that Ocean Shore stockholders vote over the Internet or by completing and signing the accompanying proxy card and returning it to Ocean Shore as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Ocean Shore common stock represented by it will be voted at the Ocean Shore special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Ocean Shore common stock represented by the proxy card will be voted as recommended by the Ocean Shore board.

Every Ocean Shore stockholder’s vote is important. Accordingly, each Ocean Shore stockholder should sign, date and return the enclosed proxy card, or vote via the Internet, whether or not the Ocean Shore stockholder plans to attend the Ocean Shore special meeting in person. Sending in your proxy card or voting on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are an Ocean Shore stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. Ocean Shore’s stockholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to Ocean Shore or by voting in person at the Ocean Shore special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Ocean Shore common stock on behalf of their customers will not vote your shares of Ocean Shore common stock or give a proxy to Ocean Shore to vote those shares with respect to the Ocean Shore merger proposal without specific instructions from you, as brokers, banks and other nominees do not have discretionary voting power on such proposal.

Revocability of Proxies and Changes to an Ocean Shore Stockholder’s Vote

You have the power to change your vote at any time before your shares of Ocean Shore common stock are voted at the Ocean Shore special meeting by:

•	attending and voting in person at the Ocean Shore special meeting;

•	giving notice of revocation of the proxy at the Ocean Shore special meeting; or

•	delivering to the Corporate Secretary of Ocean Shore at 1001 Asbury Avenue, Ocean City, New Jersey 08226 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Attendance at the Ocean Shore special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Ocean Shore special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Ocean Shore common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

Ocean Shore will pay for the solicitation of proxies from the Ocean Shore stockholders. In addition to soliciting proxies by mail, Regan & Associates, Inc., Ocean Shore’s proxy solicitor, will assist Ocean Shore in soliciting proxies from the Ocean Shore stockholders. Ocean Shore has agreed to pay $9,000, plus expenses, for these services. Ocean Shore will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Ocean Shore may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Attending the Ocean Shore Special Meeting

All Ocean Shore stockholders, including holders of record and Ocean Shore stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Ocean Shore special meeting. Ocean Shore stockholders of record can vote in person at the Ocean Shore special meeting. If you are not an Ocean Shore stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Ocean Shore special meeting. If you plan to attend the Ocean Shore special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Ocean Shore reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Ocean Shore special meeting is prohibited without Ocean Shore’s express written consent.

Delivery of Proxy Materials to Ocean Shore Stockholders Sharing an Address

As permitted by the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), only one copy of this joint proxy statement/prospectus is being delivered to multiple Ocean Shore stockholders sharing an address unless Ocean Shore has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” Ocean Shore stockholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Ocean Shore’s proxy solicitor, Regan & Associates, at the following address 505 Eight Avenue, Suite 800, New York, New York, 10018, or by telephone at (800) 737-3246, Ocean Shore will promptly deliver a separate copy of this joint proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

If you need assistance in completing your proxy card, have questions regarding Ocean Shore’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Ocean Shore’s proxy solicitor, Regan & Associates, at the following address 505 Eight Avenue, Suite 800, New York, New York, 10018, or by telephone at (800) 737-3246.

OCEAN SHORE PROPOSALS

Proposal No. 1 Ocean Shore Merger Proposal

Ocean Shore is asking its stockholders to approve the merger agreement and the transactions contemplated thereby, including the first-step merger. Ocean Shore stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the Transactions. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Ocean Shore board unanimously approved the merger agreement, having determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, were advisable and in the best interests of Ocean Shore and the Ocean Shore stockholders. See the section of this joint proxy statement/prospectus entitled “The Transactions — Ocean Shore’s Reasons for the Transactions; Recommendation of the Ocean Shore Board” beginning on page 54 for a more detailed discussion of the Ocean Shore board’s recommendation.

The Ocean Shore board unanimously recommends a vote “FOR” the Ocean Shore merger proposal.

Proposal No. 2 Ocean Shore Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Ocean Shore is seeking non-binding, advisory stockholder approval of the compensation of Ocean Shore’s named executive officers that is based on or otherwise relates to the first-step merger, as disclosed in “The Transactions — Interests of Ocean Shore Directors and Executive Officers in the Transactions —Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers” beginning on page 90. The proposal gives Ocean Shore stockholders the opportunity to express their views on the merger-related compensation of Ocean Shore’s named executive officers. Accordingly, Ocean Shore is requesting that stockholders adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Ocean Shore’s named executive officers in connection with the first-step merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transactions — Interests of Ocean Shore Directors and Executive Officers in the Transactions —Merger-Related Executive Compensation for Ocean Shore’s Named Executive Officers,” is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the integrated mergers, and the vote with respect to this proposal is advisory only and will not be binding on Ocean Shore or OceanFirst. If the first-step merger is completed, the merger-related compensation may be paid to Ocean Shore’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Ocean Shore stockholders fail to approve the advisory vote regarding merger-related compensation.

The Ocean Shore board unanimously recommends a vote “FOR,” on an advisory basis, the Ocean Shore merger-related compensation proposal.

Proposal No. 3 Ocean Shore Adjournment Proposal

The Ocean Shore special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Ocean Shore special meeting to approve the Ocean Shore merger proposal.

If, at the Ocean Shore special meeting, the number of shares of Ocean Shore common stock present or represented by proxy and voting in favor of the Ocean Shore merger proposal is insufficient to approve the

Ocean Shore merger proposal, Ocean Shore intends to move to adjourn the Ocean Shore special meeting in order to enable the Ocean Shore board to solicit additional proxies for approval of the Ocean Shore merger proposal. In that event, Ocean Shore will ask its stockholders to vote upon the Ocean Shore adjournment proposal, but not the Ocean Shore merger proposal or the Ocean Shore merger-related compensation proposal.

In this proposal, Ocean Shore is asking its stockholders to authorize the holder of any proxy solicited by the Ocean Shore board on a discretionary basis to vote in favor of adjourning the Ocean Shore special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Ocean Shore stockholders who have previously voted.

The Ocean Shore board unanimously recommends a vote “FOR” the Ocean Shore adjournment proposal.

THE OCEANFIRST SPECIAL MEETING

This section contains information for OceanFirst stockholders about the OceanFirst special meeting that OceanFirst has called to allow its stockholders to consider and vote on the OceanFirst share issuance proposal and the OceanFirst adjournment proposal. OceanFirst is mailing this joint proxy statement/prospectus to you, as an OceanFirst stockholder, on or about October 21, 2016. This joint proxy statement/prospectus is accompanied by a notice of the OceanFirst special meeting and a form of proxy card that the OceanFirst board is soliciting for use at the OceanFirst special meeting and at any adjournments or postponements of the OceanFirst special meeting.

Date, Time and Place of the OceanFirst Special Meeting

The OceanFirst special meeting will be held at 975 Hooper Avenue, Toms River, New Jersey 08753, at 5:30 p.m. local time, on November 22, 2016. On or about October 21, 2016, OceanFirst commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the OceanFirst special meeting.

Matters to Be Considered

At the OceanFirst special meeting, you, as an OceanFirst stockholder, will be asked to consider and vote upon the following matters:

•	the OceanFirst share issuance proposal; and

•	the OceanFirst adjournment proposal.

Recommendation of the OceanFirst Board

The OceanFirst board has unanimously approved the merger agreement and unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal. See the section of this joint proxy statement/prospectus entitled “The Transactions —OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board” beginning on page 73 for a more detailed discussion of the OceanFirst board’s recommendation.

OceanFirst Record Date and Quorum

The OceanFirst board has fixed the close of business on September 27, 2016 as the OceanFirst record date for determining the OceanFirst stockholders entitled to receive notice of and to vote at the OceanFirst special meeting.

As of the OceanFirst record date, there were 25,850,956 shares of OceanFirst common stock outstanding and entitled to notice of, and to vote at, the OceanFirst special meeting held by approximately 1,679 holders of record. Subject to the ten percent voting limitation set forth in OceanFirst’s certificate of incorporation, each share of OceanFirst common stock entitles the holder to one vote at the OceanFirst special meeting on each proposal to be considered at the OceanFirst special meeting.

The presence at the OceanFirst special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of OceanFirst common stock entitled to be voted at the OceanFirst special meeting will constitute a quorum for the transaction of business at the OceanFirst special meeting. Once a share is represented for any purpose at the OceanFirst special meeting, it is deemed present for quorum purposes for the remainder of the OceanFirst special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

OceanFirst share issuance proposal:

•	Standard: Approval of the OceanFirst share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of OceanFirst’s voting common stock at the OceanFirst special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the OceanFirst share issuance proposal, it will have no effect on the OceanFirst share issuance proposal.

OceanFirst adjournment proposal:

•	Standard: The OceanFirst adjournment proposal will be approved if a majority of the votes cast by the holders of OceanFirst’s voting common stock at the OceanFirst special meeting are voted in favor of the OceanFirst adjournment proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the OceanFirst adjournment proposal, it will have no effect on the proposal.

Shares Held by Officers, Directors and Certain Stockholders

As of the OceanFirst record date, there were 25,850,956 shares of OceanFirst common stock outstanding, held by 1,679 holders of record. As of the OceanFirst record date, the directors and executive officers of OceanFirst and their affiliates beneficially owned and were entitled to vote approximately 1,097,243 shares of OceanFirst common stock representing approximately 4.2% of the shares of OceanFirst common stock outstanding on that date.

As of the OceanFirst record date, Ocean Shore did not beneficially hold any shares of OceanFirst common stock.

Voting of Proxies; Incomplete Proxies

Any OceanFirst stockholder may vote by proxy or in person at the OceanFirst special meeting. If you hold your shares of OceanFirst common stock in your name as a stockholder of record, to submit a proxy, you, as an OceanFirst stockholder, must complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

OceanFirst requests that OceanFirst stockholders vote by completing and signing the accompanying proxy card and returning it to OceanFirst as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of OceanFirst common stock represented by it will be voted at the OceanFirst special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of OceanFirst common stock represented by the proxy card will be voted as recommended by the OceanFirst board.

If an OceanFirst stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check with the voting form used by that firm for directions on how to provide such firm with voting instructions.

Every OceanFirst stockholder’s vote is important. Accordingly, each OceanFirst stockholder should sign, date and return the enclosed proxy card, whether or not the OceanFirst stockholder plans to attend the OceanFirst special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

Under NASDAQ rules, banks, brokers and other nominees who hold shares of OceanFirst common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the OceanFirst special meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker, bank or nominee does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of OceanFirst common stock in “street name,” your broker, bank or other nominee will vote your shares of OceanFirst common stock only if you provide instructions on how to vote by completing the voter instruction form sent to you by your broker, bank or other nominee.

Revocability of Proxies and Changes to an OceanFirst Stockholder’s Vote

You have the power to change your vote at any time before your shares of OceanFirst common stock are voted at the OceanFirst special meeting by:

•	attending and voting in person at the OceanFirst special meeting;

•	giving notice of revocation of the proxy at the OceanFirst special meeting; or

•	delivering to the Corporate Secretary of OceanFirst at 975 Hooper Avenue, Toms River, New Jersey 08753 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Attendance at the OceanFirst special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the OceanFirst special meeting. If you have instructed a bank, broker or other nominee to vote your shares of OceanFirst common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

OceanFirst will pay for the solicitation of proxies from the OceanFirst stockholders. In addition to soliciting proxies by mail, Georgeson LLC, OceanFirst’s proxy solicitor, will assist OceanFirst in soliciting proxies from the OceanFirst stockholders. OceanFirst has agreed to pay $8,000, plus expenses, for these services. OceanFirst will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of OceanFirst may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Attending the OceanFirst Special Meeting

All OceanFirst stockholders, including holders of record and OceanFirst stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the OceanFirst special meeting. OceanFirst stockholders of record can vote in person at the OceanFirst special meeting. If you are not an OceanFirst stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the OceanFirst special meeting. If you plan to attend the OceanFirst special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. OceanFirst reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the OceanFirst special meeting is prohibited without OceanFirst’s express written consent.

Delivery of Proxy Materials to OceanFirst Stockholders Sharing an Address

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple OceanFirst stockholders sharing an address unless OceanFirst has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” OceanFirst stockholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Investor Relations at (732) 240-4500 or OceanFirst’s proxy solicitor, Georgeson LLC, at (866) 296-5716, OceanFirst will deliver promptly a separate copy of this joint proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

If you need assistance in completing your proxy card, have questions regarding OceanFirst’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at the following address 975 Hooper Avenue, Toms River, New Jersey 08753 or by telephone at (732) 240-4500, or OceanFirst’s proxy solicitor, Georgeson LLC, at the following address or phone number: 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, (866) 296-5716.

OCEANFIRST PROPOSALS

Proposal No. 1 OceanFirst Share Issuance Proposal

OceanFirst is asking its stockholders to approve the OceanFirst share issuance. OceanFirst stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the Transactions and the OceanFirst share issuance. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the OceanFirst board unanimously approved the merger agreement. See the section of this joint proxy statement/prospectus entitled “The Transactions — OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board” beginning on page 73 for a more detailed discussion of the OceanFirst board’s recommendation.

The OceanFirst board unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal.

Proposal No. 2 OceanFirst Adjournment Proposal

The OceanFirst special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies as necessary to obtain additional votes in favor of the OceanFirst share issuance proposal.

If, at the OceanFirst special meeting, the number of shares of OceanFirst common stock present or represented by proxy and voting in favor of the OceanFirst share issuance proposal is insufficient to approve the OceanFirst share issuance proposal, OceanFirst intends to move to adjourn the OceanFirst special meeting in order to enable the OceanFirst board to solicit additional proxies for approval of the Ocean Shore share issuance proposal. In that event, OceanFirst will ask its stockholders to vote upon the OceanFirst adjournment proposal, but not the OceanFirst share issuance proposal.

In this proposal, OceanFirst is asking its stockholders to authorize the holder of any proxy solicited by the OceanFirst board on a discretionary basis to vote in favor of adjourning the OceanFirst special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from OceanFirst stockholders who have previously voted.

The OceanFirst board unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst adjournment proposal.

INFORMATION ABOUT OCEANFIRST

OceanFirst is the holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902, is a community bank with $4.0 billion in assets and 50 branches located throughout Central and Southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. OceanFirst’s website is www.oceanfirstonline.com.

OceanFirst common stock is traded on the NASDAQ under the symbol “OCFC.”

OceanFirst’s principal executive office is located at 975 Hooper Avenue, Toms River, New Jersey 08753 and its telephone number at that location is (732) 240-4500. Additional information about OceanFirst and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140.

INFORMATION ABOUT MERGER SUB

Merger Sub is a New Jersey corporation and a wholly-owned subsidiary of OceanFirst. Merger Sub was formed by OceanFirst for the sole purpose of consummating the integrated mergers.

INFORMATION ABOUT OCEAN SHORE

Ocean Shore is the holding company for Ocean Shore Bank. Founded in 1887, Ocean Shore Bank operates 11 branch offices throughout Cape May and Atlantic Counties in New Jersey. Ocean Shore Bank places a strong emphasis on obtaining deposits by offering checking account products and services for consumers, businesses, municipalities and local boards of education. Additionally, Ocean Shore Bank provides savings accounts designed to fit any need. Ocean Shore Bank also provides a full menu of residential, consumer and commercial lending options. The goal at Ocean Shore Bank is to develop a strong relationship with customers by continually offering innovative products and services that will fill all their financial needs. Ocean Shore Bank’s website is www.ochome.com.

Ocean Shore common stock is traded on the NASDAQ under the symbol “OSHC.”

Ocean Shore’s principal executive offices are located at 1001 Asbury Avenue, Ocean City, New Jersey 08226 and its telephone number at that location is (609) 399-0012. Additional information about Ocean Shore and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140.

THE TRANSACTIONS

The following discussion contains certain information about the Transactions. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the Transactions.

Structure of the Transactions

Each of the OceanFirst board and the Ocean Shore board has unanimously approved the merger agreement. The merger agreement provides that (i) Merger Sub will merge with and into Ocean Shore, with Ocean Shore continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the first-step merger, Ocean Shore will merge with and into OceanFirst, with OceanFirst continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, Ocean Shore Bank will merge with and into OceanFirst Bank, with OceanFirst Bank being the surviving entity in the bank merger.

At the effective time of the first-step merger, each issued and outstanding share of Ocean Shore common stock, except for certain specified shares owned by OceanFirst or Ocean Shore, will be converted into the right to receive the per share cash consideration of $4.35, without interest, and 0.9667 shares of OceanFirst common stock, together with cash in lieu of fractional shares. No fractional shares of OceanFirst common stock will be issued in connection with the first-step merger, and Ocean Shore stockholders will instead be entitled to receive cash in lieu thereof.

Ocean Shore stockholders are being asked to approve the merger agreement and the first-step merger. OceanFirst stockholders are being asked to approve the OceanFirst share issuance. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 95 for additional and more detailed information regarding the legal documents that govern the Transactions, including information about the conditions to the completion of the integrated mergers and the provisions for terminating or amending the merger agreement.

Background of the Transactions

The Ocean Shore board has regularly reviewed and discussed Ocean Shore’s business strategy, performance and prospects in the context of the national and local economic environment, developments in the regulation of financial institutions and the competitive landscape. Among other things, these reviews and discussions have included possible strategic alternatives available to Ocean Shore, such as capital management strategies and potential acquisitions or business combinations involving other financial institutions. These reviews and discussions also included a review of the merger and acquisition environment, including multiples and premiums being paid, and an assessment of potential partners for Ocean Shore. In connection with the evaluation of these strategic alternatives, Steven E. Brady, President and Chief Executive Officer of Ocean Shore, has had, from time to time, informal discussions with representatives of other financial institutions and has regularly updated the Ocean Shore board regarding such discussions.

In June 2014, Mr. Brady met with the President and Chief Executive Officer of another financial institution (which we refer to as “Company A”), who expressed an interest in a possible business combination with Ocean Shore. In August 2014, at the request of Christopher D. Maher, the then President and Chief Operating Officer of OceanFirst, Mr. Brady met with Mr. Maher, who also expressed an interest in discussing a business combination. These discussions between Ocean Shore and each of Company A and OceanFirst were preliminary in nature, focusing on the banking industry, the New Jersey banking market, their respective companies’ business models and strategies, and the potential operational and cultural fit between Ocean Shore and their respective companies.

No specific terms of a business combination were discussed and no confidential information was exchanged. Mr. Brady updated the Ocean Shore board regarding his discussions with the Chief Executive Officer of Company A and Mr. Maher following those discussions.

At its annual review of strategic alternatives in October 2014, which was attended by representatives of Sandler O’Neill and Kilpatrick Townsend & Stockton LLP (which we refer to as “Kilpatrick Townsend”), legal advisor to Ocean Shore, the Ocean Shore board discussed the possibility of a business combination with each of Company A and OceanFirst, as well as another financial institution (which we refer to as “Company B”). The Ocean Shore board also discussed other companies that might have the interest in, and financial capacity for, a business combination with Ocean Shore. However, after considering timing considerations affecting two of the potential partners, the negative economic developments in Atlantic City and Ocean Shore’s business and capital management initiatives, the Ocean Shore board concluded that Ocean Shore’s stockholders would be better served by deferring pursuit of a business combination. However, the Ocean Shore board instructed Mr. Brady to continue his dialogue with both OceanFirst and Company A, as well as with other potential parties that might express interest, either directly or through Sandler O’Neill.

In January 2015, Mr. Maher became the Chief Executive Officer of OceanFirst.

In March 2015, Mr. Brady met with the President and Chief Executive Officer of Company A, who reiterated Company A’s interest in a possible business combination with Ocean Shore. This discussion focused on the rationale for the transaction and operational synergies and integration. No specific terms of a business combination were discussed.

In May 2015, Mr. Brady met with Mr. Maher, who also reiterated OceanFirst’s interest in a possible business combination with Ocean Shore. This discussion also focused on the rationale for the transaction and operational synergies and integration. No specific terms of a business combination were discussed.

At its regular meeting held in May 2015, which was attended by representatives of Sandler O’Neill and Kilpatrick Townsend, the Ocean Shore board discussed the current merger and acquisition market, valuation expectations, and potential partners for a business combination. The Ocean Shore board also continued its prior discussions of strategic alternatives and concluded that pursuit of a business combination likely would achieve a greater value for stockholders than pursuing other stand-alone options, but that the timing of such a transaction should be carefully considered to achieve the best transaction for Ocean Shore’s stockholders. The Ocean Shore board considered OceanFirst and Company A to have the greatest interest in a business combination with Ocean Shore. The Ocean Shore board also identified Company B and a small number of other companies as potentially having an interest in and ability to complete a transaction with Ocean Shore, but viewed them as less likely to pursue a transaction with Ocean Shore because, among other reasons, Ocean Shore was too small relative to those banks, not located in a geographic priority and/or did not possess the right business focus. Following its discussion, the Ocean Shore board authorized Mr. Brady to continue to engage in exploratory discussions with Mr. Maher and the Chief Executive Officer of Company A, and to assess each party’s willingness and ability, from a timing perspective, to evaluate a potential transaction with Ocean Shore. The Ocean Shore board also instructed management to continue to evaluate other operating and capital management strategies to best position Ocean Shore to achieve the highest possible value in any eventual transaction.

At its regular meeting held on July 21, 2015, the Ocean Shore board retained Sandler O’Neill as its financial advisor to assist the Ocean Shore board in evaluating a potential business combination based on, among other factors, Sandler O’Neill’s reputation, experience in mergers and acquisitions, and familiarity with Ocean Shore and Ocean Shore’s strategic goals and the industry in which it operates. In making its selection of Sandler O’Neill, the Ocean Shore board also considered Sandler O’Neill’s previous disclosures to the Ocean Shore board that Sandler O’Neill maintained investment banking relationships with OceanFirst, Company A and Company B, as well as many of the other parties considered as potential partners for Ocean Shore.

Over the following months, Mr. Brady had additional exploratory discussions with Mr. Maher and the Chief Executive Officer of Company A and reported on those discussions to the Ocean Shore board. Specific terms of a business combination were not discussed, and no confidential information was exchanged. Mr. Brady and Mr. Maher also discussed Mr. Brady’s possible role with the combined company, as well as the possibility of certain executive officers of Ocean Shore continuing with OceanFirst following the proposed transaction in light of their significant experience and knowledge of the Southern New Jersey banking market.

At its annual strategic planning session held in October 2015, the Ocean Shore board evaluated potential business combinations with OceanFirst and Company A. The Ocean Shore board also discussed the merits of a potential merger of equals with another community banking institution whose President and Chief Executive Officer had recently contacted Mr. Brady, but determined not to pursue such a transaction because it was unlikely to provide a significant market premium to Ocean Shore stockholders. The Ocean Shore board also considered whether other companies might have an interest in a business combination with Ocean Shore and noted that several companies previously thought to be possible partners for a business combination had themselves been acquired, were understood based on conversations with Sandler O’Neill to lack an interest in Ocean Shore’s southern New Jersey markets, lacked the financial capacity to offer a competitive price to acquire Ocean Shore, or had regulatory or other issues that precluded them from engaging in acquisitions at that time. The Ocean Shore board determined that pursuit of a business combination likely would achieve a greater value for Ocean Shore’s stockholders, and that the best timing for moving forward with exploring such a transaction likely would be in the first quarter of 2016.

In January 2016, after OceanFirst announced that it had entered into an agreement and plan of merger providing for the Cape acquisition, Mr. Maher contacted Mr. Brady to reiterate OceanFirst’s interest in a business combination with Ocean Shore.

At its regular meeting on January 20, 2016, which was also attended by representatives of Sandler O’Neill and a representative of Kilpatrick Townsend, Mr. Brady updated the Ocean Shore board on his discussions with Mr. Maher and the Chief Executive Officer of Company A. Sandler O’Neill disclosed to the Ocean Shore board that its investment banking division had provided financial advisory services to OceanFirst in connection with OceanFirst’s acquisition of Cape. A representative of Kilpatrick Townsend discussed the Ocean Shore board’s fiduciary duties in connection with the process for soliciting indications of interest for a business combination.

At its regular meeting on February 17, 2016, which was also attended by representatives of Sandler O’Neill and a representative of Kilpatrick Townsend, representatives of Sandler O’Neill provided an update on the mergers and acquisitions market, reviewed with the Ocean Shore board OceanFirst’s and Company A’s business, performance and valuation metrics, and discussed pro forma analyses of combinations with OceanFirst and Company A. The Ocean Shore board continued the discussion from prior board meetings regarding other potential merger partners and its view that no other company with the ability to complete a transaction was likely to be interested in Ocean Shore’s southern New Jersey market area and that communication with a broader group of companies risked premature disclosure of Ocean Shore’s consideration of a business combination, which could disrupt Ocean Shore’s relationships with customers and employees. Following these discussions, the Ocean Shore board authorized Sandler O’Neill to solicit initial indications of interest with respect to a potential transaction from OceanFirst and Company A. The Ocean Shore board also authorized Sandler O’Neill to continue to assess potential interest of Company B and other market participants in possibly acquiring Ocean Shore.

In early April 2016, OceanFirst and Company A executed nondisclosure agreements and received a confidential information memorandum regarding the potential acquisition of Ocean Shore. In consultation with the Ocean Shore board, representatives of Sandler O’Neill requested that OceanFirst and Company A submit indication of interest letters regarding a proposed business combination with Ocean Shore by April 26, 2016.

At the regular meeting of the Ocean Shore board held on April 20, 2016, a representative of Sandler O’Neill informed the directors that, in the course of Sandler O’Neill’s regular communications with a financial institution previously considered as possibly having an interest in a business combination with Ocean Shore, Sandler O’Neill had confirmed that such financial institution did not have an interest in a business combination with Ocean Shore at this time.

On April 26, 2016, Ocean Shore received nonbinding preliminary indication of interest letters from OceanFirst and Company A. OceanFirst’s letter reflected consideration of $21.00 per share of Ocean Shore common stock, consisting of 80% stock consideration and 20% cash consideration, with the exchange ratio for the stock portion of the consideration to be fixed upon execution of the definitive merger agreement. OceanFirst’s proposal indicated a willingness to expand the OceanFirst board to accommodate representation of Ocean Shore stockholders by current Ocean Shore directors, but did not specify the number of directors that would be added to the OceanFirst board. OceanFirst also indicated that it was prepared to commence due diligence with the goal of executing a definitive agreement in June or July of 2016. Company A’s nonbinding preliminary indication of interest letter reflected a range of consideration, from $20.83 to $21.67, consisting of 65% stock consideration and 35% cash consideration, with the exchange ratio for the stock portion of the consideration to be fixed upon execution of the definitive merger agreement. Company A’s proposal indicated that Company A would invite Mr. Brady to join its board of directors. Company A also indicated that it wished to commence due diligence in October and execute a definitive merger agreement in late 2016 or early 2017.

On May 3, 2016, the Ocean Shore board held a special meeting, attended by representatives of Sandler O’Neill and Kilpatrick Townsend, to review the nonbinding preliminary indications of interest. After detailed discussion of the terms of each proposal and the factors influencing Company A’s desire to delay the commencement of due diligence until October, the Ocean Shore board instructed Sandler O’Neill to provide access to each party to an electronic data room that contained extensive information with respect to Ocean Shore’s assets and operations. The Ocean Shore board also instructed Sandler O’Neill to request that OceanFirst clarify and improve its offer and to encourage Company A to clarify and improve its offering range and accelerate the timeframes under which it was willing to proceed with due diligence and execution of a definitive agreement. Both parties were asked to submit revised nonbinding indications of interest by May 20, 2016.

On May 11, 2016, Mr. Brady and Mr. Maher met to discuss operational matters with respect to the combination of their respective companies, should a business combination transaction be consummated. Mr. Brady and Mr. Maher also discussed Mr. Brady’s possible role with the combined company, as well as the possibility of certain executive officers of Ocean Shore continuing with OceanFirst following the possible business combination in light of their significant experience and knowledge of the Southern New Jersey banking market. Mr. Brady and Mr. Maher also discussed potential terms for retention and consulting agreements, as applicable, for Mr. Brady and such executive officers of Ocean Shore.

On May 12, 2016, while at an industry conference, Mr. Brady advised a senior officer of Company B that Ocean Shore was considering a business combination. The following day, that executive informed Sandler O’Neill that Company B was not interested in pursuing a business combination with Ocean Shore at this time.

On May 20, 2016, OceanFirst submitted an updated nonbinding indication of interest letter reflecting consideration valued at $21.75 per share, consisting of $4.35 in cash and 0.9576 shares of OceanFirst common stock. OceanFirst’s updated proposal also provided that OceanFirst would invite three of Ocean Shore’s directors to join the OceanFirst board and that OceanFirst would create an advisory board consisting of four of Ocean Shore’s directors. OceanFirst’s willingness to continue discussions and engage in further due diligence was conditioned on Ocean Shore agreeing to negotiate exclusively with OceanFirst for a period of 45 days. Company A advised Sandler O’Neill that it was unwilling to change its timeframes for proceeding as outlined in its April 26th letter and did not submit an updated nonbinding indication of interest letter.

At its regular meeting held on May 25, 2016, which was attended by representatives of Sandler O’Neill and Kilpatrick Townsend, the Ocean Shore board reviewed the terms of the proposed transaction reflected in OceanFirst’s updated nonbinding indication of interest letter. A representative of Sandler O’Neill reviewed his discussions with the Chief Executive Officer of Company A, who confirmed Company A’s continued interest in a potential transaction but an unwillingness to commence detailed due diligence and negotiations prior to October. Mr. Brady also informed the Ocean Shore board of Company B’s decision not to pursue a business combination with Ocean Shore. After detailed discussion of the transaction terms and structure, financial information regarding OceanFirst and pro forma analyses of the combined company, the Ocean Shore board instructed Sandler O’Neill to inform OceanFirst of Ocean Shore’s willingness to move forward to negotiate a definitive agreement on an exclusive basis, subject to OceanFirst increasing the exchange ratio or agreeing to delay fixing the exchange ratio until execution of the definitive merger agreement.

On May 26, 2016, OceanFirst agreed to increase the exchange ratio to 0.9667, and each of OceanFirst and Ocean Shore executed a non-binding letter of intent, which included the 45-day exclusivity period discussed above.

On June 14, 2016, OceanFirst and its legal advisor, Skadden Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”), provided Ocean Shore and Kilpatrick Townsend with an initial draft merger agreement for the proposed transaction. The draft merger agreement provided for a termination fee equal to 4% of the transaction value, payable by Ocean Shore in certain circumstances, including in the event that the Ocean Shore board of directors changed its recommendation to its stockholders to vote in favor of the transaction. The draft merger agreement also included a provision requiring OceanFirst and Ocean Shore to hold a stockholder meeting even if their respective boards of directors had changed their recommendation to vote in favor of the transaction (which we refer to as a “‘force-the-vote’ provision”).

On June 21, 2016, Kilpatrick Townsend provided to Skadden a revised draft of the merger agreement. This draft proposed that the termination fee be mutual and that Ocean Shore have the ability to terminate the merger agreement based on a decline in the price of OceanFirst common stock, in exchange for accepting OceanFirst’s proposed mutual “force-the-vote” provision.

Over the course of the following weeks, the parties and their respective legal and financial advisors continued to conduct reciprocal due diligence, negotiate and finalize the terms of the proposed transaction and exchange drafts of the merger agreement.

On June 29, 2016, Skadden provided an initial draft of a separation and consulting agreement with respect to Mr. Brady pursuant to which Mr. Brady would terminate employment upon completion of the proposed transaction, receive certain payments and benefits under the terms of his existing compensation and benefit arrangements, provide consulting services for a period of time following termination of employment, and agree to various restrictive covenants, including an agreement not to compete with OceanFirst.

On July 5 and July 7, 2016, Kilpatrick Townsend and Skadden exchanged revised drafts of the separation and consulting agreement between OceanFirst and Mr. Brady. On July 8, 2016, Mr. Brady and Mr. Maher spoke and agreed that it would be more productive to finalize the agreement after announcement of the Transactions.

On July 10, 2016, Skadden provided initial drafts of severance and release agreements to be entered into with executive officers of Ocean Shore who are parties to “change in control” agreements. The proposed forms of agreement with Kim Davidson and Janet Bossi, each Executive Vice President of Ocean Shore, provided that each of them would serve as a Senior Vice President of OceanFirst on an at-will basis following consummation of the proposed transaction. No discussions or negotiations regarding the drafts of these agreements occurred prior to execution of the merger agreement.

On July 12, 2016, the Ocean Shore board held a special meeting. Members of Ocean Shore management and representatives of Sandler O’Neill and Kilpatrick Townsend were also in attendance at the meeting. The Ocean Shore board had been provided with a set of meeting materials in advance of the meeting, including a summary of the terms and conditions of the merger agreement prepared by Kilpatrick Townsend. A representative of Kilpatrick Townsend reviewed the merger agreement and various deal terms with the Ocean Shore board.

Representatives of Sandler O’Neill reviewed with the Ocean Shore board its financial analysis of the Transactions and rendered its oral opinion, which was subsequently confirmed in writing (a copy of which is attached to this joint proxy statement/prospectus as Annex C), to the Ocean Shore board that, as of that date, and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of Ocean Shore common stock. Following extensive discussions, including consideration of the factors described under “— Ocean Shore’s Reasons for the Transactions; Recommendation of the Ocean Shore Board,” the Ocean Shore board, having determined that the merger agreement and the transactions contemplated thereby were in the best interest of Ocean Shore and its stockholders, unanimously approved the merger agreement and recommended that the Ocean Shore stockholders approve the adoption of the merger agreement and the transactions contemplated thereby, including the first-step merger.

Also on July 12, 2016, the OceanFirst board met to discuss the proposed transaction. Representatives of Piper and Skadden were present at that meeting. The OceanFirst board had been provided with a set of meeting materials in advance of the meeting, including a summary of the terms and conditions of the merger agreement prepared by Skadden. Representatives of Piper reviewed with the OceanFirst board its financial analysis of the Transactions and rendered its oral opinion, which was subsequently confirmed in writing (a copy of which is attached to this joint proxy statement/prospectus as Annex D), to the OceanFirst board that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration in the first-step merger was fair, from a financial point of view, to OceanFirst. OceanFirst’s management team reviewed in detail the results of its due diligence investigation of Ocean Shore. A Representative of Skadden reviewed the terms of the proposed merger agreement with the OceanFirst board. After extensive discussions, including a consideration of these presentations and the factors described in the section of this joint proxy statement/prospectus entitled “— OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board,” the OceanFirst board unanimously approved the merger agreement and determined to recommend that the OceanFirst stockholders approve the OceanFirst share issuance.

Following the respective board meetings of OceanFirst and Ocean Shore, OceanFirst and Ocean Shore executed the merger agreement and the directors of Ocean Shore executed the voting agreements with OceanFirst, and early on July 13, 2016, OceanFirst and Ocean Shore issued a joint press release announcing the execution of the merger agreement.

Ocean Shore’s Reasons for the Transactions; Recommendation of the Ocean Shore Board

After careful consideration, at a meeting held on July 12, 2016, the Ocean Shore board unanimously determined that the merger agreement, including the Transactions and the other transactions contemplated thereby, is in the best interests of Ocean Shore and its stockholders and approved the merger agreement.

In reaching its decision to approve the merger agreement, the Transactions and the other transactions contemplated by the merger agreement and to recommend that its stockholders vote “FOR” the Ocean Shore merger proposal, the Ocean Shore board consulted with Ocean Shore management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

•	its knowledge of Ocean Shore’s business, operations, financial condition, asset quality, earnings, loan portfolio, capital and prospects, both as an independent organization and as a part of a combined company with OceanFirst;

•	its understanding of OceanFirst’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account presentations by senior Ocean Shore management of its due diligence review of OceanFirst and information furnished by Sandler O’Neill;

•	the fact that the implied value of the merger consideration as of July 11, 2016 of $22.40 for each share of Ocean Shore common stock, based on OceanFirst’s closing stock price of $18.67 on that date, represented a 31.8% premium over the closing price of Ocean Shore common stock on July 11, 2016;

•	its belief that the Transactions will result in a stronger banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver a higher value to Ocean Shore’s stockholders as compared to continuing to operate as a stand-alone entity;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

•	the anticipated pro forma impact of the Transactions on OceanFirst, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•	the financial analyses of Sandler O’Neill, Ocean Shore’s independent financial advisor, and its written opinion, dated as of July 12, 2016, delivered to the Ocean Shore board to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Ocean Shore common stock;

•	the stock component of the merger consideration would give Ocean Shore stockholders the opportunity to participate as stockholders of OceanFirst in the future performance of the combined company;

•	the fact that, assuming OceanFirst continued its dividends at approximately their current level, Ocean Shore stockholders would receive an over 100% increase in annual cash dividends received;

•	the fact that the integrated mergers are expected to be treated as an integrated transaction that qualifies as a “reorganization” for U.S. federal income tax purposes and therefore that the Ocean Shore stockholders will not recognize gain or loss with respect to their receipt of the stock portion of the merger consideration;

•	the fact that upon completion of the Transactions Ocean Shore stockholders will own approximately 20% of the outstanding shares of the combined company;

•	the continued representation of the Ocean Shore stockholders in the governance of the combined company through the appointment of three of Ocean Shore’s directors to the OceanFirst board and the remaining four Ocean Shore directors, as well as Mr. Brady, to an advisory board for the two year period following the completion of the Transactions;

•	the fact that the more active trading market in the OceanFirst common stock would give Ocean Shore stockholders greater liquidity for their investment;

•	the benefits to Ocean Shore and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the Transactions on the constituencies served by Ocean Shore, including its borrowers, customers, depositors, employees, and communities;

•	the effects of the Transactions on Ocean Shore employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Ocean Shore employees;

•	OceanFirst’s commitment to supporting charitable activities within its market area, as evidenced by the operation of the OceanFirst Foundation;

•	the Ocean Shore board’s understanding of the current and prospective environment in which Ocean Shore and OceanFirst operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•	the low probability of securing a more attractive proposal from another institution capable of consummating the transaction in a timely manner;

•	the ability of OceanFirst to complete the Transactions from a financial and regulatory perspective, as evidenced in part by OceanFirst’s recent completion of the Cape acquisition; and

•	the Ocean Shore board’s review with its independent legal advisor, Kilpatrick Townsend, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Ocean Shore’s stockholders and to consider and pursue an unsolicited acquisition proposal that would constitute a superior proposal, subject to the terms of the merger agreement, including under certain circumstances the required payment by Ocean Shore of a termination fee to OceanFirst, which the Ocean Shore board concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Ocean Shore board also considered a number of potential conflicts, risks and uncertainties associated with the Transactions in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	with stock consideration based on a fixed exchange ratio, the risk that the value of the consideration to be paid to Ocean Shore stockholders would be adversely affected by a decrease in the trading price of OceanFirst common stock during the pendency of the Transactions;

•	the potential risk of diverting management attention and resources from the operation of Ocean Shore’s business and towards the completion of the Transactions;

•	that certain terms of the merger agreement impose restrictions on the conduct of Ocean Shore’s business prior to the completion of the Transactions, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Ocean Shore from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Ocean Shore absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Ocean Shore’s business, operations and workforce with those of OceanFirst, while also integrating the business, operations and workforce of Cape;

•	the fact that the interests of certain of Ocean Shore’s directors and executive officers may be different from, or in addition to, the interests of Ocean Shore’s other stockholders as described under the section of this joint proxy statement/prospectus entitled “— Interests of Ocean Shore’s Directors and Executive Officers in the Transactions;”

•	the fact that Sandler O’Neill, Ocean Shore’s financial advisor in connection with the Transactions, also maintains an investment banking relationship with OceanFirst, although OceanFirst was independently advised by another investment banking firm in its consideration of the Transactions;

•	that, while Ocean Shore expects that the Transactions will be consummated, there can be no assurance that all of the conditions to the obligations of OceanFirst and Ocean Shore to complete the Transactions, as set forth in the merger agreement, will be satisfied, including the risk that the requisite regulatory approvals or waivers, the requisite approval of the OceanFirst stockholders or the requisite approval of the Ocean Shore stockholders might not be obtained and, as a result, the Transactions may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the fact that other potential buyers may be discouraged from pursing a strategic transaction with Ocean Shore because, under the merger agreement, Ocean Shore would be: (i) prohibited from affirmatively soliciting acquisition proposals and, subject to satisfying certain conditions, responding to unsolicited acquisition proposals, in each case, after execution of the merger agreement; and (ii) obligated to pay to OceanFirst the termination fee if the merger agreement is terminated under certain circumstances; and

•	the possibility of litigation challenging the Transactions, and its belief that any such litigation would be without merit but may result in substantial cost and/or delay in consummation of the Transactions.

The foregoing discussion of the information and factors considered by the Ocean Shore board is not intended to be exhaustive, but includes the material factors considered by the Ocean Shore board. In reaching its decision to approve the merger agreement, the Transactions and the other transactions contemplated by the merger agreement, the Ocean Shore board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ocean Shore board considered all these factors as a whole, including discussions with, and questioning of Ocean Shore’s management and Ocean Shore’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The Ocean Shore board unanimously recommends that Ocean Shore’s stockholders vote “FOR” the approval of the Ocean Shore merger proposal, “FOR” the Ocean Shore merger-related compensation proposal and “FOR” the Ocean Shore adjournment proposal. Ocean Shore stockholders should be aware that Ocean Shore’s directors and executive officers have interests in the Transactions that are different from, or in addition to, those of other Ocean Shore stockholders. The Ocean Shore board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the Ocean Shore merger proposal be approved by the Ocean Shore stockholders. See “— Interests of Ocean Shore’s Directors and Executive Officers in the Transactions.”

This summary of the reasoning of the Ocean Shore board and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Ocean Shore’s Financial Advisor

By letter dated July 21, 2015, Ocean Shore retained Sandler O’Neill to act as financial advisor to the Ocean Shore board in connection with Ocean Shore’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O’Neill was also familiar with Ocean Shore, having acted as offering agent for Ocean Shore in connection with its initial public offering in 2004 and its public offering in 2009 in connection with its conversion from the mutual holding company form of organization to the stock holding company form of organization, and having provided the Ocean Shore board with periodic updates on the market, strategic alternatives available to Ocean Shore and similar matters for over ten years.

Sandler O’Neill acted as financial advisor to Ocean Shore in connection with the Transactions and participated in certain of the negotiations leading to the execution of the merger agreement. At the July 12, 2016 meeting at which Ocean Shore’s board considered and approved the merger agreement, Sandler O’Neill delivered to the Ocean Shore board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Ocean Shore common stock from a financial point of view. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s fairness opinion committee. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Ocean Shore common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Transactions.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, that date. Events occurring or information available after that date could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. The opinion was directed to the Ocean Shore board and is directed only to the fairness of the merger consideration to the holders of Ocean Shore common stock from a financial point of view. It does not address the underlying business decision of Ocean Shore to engage in the Transactions or any other aspect of the Transactions and is not a recommendation to any holder of Ocean Shore common stock as to how such stockholder should vote at the special meeting with respect to the Transactions or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transactions by Ocean Shore officers, directors or employees, or class of such persons, if any, relative to the consideration to be received by Ocean Shore common stockholders.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Ocean Shore that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of OceanFirst that Sandler O’Neill deemed relevant;

•	Ocean Shore’s budget for the year ending December 31, 2016 and publicly available consensus analyst earnings per share estimates for Ocean Shore for the years ending December 31, 2016 and December 31, 2017, as well as an estimated internal projected earnings growth rate for the years thereafter, as discussed with the senior management of Ocean Shore;

•	publicly available consensus mean analyst earnings per share estimates for OceanFirst for the years ending December 31, 2016 and December 31, 2017 as well as an estimated internal projected earnings growth rate for the years thereafter, as discussed with and confirmed by the senior management of OceanFirst;

•	the pro forma financial impact of the Transactions on OceanFirst based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as well as financial projections for Ocean Shore for the years ending December 31, 2017 through December 31, 2020, as provided by and discussed with the senior management of OceanFirst;

•	the publicly reported historical price and trading activity for Ocean Shore and OceanFirst common stock, including a comparison of certain stock market information for Ocean Shore and OceanFirst common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Ocean Shore and OceanFirst with similar banks and thrifts for which information is publicly available;

•	the financial terms of certain recent mergers and business combinations in the bank and thrift industry (on a regional and national basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Ocean Shore the business, financial condition, results of operations and prospects of Ocean Shore and held similar discussions with certain members of the senior management of OceanFirst regarding the business, financial condition, results of operations and prospects of OceanFirst.

In performing its review and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Ocean Shore or OceanFirst, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the respective managements of Ocean Shore and OceanFirst that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Ocean Shore or OceanFirst, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Ocean Shore or OceanFirst. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Ocean Shore or OceanFirst, or the combined entity after the Transactions, and Sandler O’Neill did not review any individual credit files relating to Ocean Shore or OceanFirst. Sandler O’Neill assumed, with Ocean Shore’s consent, that the respective allowances for loan losses for both Ocean Shore and OceanFirst were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Ocean Shore for the years ending December 31, 2016 and December 31, 2017 as well as an internal estimated earnings growth rate for the years ending December 31, 2018 through 2020, as discussed with the senior management of Ocean Shore. With respect to OceanFirst, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for OceanFirst for the years ending December 31, 2016 (adjusted for one-time expenses expected to be incurred in connection with the closing of the Cape acquisition) and December 31, 2017, as well as an internal estimated earnings growth rate for the years ending December 31, 2018 through 2020, as discussed with the senior management of OceanFirst. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as well as financial projections for Ocean Shore for the years ending December 31, 2017 through December 31, 2020, as provided by and discussed with the senior management of OceanFirst. With respect to the foregoing information, the respective managements of Ocean Shore and OceanFirst confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Ocean Shore and OceanFirst, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in Ocean Shore’s or OceanFirst’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Ocean Shore and OceanFirst will remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Ocean Shore’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Ocean Shore, OceanFirst or the Transactions or any related transaction, (iii) the Transactions and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Transactions would be consummated without Ocean Shore’s rights under Section 8.1(g) of the merger agreement having been triggered, and (v) the integrated mergers would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Ocean Shore’s consent, Sandler O’Neill relied upon the advice that Ocean Shore received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transactions and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Sandler O’Neill expressed no opinion as to the trading values of Ocean Shore common stock or OceanFirst common stock at any time or what the value of OceanFirst common stock would be once it is actually received by the holders of Ocean Shore common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Ocean Shore board, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Ocean Shore or OceanFirst and no transaction is identical to the Transactions. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Ocean Shore and OceanFirst and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Ocean Shore, OceanFirst and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Ocean Shore board of directors at its July 12, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Ocean Shore common stock or the prices at which Ocean Shore’s common stock or OceanFirst’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Ocean Shore board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Ocean Shore board or management with respect to the fairness of the Transactions.

Summary of the Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed Transactions. As described in the merger agreement, each share of Ocean Shore common stock outstanding immediately prior to the effective time, other than certain shares described in the merger agreement, will be converted, in accordance with the procedures set forth in the merger agreement, into the right to receive the merger consideration, which consists of the following without interest, (i) cash in the amount of $4.35, and (ii) 0.9667 shares of OceanFirst common stock. Using the closing price of OceanFirst common stock on July 11, 2016 of $18.67, Sandler O’Neill calculated an implied per share value of the merger consideration of $22.40, and, based upon 6,412,678 Ocean Shore common shares outstanding as well as options to purchase 368,627 Ocean Shore common shares with a weighted average strike price of $11.45 per share, an implied aggregate transaction value of $147.7 million. Based upon financial information for Ocean Shore as of or for the twelve months ended March 31, 2016 and the closing price of Ocean Shore common stock on July 11, 2016 of $16.99, Sandler O’Neill calculated the following implied transaction multiples and premiums:

Transaction Price / Last Twelve Months Earnings Per Share	20.0	x
Transaction Price / Book Value	126%
Transaction Price / Tangible Book Value	132%
Tangible Book Premium / Core Deposits(1)	5.2%
Market Premium as of July 11, 2016	31.8%

(1)	Tangible book premium to core deposits calculated as (deal value — tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

Stock Trading History

Sandler O’Neill reviewed the historical publicly reported trading prices of Ocean Shore and OceanFirst common stock for the one-year and the three-year periods ended July 11, 2016. Sandler O’Neill then compared the relationship between the movements in the price of Ocean Shore common stock and OceanFirst common stock, respectively, to movements in their respective peer groups (as described on pages 63 and 65) as well as certain stock indices.

Ocean Shore’s One-Year Stock Performance

	Beginning Value July 11, 2015	Ending Value July 11, 2016
Ocean Shore	100%	115.3%
Ocean Shore Peer Group	100%	104.4%
NASDAQ Bank Index	100%	95.7%
S&P 500 Index	100%	102.9%

Ocean Shore’s Three-Year Stock Performance

	Beginning Value July 11, 2013	Ending Value July 11, 2016
Ocean Shore	100%	117.5%
Ocean Shore Peer Group	100%	118.0%
NASDAQ Bank Index	100%	120.1%
S&P 500 Index	100%	127.6%

OceanFirst’s One-Year Stock Performance

	Beginning Value July 11, 2015	Ending Value July 11, 2016
OceanFirst	100%	99.9%
OceanFirst Peer Group	100%	101.1%
NASDAQ Bank Index	100%	95.7%
S&P 500 Index	100%	102.9%

OceanFirst’s Three-Year Stock Performance

	Beginning Value July 11, 2013	Ending Value July 11, 2016
OceanFirst	100%	113.9%
OceanFirst Peer Group	100%	120.8%
NASDAQ Bank Index	100%	120.1%
S&P 500 Index	100%	127.6%

Review of Analyst Recommendations and Estimates

Sandler O’Neill reviewed publicly available research analyst estimates for the years ending December 31, 2016 and December 31, 2017 and analyst recommendations to outline the current analyst views of OceanFirst. At July 11, 2016, four research analysts had published recommendations for OceanFirst, composed of four “outperform,” “buy” or “overweight” recommendations. The table below sets forth the median and mean of the earnings per share estimates:

	Median	Mean
2016 earnings per share estimate(1)	$1.39	$1.32
2017 earnings per share estimate(1)	$1.73	$1.73

(1)	Analyst earnings per share estimates may include undisclosed estimates in addition to the four reported and available.

Ocean Shore Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Ocean Shore with a group of financial institutions selected by Sandler O’Neill. The Ocean Shore peer group included publicly traded savings banks and thrifts headquartered in the Mid-Atlantic and Northeast Regions with assets between $500 million and $1.75 billion, excluding announced merger targets and companies with a non-performing assets/total assets ratio of greater than 2.5% at March 31, 2016 (the “Ocean Shore peer group”). The Ocean Shore peer group consisted of the following companies:

Clifton Bancorp Inc.	Malvern Bancorp, Inc.
Coastway Bancorp, Inc.	Pathfinder Bancorp, Inc.
Elmira Savings Bank	SI Financial Group, Inc.
Harleysville Savings Financial Corporation	Westfield Financial, Inc.

The analysis compared publicly available financial information for Ocean Shore with the corresponding data for the Ocean Shore peer group as of or for the twelve months ended March 31, 2016 (unless otherwise indicated), with pricing data as of July 11, 2016.

Sandler O’Neill’s analysis showed the following information regarding the financial performance and financial condition of Ocean Shore and the Ocean Shore peer group.

Financial data as of or for the period ending March 31, 2016			Balance Sheet				Capital Position			LTM Profitability				Valuation
Pricing data as of July 11, 2016	City, State	Ticker	Total Assets ($mm)	Loans/ Deposits (%)	NPAs(1)/ Total Assets (%)	1-4 Fam. Loans/ Loans (%)	TCE/ TA (%)	CRE/ Total RBC (%)		ROAA (%)	ROATCE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	Price/			LTM Dividend Ratio (%)	Market Value ($mm)
Company														Tang. Book Value (%)	LTM EPS (%)	Current Dividend Yield (%)

SI Financial Group, Inc.	Willimantic, CT	SIFI	1,508	106.6	0.86	35.4	9.32	192.9		0.34	3.9	2.94	78.4	119	32.9	1.2	39.0	165

Westfield Financial, Inc.	Westfield, MA	WFD	1,369	89.1	0.63	35.8	10.45	132.4		0.47	4.6	2.56	77.0	100	21.7	1.5	33.3	142

Clifton Bancorp Inc.	Clifton, NJ	CSBK	1,253	112.9	0.39	78.7	25.16	44.6		0.46	1.6	2.39	68.1	115	NM	1.6	136.4	358

Malvern Bancorp, Inc.	Paoli, PA	MLVF	764	94.8	0.41	41.2	11.09	254.8	(2)	0.73	6.1	2.67	72.1	118	19.6	0.0	0.0	100

Harleysville Savings Financial Corporation	Harleysville, PA	HARL	759	101.8	1.53	58.0	8.49	150.2	(2)	0.65	7.8	2.72	63.4	105	13.9	4.6	63.6	68

Pathfinder Bancorp, Inc.	Oswego, NY	PBHC	665	80.5	1.14	43.1	8.18	86.1	(2)	0.49	5.5	3.28	79.1	93	16.7	1.7	18.8	50

Coastway Bancorp, Inc.	Warwick, RI	CWAY	573	131.2	1.65	45.5	12.39	72.7	(2)	0.36	2.7	3.41	80.2	85	29.3	NA	0.0	60

Elmira Savings Bank	Elmira, NY	ESBK	560	103.0	0.95	61.8	6.01	54.4		0.73	9.9	3.10	70.1	162	16.4	4.7	77.3	53

		High	1,508	131.2	1.65	78.7	25.16	254.8		0.73	9.9	3.41	80.2	162	32.9	4.7	136.4	358
		Low	560	80.5	0.39	35.4	6.01	44.6		0.34	1.6	2.39	63.4	85	13.9	0.0	0.0	50
		Mean	931	102.5	0.95	49.9	11.39	123.5		0.53	5.3	2.89	73.5	112	21.5	2.2	46.1	125
		Median	761	102.4	0.91	44.3	9.88	109.3		0.48	5.0	2.83	74.5	110	19.6	1.6	36.2	84

Ocean Shore			1,052	97.3	1.01	77.1	10.39	51.0		0.65	6.6	3.20	65.6	100	15.2	1.4	21.4	109

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	Represents bank level regulatory data as of March 31, 2016.

Source: SNL Financial

OceanFirst Comparable Company Analysis

Sandler O’Neill used publicly available information to perform a similar analysis for OceanFirst and a group of financial institutions as selected by Sandler O’Neill. The OceanFirst peer group included publicly traded banks and thrifts headquartered in the Mid-Atlantic Region with assets between $3.0 billion and $6.0 billion, excluding announced merger targets (which we refer to as the “OceanFirst peer group”). The OceanFirst peer group consisted of the following companies:

Bancorp, Inc.	Lakeland Bancorp, Inc.
Beneficial Bancorp, Inc.	Northfield Bancorp, Inc.
Bridge Bancorp, Inc.	Oritani Financial Corp.
Bryn Mawr Bank Corporation	Peapack-Gladstone Financial Corporation
ConnectOne Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Dime Community Bancshares, Inc.	Tompkins Financial Corporation
Financial Institutions, Inc.	TriState Capital Holdings, Inc.
First of Long Island Corporation	TrustCo Bank Corp NY
Flushing Financial Corporation	WSFS Financial Corporation
Kearny Financial Corp.

The analysis compared publicly available financial information for OceanFirst with the corresponding data for the OceanFirst peer group as of or for the twelve months ended March 31, 2016 (unless otherwise indicated), with pricing data as of July 11, 2016.

Sandler O’Neill’s analysis showed the following information regarding the financial performance of OceanFirst and the OceanFirst peer group.

Financial Data as of or for the Period Ending March 31, 2016			Balance Sheet			Capital Position			LTM Profitability				Valuation
Pricing Data as of July 11, 2016													Price/
Company	City, State	Ticker	Total Assets ($mm)	Loans/ Deposits (%)	NPAs1/ Total Assets (%)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROATCE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	Tang. Book Value (%)	LTM EPS (x)	2016 Est. EPS (x)	2017 Est. EPS (x)	Current Dividend Yield (%)	LTM Dividend Ratio (%)	Market Value ($mm)
Flushing Financial Corporation	Uniondale, NY	FFIC	5,813	109.7	0.62	8.14	8.65	13.07	0.85	10.4	3.02	59.6	128	12.8	14.0	13.0	3.3	40.1	603
Tompkins Financial Corporation	Ithaca, NY	TMP	5,765	83.9	0.39	7.66	8.79	13.18	1.08	14.7	3.36	62.3	228	16.6	16.9	15.8	2.7	43.3	988
WSFS Financial Corporation	Wilmington, DE	WSFS	5,685	93.9	0.69	9.01	10.23	12.64	1.07	12.1	3.84	57.6	197	17.5	15.1	13.5	0.7	11.5	991
Dime Community Bancshares, Inc.	Brooklyn, NY	DCOM	5,517	147.0	0.21	8.87	10.97	13.61	1.72	19.2	2.89	47.5	131	7.6	13.3	12.7	3.2	24.7	650
Beneficial Bancorp, Inc.	Philadelphia, PA	BNCL	4,815	89.8	0.30	19.64	20.58	31.14	0.48	2.5	2.85	76.4	109	NM	NM	30.3	NA	0.0	984
TrustCo Bank Corp NY	Glenville, NY	TRST	4,763	79.7	0.97	8.87	8.95	19.14	0.89	10.2	3.11	55.6	147	14.8	15.1	14.4	4.0	59.7	621
Sandy Spring Bancorp, Inc.	Olney, MD	SASR	4,717	104.3	0.82	9.46	10.23	14.02	0.98	10.4	3.44	62.4	163	16.1	15.9	14.9	3.2	50.0	707
Kearny Financial Corp.	Fairfield, NJ	KRNY	4,486	102.2	0.73	24.12	24.58	39.51	0.18	0.8	2.29	71.2	115	NM	NM	NM	0.6	75.0	1,216
Lakeland Bancorp, Inc.	Oak Ridge, NJ	LBAI	4,404	97.2	0.82	7.45	8.33	10.87	0.84	11.0	3.46	61.3	149	13.9	11.9	10.5	3.3	41.0	512
Bancorp, Inc.	Wilmington, DE	TBBK	4,380	27.9	1.85	7.11	6.98	14.56	0.05	1.0	2.16	96.8	74	NM	NM	9.3	NA	0.0	230
ConnectOne Bancorp, Inc.	Englewood Cliffs, NJ	CNOB	4,091	112.8	2.89	8.25	8.66	11.36	1.09	13.3	3.50	41.2	147	11.7	11.4	9.8	1.9	22.1	479
Bridge Bancorp, Inc.	Bridgehampton, NY	BDGE	3,914	84.4	0.10	6.27	7.11	13.19	0.75	12.0	3.50	55.0	210	19.8	13.6	12.1	3.2	63.9	499
Northfield Bancorp, Inc.	Woodbridge, NJ	NFBK	3,673	107.4	0.91	15.65	15.92	20.69	0.56	3.3	2.87	64.6	128	35.8	27.3	24.6	2.1	66.7	726
Oritani Financial Corp.	Township of Washington, NJ	ORIT	3,603	137.0	0.30	14.67	15.23	17.96	1.62	10.6	3.07	42.0	139	12.6	18.4	18.0	4.3	93.0	735
Financial Institutions, Inc.	Warsaw, NY	FISI	3,517	71.4	0.13	6.40	7.46	13.39	0.87	13.8	3.25	62.0	174	13.6	14.1	13.2	3.0	41.2	383
Peapack-Gladstone Financial Corporation	Bedminster, NJ	PGC	3,466	99.5	0.70	8.09	8.19	11.57	0.62	7.8	2.79	61.7	110	14.7	14.1	13.2	1.0	15.3	314
TriState Capital Holdings, Inc.	Pittsburgh, PA	TSC	3,400	105.1	0.69	8.35	8.83	13.36	0.74	9.0	2.33	65.2	142	16.9	14.8	12.2	NA	0.0	397
First of Long Island Corporation	Glen Head, NY	FLIC	3,234	90.3	0.15	8.05	7.92	14.21	0.90	10.8	2.95	50.4	162	15.8	14.6	12.9	2.7	42.0	463
Bryn Mawr Bank Corporation	Bryn Mawr, PA	BMTC	3,058	101.5	0.50	8.10	8.76	12.13	0.59	8.3	3.78	62.3	207	28.9	13.8	12.5	2.8	79.8	482

		High	5,813	147.0	2.89	24.12	24.58	39.51	1.72	19.2	3.84	96.8	228	35.8	27.3	30.3	4.3	93.0	1,216
		Low	3,058	27.9	0.10	6.27	6.98	10.87	0.05	0.8	2.16	41.2	74	7.6	11.4	9.3	0.6	0.0	230
		Mean	4,332	97.1	0.72	10.22	10.86	16.29	0.84	9.5	3.08	60.8	150	16.8	15.3	14.6	2.6	40.5	630
		Median	4,380	99.5	0.69	8.25	8.79	13.39	0.85	10.4	3.07	61.7	147	15.3	14.4	13.1	2.9	41.2	603

OceanFirst(²)	Toms River, NJ		4,093	99.1	2.01	8.28	11.06	12.45	0.76	8.3	3.27	63.8	144	16.2	13.4	10.8	2.8	45.2	479

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	Total assets, loans/deposits, Tangible Common Equity/Total Assets, Leverage Ratio, Total RBC and Price/Tangible Book Value presented on a pro forma basis for acquisitions completed in the second quarter of 2016 and an estimated $130 million balance sheet deleveraging. Data provided by OceanFirst senior management.

Source: SNL Financial

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of recent merger and acquisition transactions. The first group consisted of all bank and thrift transactions announced between January 1, 2014 and July 11, 2016 with respect to which the transaction value was publicly available and the target had total assets at announcement between $500 million and $1.5 billion, the target’s one-to-four family loans as a percentage of total loans was greater than 40%, and the target’s last twelve months return on average assets was greater than 0% (which we refer to as the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following ten transactions:

Buyer	Target
Berkshire Hills Bancorp Inc.	First Choice Bank
Horizon Bancorp	La Porte Bancorp Inc.
MainSource Financial Group	Cheviot Financial Corp.
BNC Bancorp	Southcoast Financial Corp.
Liberty Bank	Naugatuck Valley Financial Corp.
Camden National Corp.	SBM Financial Inc.
HomeStreet Inc.	Simplicity Bancorp Inc.
Independent Bank Corp.	Peoples Federal Bancshares Inc.
National Penn Bancshares Inc.	TF Financial Corp.
IBERIABANK Corp.	Teche Holding Company

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to tangible book value, tangible book premium to core deposits and the one day market premium. Sandler O’Neill compared the indicated transaction metrics for the Transactions to the median and mean metrics of the Nationwide Precedent Transactions group.

					Transaction Information					Seller Information
Acquiror	St	Target	St	Annc. Date	Deal Value ($mm)	Price/ LTM Earnings (x)	TBV (%)	Core Deposit Premium (%)	1-Day Market Premium (%)	Total Assets ($mm)	TCE/ TA (%)	LTM/ ROAA (%)	NPAs(1)/ Assets (%)	1-4 Fam/ Loans (%)

Berkshire Hills Bancorp Inc.	MA	First Choice Bank	NJ	06/27/16	117.8	57.8	116	2.4	—	1,124.7	4.5	0.18	3.52	40.7

Horizon Bancorp	IN	La Porte Bancorp Inc	IN	03/10/16	94.1	18.6	116	4.9	9.8	543.2	14.4	0.89	NA	49.1

MainSource Financial Group	IN	Cheviot Financial	OH	11/24/15	107.4	60.2	123	5.4	8.7	576.6	15.2	0.30	NA	53.2

BNC Bancorp	NC	Southcoast Financial Corp.	SC	08/14/15	95.5	18.2	189	14.8	48.5	505.6	10.0	1.12	1.64	56.2

Liberty Bank	CT	Naugatuck Valley Finl	CT	06/04/15	77.8	35.5	126	5.3	18.8	507.0	12.1	0.41	1.47	47.3

Camden National Corp.	ME	SBM Financial Inc.	ME	03/30/15	134.9	NM	157	8.7	—	806.2	10.6	0.22	1.61	51.4

HomeStreet Inc.	WA	Simplicity Bancorp Inc	CA	09/29/14	132.9	24.7	98	NM	7.1	879.2	15.2	0.62	1.99	40.1

Independent Bank Corp.	MA	Peoples Federal Bancshares Inc	MA	08/05/14	130.6	60.0	123	7.3	11.9	606.2	17.1	0.35	0.30	64.3

National Penn Bancshares Inc.	PA	TF Financial Corp.	PA	06/04/14	141.6	19.0	148	7.7	35.6	846.0	11.0	0.83	1.20	63.4

IBERIABANK Corp.	LA	Teche Holding Company	LA	01/13/14	157.8	17.1	173	12.5	32.4	856.7	10.0	1.03	0.74	59.9

				High	157.8	60.2	189	14.8	48.5	1,124.7	17.1	1.12	3.52	64.3
				Low	77.8	17.1	98	2.4	7.1	505.6	4.5	0.18	0.30	40.1
				Mean	119.0	34.6	137	7.7	21.6	725.1	12.0	0.60	1.56	52.6
				Median	124.2	24.7	125	7.3	15.3	706.2	11.5	0.52	1.54	52.3

		OceanFirst/Ocean Shore(2)			147.7	20.0	132	5.2	31.8	1,052.1	10.4	0.65	1.01	77.1

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	Based on transaction value of $22.40. Deal value does not include estimated reduction in shares outstanding associated with Ocean Shore ESOP debt extinguishment.

Source:	SNL Financial

The second group of transactions consisted of regional savings bank and thrift transactions announced between January 1, 2014 and July 11, 2016, with respect to which the deal value was publicly available and the target was headquartered in the Mid-Atlantic Region and had total assets at announcement of between $500 million and $2.0 billion (which we refer to as the “Regional Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following seven transactions:

Buyer	Target
OceanFirst Financial Corp.	Cape Bancorp, Inc.
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
Beneficial Bancorp Inc.	Conestoga Bank
Community Bank System Inc.	Oneida Financial Corp.
WesBanco Inc.	ESB Financial Corp.
Cape Bancorp, Inc.	Colonial Financial Services
National Penn Bancshares Inc.	TF Financial Corp.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to tangible book value, tangible book premium to core deposits and the one day market premium. Sandler O’Neill compared the indicated transaction metrics for the Transactions to the median and mean metrics of the Regional Precedent Transactions group.

					Transaction Information					Seller Information
Acquiror	St	Target	St	Annc. Date	Deal Value ($mm)	Price/ LTM Earnings (x)	TBV (%)	Core Deposit Premium (%)	1-Day Market Premium (%)	Total Assets ($mm)	TCE/ TA (%)	LTM ROAA (%)	NPAs(1)/ Assets (%)	1-4 Fam/ Loans (%)
OceanFirst Financial Corp.	NJ	Cape Bancorp Inc.	NJ	01/05/16	205.7	17.2	139	5.3	19.7	1,563.2	9.4	0.85	1.07	41.8

Univest Corp. of Pennsylvania	PA	Fox Chase Bancorp Inc.	PA	12/08/15	244.3	23.2	134	10.5	10.9	1,098.8	16.0	0.91	1.11	12.8

Beneficial Bancorp Inc	PA	Conestoga Bank	PA	10/22/15	100.1	24.5	160	9.2	—	719.0	8.7	0.59	0.92	23.7

Community Bank System Inc.	NY	Oneida Financial Corp.	NY	02/24/15	142.1	27.4	202	11.6	56.3	798.2	9.0	0.66	0.17	32.8

WesBanco Inc.	WV	ESB Financial Corp.	PA	10/29/14	352.7	19.8	207	18.3	49.1	1,945.4	8.7	0.91	1.04	48.5

Cape Bancorp Inc.	NJ	Colonial Financial Services	NJ	09/10/14	55.8	NM	88	NA	11.3	550.7	11.5	(0.13)	4.29	56.2

National Penn Bancshares Inc.	PA	TF Financial Corp.	PA	06/04/14	141.6	19.0	148	7.7	35.6	846.0	11.0	0.83	1.20	63.4

				High	352.7	27.4	207	18.3	56.3	1,945.4	16.0	0.91	4.29	63.4
				Low	55.8	17.2	88	5.3	10.9	550.7	8.7	(0.13)	0.17	12.8
				Mean	177.5	21.8	154	10.4	30.5	1,074.5	10.6	0.66	1.40	39.9
				Median	142.1	21.5	148	9.9	27.6	846.0	9.4	0.83	1.07	41.8

		OceanFirst/OceanShore(2)			147.7	20.0	132	5.2	31.8	1,052.1	10.4	0.65	1.01	77.1

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	Based on transaction value of $22.40. Deal value does not include estimated reduction in shares outstanding associated with Ocean Shore ESOP debt extinguishment.

Source:	SNL Financial

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value per share of Ocean Shore common stock, assuming Ocean Shore performed in accordance with publicly available analyst earnings per share estimates for Ocean Shore for the years ending December 31, 2016 and December 31, 2017 of $1.13 and $1.14 per share, respectively, as well as an internal estimated earnings growth rate of 4% annually for the years ending December 31, 2018 through 2020, as discussed with the senior management of Ocean Shore. The analysis also assumed that Ocean Shore’s regular cash dividend remained at $0.24 per share annually through the year ending December 31, 2020. To approximate the terminal value of Ocean Shore common stock at December 31, 2020, Sandler O’Neill applied price to earnings multiples ranging from 13.0x to 18.0x and multiples of tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were derived from a capital asset pricing model and chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Ocean Shore’s common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Ocean Shore common stock of $9.44 to $16.31 when applying earnings multiples and $10.75 to $20.85 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
9.0%	$12.05	$12.91	$13.76	$14.61	$15.46	$16.31
10.0	11.56	12.38	13.19	14.01	14.82	15.64
11.0	11.09	11.87	12.66	13.44	14.22	15.00
12.0	10.65	11.40	12.15	12.89	13.64	14.39
13.0	10.23	10.94	11.66	12.38	13.10	13.81
14.0	9.82	10.51	11.20	11.89	12.58	13.26
15.0	9.44	10.10	10.76	11.42	12.08	12.74

Tangible Book Value Multiples

Discount Rate	90%	100%	110%	120%	130%	140%
9.0%	$13.75	$15.17	$16.59	$18.01	$19.43	$20.85
10.0	13.18	14.54	15.90	17.26	18.62	19.99
11.0	12.64	13.95	15.25	16.56	17.86	19.16
12.0	12.13	13.38	14.63	15.88	17.13	18.38
13.0	11.65	12.85	14.05	15.24	16.44	17.64
14.0	11.19	12.34	13.49	14.63	15.78	16.93
15.0	10.75	11.85	12.95	14.06	15.16	16.26

Sandler O’Neill also considered and discussed with the Ocean Shore board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Ocean Shore’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Ocean Shore common stock, applying the price to earnings multiple range of 13.0x to 18.0x referred to above and a discount rate of 13.99%.

Earnings Per Share Multiples

Annual Estimate Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(20.0%)	$8.04	$8.59	$9.14	$9.69	$10.24	$10.79
(15.0%)	8.49	9.07	9.66	10.24	10.83	11.41
(10.0%)	8.93	9.55	10.17	10.79	11.41	12.03
(5.0%)	9.38	10.03	10.69	11.34	12.00	12.65
0.0%	9.83	10.52	11.20	11.89	12.58	13.27
5.0%	10.28	11.00	11.72	12.44	13.17	13.89
10.0%	10.72	11.48	12.24	12.99	13.75	14.51
15.0%	11.17	11.96	12.75	13.55	14.34	15.13
20.0%	11.62	12.44	13.27	14.10	14.92	15.75

Sandler O’Neill also performed an analysis that estimated the net present value per share of OceanFirst common stock, assuming that OceanFirst performed in accordance with publicly available consensus mean analyst earnings per share estimates for the year ending December 31, 2016 (adjusted for one-time expenses expected to be incurred in connection with the closing of the Cape acquisition) and December 31, 2017 of $1.24 and $1.74, respectively, as well as internal estimated earnings growth of 8% annually for the years ending December 31, 2018 through 2020, as discussed with the senior management of OceanFirst. The analysis also assumed that OceanFirst’s annual cash dividends per share for the years ending December 31, 2016 through 2018 matched consensus mean analyst estimates of $0.52, $0.55 and $0.60, respectively, and that the dividend payout ratio approximated 30% for each of the years ending December 31, 2019 and 2020. To approximate the terminal value of OceanFirst common stock at December 31, 2020, Sandler O’Neill applied price to earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2020 tangible book value ranging from 100% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, which were derived from a capital asset pricing model and chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of OceanFirst common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of OceanFirst common stock of $16.10 to $28.12 when applying earnings multiples and $12.43 to $25.88 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
8.0%	$20.53	$22.05	$23.57	$25.08	$26.60	$28.12
9.0	19.70	21.15	22.60	24.05	25.50	26.95
10.0	18.90	20.29	21.68	23.07	24.46	25.85
11.0	18.15	19.48	20.81	22.14	23.47	24.80
12.0	17.43	18.70	19.98	21.26	22.53	23.81
13.0	16.75	17.97	19.19	20.42	21.64	22.86
14.0	16.10	17.27	18.44	19.62	20.79	21.96

Tangible Book Value Multiples

Discount Rate	100%	115%	130%	145%	160%	175%
8.0%	$15.79	$17.81	$19.82	$21.84	$23.86	$25.88
9.0	15.16	17.09	19.02	20.95	22.88	24.81
10.0	14.55	16.40	18.25	20.10	21.95	23.80
11.0	13.98	15.75	17.52	19.29	21.07	22.84
12.0	13.44	15.13	16.83	18.53	20.23	21.92
13.0	12.92	14.55	16.17	17.80	19.43	21.05
14.0	12.43	13.99	15.55	17.11	18.67	20.23

Sandler O’Neill also considered and discussed with the Ocean Shore board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming OceanFirst’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for OceanFirst common stock, applying the price to earnings multiple range of 12.0x to 17.0x referred to above and a discount rate of 12.11%.

Earnings Per Share Multiples

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0%)	$14.30	$15.32	$16.33	$17.35	$18.37	$19.38
(15.0%)	15.06	16.14	17.22	18.30	19.38	20.46
(10.0%)	15.83	16.97	18.11	19.26	20.40	21.54
(5.0%)	16.59	17.80	19.00	20.21	21.42	22.62
0.0%	17.35	18.62	19.89	21.16	22.43	23.70
5.0%	18.11	19.45	20.78	22.11	23.45	24.78
10.0%	18.88	20.27	21.67	23.07	24.46	25.86
15.0%	19.64	21.10	22.56	24.02	25.48	26.94
20.0%	20.40	21.92	23.45	24.97	26.50	28.02

In connection with its analyses, Sandler O’Neill considered and discussed with the OceanFirst board how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the Transactions, based on the following assumptions: (i) the Transactions close in the fourth quarter of 2016; (ii) each outstanding Ocean Shore share is converted into the merger consideration, consisting of 0.9667 shares of OceanFirst common stock and cash of $4.35 per share; (iii) all outstanding Ocean Shore options are converted into OceanFirst options in accordance with the merger agreement; and (iv) OceanFirst’s closing stock price of $18.67 as of July 11, 2016. Sandler O’Neill also utilized the following: (a) publicly available consensus mean analyst earnings per share estimates for OceanFirst for the years ending December 31, 2016 (adjusted for one-time expenses expected to be incurred in connection with the closing of the Cape acquisition) and December 31, 2017 of $1.24 and $1.74, respectively, as well as internal estimated earnings growth of 8% annually for the years ending December 31, 2018 through 2020, as discussed with the senior management of OceanFirst, (b) publicly available consensus mean analyst estimates of OceanFirst’s annual cash dividends per share for the years ending December 31, 2016 through 2018 of $0.52, $0.55 and $0.60, respectively, and a dividend payout ratio of approximately 30% for each of the years ending December 31, 2019 and 2020 and (c) transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as well as estimated net income projections (in millions) of $6.8, $7.1, $7.9, $8.4, $9.0 and $9.7 for the years ending December 31, 2016, 2017, 2018, 2019, 2020 and 2021, respectively, as provided by and discussed with the senior management of OceanFirst. The analysis indicated that the Transactions would be accretive to OceanFirst’s estimated earnings per share (excluding one-time transaction costs and expenses) for each year in the analysis. The analysis also indicated that the Transactions would be approximately 3.1% dilutive to estimated tangible book value per share at close, which would be earned back in approximately 3.5 years using the crossover method of analysis. The pro forma analysis also indicated that the Transactions would be over 100% accretive to dividends for an Ocean Shore stockholder.

In connection with this analysis, Sandler O’Neill considered and discussed with the Ocean Shore board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill acted as the financial advisor to the Ocean Shore board in connection with the Transactions and will receive a transaction fee in connection with the Transactions in an amount equal to approximately $1.5 million, all of which is subject to and due upon the closing of the Transactions. Sandler O’Neill also received a fee of $200,000 upon rendering its fairness opinion. Ocean Shore has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement. In the two years preceding the date of its opinion, Sandler O’Neill did not provide any investment banking services to Ocean Shore for which it received compensation. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Ocean Shore, OceanFirst and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Ocean Shore and OceanFirst or their respective affiliates for its own account and for the accounts of its customers.

As Sandler O’Neill previously advised the Ocean Shore board, Sandler O’Neill maintains a business relationship with OceanFirst and has provided certain investment banking services to OceanFirst and received fees for such services. In the two years preceding the date of its opinion, Sandler O’Neill advised OceanFirst in its acquisition of Cape and on the sale of certain mortgage servicing rights, for which it received fees totaling approximately $1.6 million, and (ii) Sandler O’Neill Mortgage Finance L.P., an affiliate of Sandler O’Neill, acted as introducing broker to OceanFirst in connection with OceanFirst’s sale of certain non-performing assets, for which it received fees of approximately $280,000. Sandler O’Neill also advised the Ocean Shore board that Sandler O’Neill would likely be engaged to serve as an underwriter in a subordinated debt offering that was then under consideration by OceanFirst. OceanFirst subsequently conducted a subordinated debt offering that was completed on September 21, 2016 for which Sandler O’Neill served as book-running manager and received fees totaling $420,000 and reimbursement of expenses totaling $120,000. OceanFirst has not retained Sandler O’Neill to provide any future services, other than the broker-dealer related services described above. Although OceanFirst may do so in the future, including during the pendency of the Transactions, OceanFirst and Sandler O’Neill currently are not in discussions for the provision of future services.

OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board

After careful consideration, the OceanFirst board, at a meeting held on July 12, 2016, unanimously approved the merger agreement. Accordingly, the OceanFirst board unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal.

In reaching its decision to approve the merger agreement, the integrated mergers and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the OceanFirst share issuance, the OceanFirst board evaluated the merger agreement and the Transactions in consultation with OceanFirst management, as well as OceanFirst’s legal counsel and financial advisor, and considered a number of factors in favor of the Transactions, including the following material factors, which are not presented in order of priority:

•	the fact that the Transactions are expected to create the preeminent New Jersey based community banking franchise operating throughout Central and Southern New Jersey and the combined company would be able to leverage the synergy created by the Transactions to create one of the most highly valued banking institutions in the Mid-Atlantic region;

•	the fact that the Transactions are expected to strengthen OceanFirst’s position as the largest bank headquartered in Central and Southern New Jersey;

•	each of OceanFirst’s and Ocean Shore’s businesses, operations, financial condition, asset quality, earnings and prospects, including the view of the OceanFirst board that Ocean Shore’s business and operations complement OceanFirst’s existing operations and lines of business;

•	the fact that the Transactions will enhance OceanFirst’s operating scale and core deposit funding base at attractive pricing;

•	the current and prospective environment in which OceanFirst and Ocean Shore operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on OceanFirst both with and without the Transactions;

•	its review and discussions with OceanFirst’s management and its legal counsel and financial advisor concerning the due diligence investigation of Ocean Shore and the potential financial impact of the Transactions on the combined company;

•	management’s expectation that OceanFirst will retain its strong capital position upon completion of the Transactions;

•	the financial presentation, dated July 12, 2016, of Piper to the OceanFirst board and the opinion, dated July 12, 2016, of Piper to the OceanFirst board as to the fairness, from a financial point of view and as of the date of the opinion, to OceanFirst of the merger consideration, as more fully described below under the section of this joint proxy statement/prospectus entitled “— Opinion of OceanFirst’s Financial Advisor;”

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with OceanFirst’s outside legal and financial advisors; and

•	the regulatory and other approvals required in connection with the Transactions and the expectation that such regulatory and other approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The OceanFirst board also considered potential risks associated with the Transactions in connection with its deliberations of the Transactions, including (i) the potential risk of diverting management attention and resources from the operation of OceanFirst’s business and towards the completion of the Transactions; (ii) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Ocean Shore’s business, operations and workforce with those of OceanFirst; and (iii) the other risks identified in the sections of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 27 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

The foregoing discussion of the factors considered by the OceanFirst board is not intended to be exhaustive, but, rather, includes the material factors considered by the OceanFirst board. In reaching its decision to approve the merger agreement, the integrated mergers and the other transactions contemplated by the merger agreement. The OceanFirst board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The OceanFirst board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the OceanFirst board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

For the reasons set forth above, the OceanFirst approved the merger agreement. The OceanFirst board unanimously recommends that the OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal.

Opinion of OceanFirst’s Financial Advisor

Pursuant to an engagement letter dated April 8, 2016, the OceanFirst board engaged Piper as financial advisor to OceanFirst in connection with OceanFirst’s consideration of a possible business combination involving OceanFirst and Ocean Shore. Piper is a nationally recognized investment banking firm with substantial experience in transactions similar to the business combination and is familiar with OceanFirst and its business. As part of its investment banking business, Piper is routinely engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions. The Piper written opinion, dated July 12, 2016, is sometimes referred to in this section as the “Piper opinion.”

Piper acted as financial advisor to OceanFirst in connection with the proposed Transactions and participated in certain of the negotiations leading to the execution of the merger agreement. At the meeting of the OceanFirst board held on July 12, 2016, Piper delivered to the OceanFirst board its oral opinion, followed by delivery of its written opinion, that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to OceanFirst.

The full text of Piper’s written opinion dated July 12, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Piper’s opinion speaks only as of the date of the opinion. You are urged to read the opinion carefully and in its entirety. Piper’s opinion was addressed to, and provided for the information and benefit of, the OceanFirst board (in its capacity as such) in connection with its evaluation of the fairness of the merger consideration to OceanFirst from a financial point of view, and did not address any other aspects or implications of the Transactions. The opinion does not constitute a recommendation to the OceanFirst board or to any other persons in respect of the Transactions, including as to how any holder of OceanFirst common stock should vote at any stockholders’ meeting held in connection with the Transactions or take, or not to take, any action in respect of the Transactions. Piper’s opinion does not address the relative merits of the Transactions as compared to any other business or financial strategies that might be available to OceanFirst, nor does it address the underlying business decision of OceanFirst to engage in the Transactions. The issuance of the Piper opinion was approved by the fairness opinion committee of Piper. The summary of the opinion of Piper set forth below is qualified in its entirety by reference to the full text of the opinion. Piper has consented to the inclusion of this summary of its opinion in this joint proxy statement/prospectus.

In rendering its opinion, Piper reviewed and analyzed, among other things:

•	the financial terms contained in a draft of the merger agreement dated as of July 11, 2016;

•	certain financial and other data with respect to OceanFirst and Ocean Shore, which was publicly available or made available to Piper by OceanFirst or Ocean Shore;

•	certain forward-looking information relating to OceanFirst and Ocean Shore that was publicly available, as well as that was furnished to Piper by OceanFirst and Ocean Shore, including internal forecasts prepared or reviewed by OceanFirst of OceanFirst’s and Ocean Shore’s expected operating results on a stand-alone basis (as described below on pages 82 and 85);

•	materials detailing the merger prepared by OceanFirst, Ocean Shore and by their respective legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (which we refer to in this section as the “Synergies”);

•	current and historical reported prices and trading activity of OceanFirst and Ocean Shore and similar information for certain other publicly traded companies deemed by Piper to be comparable to OceanFirst and Ocean Shore;

•	the financial performance of OceanFirst and Ocean Shore compared with that of certain other publicly traded companies that Piper deemed relevant;

•	certain financial analyses for OceanFirst on a pro forma combined basis giving effect to the integrated mergers based on assumptions relating to the Synergies;

•	the merger consideration relative to the historical trading price of Ocean Shore and Ocean Shore’s tangible book value, core deposits (deposits less all jumbo time deposits) and last twelve months earnings as of March 31, 2016, projected earnings for the year ending 2016 and 2017 and projected earnings for the year ending 2017 assuming the cost savings to be achieved have been fully phased in as OceanFirst projects;

•	the current market environment generally and the depository banking environment in particular;

•	the financial terms of certain business combination transactions in the depository banking industry that Piper deemed relevant; and

•	such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper deemed necessary in arriving at its opinion.

Piper also held several discussions with certain members of senior management and representatives of both OceanFirst and Ocean Shore with respect to certain aspects of the Transactions, and the past and current business operations of OceanFirst and Ocean Shore, the financial condition and future prospects and operations of OceanFirst and Ocean Shore, and certain other matters Piper believed necessary or appropriate to its inquiry.

In arriving at its opinion, Piper relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available to, or discussed with or reviewed by Piper. Piper further relied upon the assurances of the management of OceanFirst and Ocean Shore that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper materially incomplete or misleading. Without limiting the generality of the foregoing, Piper assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by Piper, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of OceanFirst and Ocean Shore as to the expected future results of operations and financial condition of OceanFirst and Ocean Shore, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and Piper assumed that such results would be achieved. Piper expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. Piper further assumed that the integrated mergers will qualify as a tax-free reorganization for United States federal income tax purposes. Piper also expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

In arriving at its opinion, Piper assumed that the executed merger agreement will be in all material respects identical to the last draft reviewed by it. Piper relied upon and assumed, without independent verification, that:

•	the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct;

•	each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party;

•	the integrated mergers will be consummated pursuant to the terms of the merger agreement without amendments thereto; and

•	all conditions to the consummation of the integrated mergers will be satisfied without waiver by any party of any conditions or obligations thereunder.

Additionally, Piper assumed that all the necessary regulatory approvals and consents required for the Transactions will be obtained in a manner that will not adversely affect OceanFirst and Ocean Shore or the contemplated benefits of the Transactions.

For purposes of rendering its opinion, Piper did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of OceanFirst or Ocean Shore, and was not furnished or provided with any such appraisals or valuations, and did not evaluate the solvency of OceanFirst or Ocean Shore under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, Piper expressed no opinion regarding the liquidation value of OceanFirst, Ocean Shore or any other entity. Piper assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of OceanFirst or Ocean Shore since the date of the most recent financial data made available to Piper. Piper also assumed in all respects material to its analysis that OceanFirst and Ocean Shore would remain as a going concern for all periods relevant to its analysis. Without limiting the generality of the foregoing, Piper did not conduct a review of:

•	any individual credit files of OceanFirst or Ocean Shore, nor evaluate the adequacy of the loan or lease reserves of OceanFirst or Ocean Shore;

•	any credit mark that may be taken in connection with the integrated mergers, nor evaluate the adequacy of any contemplated credit mark to be so taken; or

•	the collectability of any asset or the future performance of any loan of OceanFirst or Ocean Shore.

Piper also assumed, with OceanFirst’s consent, that the respective allowances for loan and lease losses for both OceanFirst and Ocean Shore, and the credit mark, are adequate to cover any losses and will be adequate on a pro forma basis for the combined company. Accordingly, Piper expressed no opinion with respect to these matters.

In addition, Piper did not make any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which OceanFirst or Ocean Shore is a party or may be subject, and at the direction of OceanFirst and with its consent, Piper’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper also assumed that neither OceanFirst nor Ocean Shore is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transactions contemplated by the merger agreement.

The Piper opinion is necessarily based on economic, market and other conditions and upon the information made available to Piper and facts and circumstances as they exist and are subject to evaluation as of the date of the Piper opinion. It should be understood that events occurring after the date of the Piper opinion could materially affect the assumptions used in preparing the Piper opinion. Further, Piper expressed no opinion as to the price at which shares of the common stock of OceanFirst or Ocean Shore may trade following announcement of the Transactions or at any future time.

The Piper opinion addresses solely the fairness, from a financial point of view, to OceanFirst of the merger consideration set forth in the merger agreement and does not address any other terms or agreement relating to the Transactions. Piper was not requested to opine as to, and the Piper opinion does not address, (i) the basic business decision to proceed with or effect the Transactions; (ii) the merits of the Transactions relative to any alternative transaction or business strategy that may be available to OceanFirst; (iii) any other terms contemplated by the merger agreement; or (iv) the fairness of the Transactions to, or any consideration received in connection therewith by, any creditor or other constituency of OceanFirst. Furthermore, Piper expressed no opinion with respect to the amount or nature of compensation to be paid in the Transactions to any officer, director or employee of any party to the Transactions, or any class of such persons, relative to the merger consideration to be paid to any other stockholder in the Transactions or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Transactions.

In performing its analyses, Piper made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Piper, OceanFirst and Ocean Shore. Any estimates contained in the analyses performed by Piper are not necessarily indicative of actual values or future results, which may be more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Piper opinion was among several factors taken into consideration by the OceanFirst board in making its determination to approve the merger agreement. The type and amount of consideration payable in the Transactions were determined solely through negotiation between OceanFirst and Ocean Shore, and the decision to enter into the merger agreement was solely that of the OceanFirst board.

Piper’s opinion was necessarily based upon conditions as they existed and could be evaluated on July 12, 2016, the date of such opinion, and the information made available to Piper through such date. Developments subsequent to the date of Piper’s opinion may have affected, and may affect, the conclusion reached in Piper’s opinion, and Piper did not and does not have an obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed and presented by Piper to the OceanFirst board on July 12, 2016 in connection with its fairness opinion. Each analysis was provided to the OceanFirst board of directors. The following summary, however, does not purport to be a complete description of all the analyses performed and reviewed by Piper underlying the Piper opinion or the presentation made by Piper to the OceanFirst board on July 12, 2016, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary description. In arriving at its opinion, Piper did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Piper believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a potentially misleading or incomplete view of the process underlying its analyses and opinion. Also, no company or transaction used in Piper’s analysis for purposes of comparison is identical to OceanFirst and Ocean Shore or the Transactions. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which OceanFirst and Ocean Shore and the Transactions were compared and other factors that could affect the public trading value or transaction value of the companies to which they are being compared. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before July 11, 2016, and is not necessarily indicative of current market conditions.

Summary of Proposal. Pursuant to the terms of the merger agreement, each share of Ocean Shore common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive (a) $4.35 in cash and (b) 0.9667 shares of OceanFirst common stock. Based on OceanFirst’s closing price on July 11, 2016 of $18.67, the merger consideration was equivalent to a price of $22.40 per share of Ocean Shore common stock at that date. Based on this deemed value per share to Ocean Shore stockholders and based upon 6,412,678 shares of common stock outstanding, or 6,296,735 shares net of Ocean Shore’s employee stock ownership plan related adjustments, as well as all options to purchase shares of Ocean Shore common stock outstanding converted into options to purchase shares of OceanFirst common stock at an exchange ratio of 1.2084, the aggregate merger consideration was approximately $145.1 million on July 11, 2016.

Transaction Price / Tangible Book Value Per Share	132.0%
Core Deposit Premium(1)	4.9%
Transaction Price / LTM Earnings Per Share	20.0	x
Transaction Price / 2016E Earnings Per Share(2)	20.5	x
Transaction Price / 2017E Earnings Per Share(3)	19.8	x
Transaction Price / 2017E Earnings Per Share with Estimated Cost Synergies(4)	9.2	x
Market Premium as of 7/11/2016	31.8%

(1)	Core deposits are defined as total deposits as of March 31, 2016 less jumbo deposits.
(2)	Ocean Shore estimated 2016 earnings provided by and discussed with OceanFirst senior management.
(3)	Ocean Shore estimated 2017 earnings provided by and discussed with OceanFirst senior management.
(4)	Ocean Shore estimated 2017 earnings with estimated cost saves provided by and discussed with OceanFirst senior management, inclusive of after-tax cost savings (if cost saves were to be fully phased-in).

Selected Companies Analysis. Using publicly available information, Piper compared the financial performance, financial condition and market performance of OceanFirst to ten selected publicly traded bank holding companies headquartered in the Mid-Atlantic with total assets between $3.25 billion and $5.0 billion, a last twelve months return on average assets between 0.25% and 1.75%, nonperforming assets to assets ratio less than 3.0%, and excluding merger targets (publicly announced) and mutual holding companies (“MHCs”). The companies included in this group were:

Company	Ticker	State
Beneficial Bancorp, Inc.	BNCL	PA
TrustCo Bank Corp NY	TRST	NY
Sandy Spring Bancorp, Inc.	SASR	MD
Lakeland Bancorp, Inc.	LBAI	NJ
ConnectOne Bancorp, Inc.	CNOB	NJ
Bridge Bancorp, Inc.	BDGE	NY
Northfield Bancorp, Inc.	NFBK	NJ
Oritani Financial Corp.	ORIT	NJ
Financial Institutions, Inc.	FISI	NY
Peapack-Gladstone Financial Corporation	PGC	NJ

Using publicly available information, Piper compared the financial performance, financial condition and market performance of Ocean Shore to sixteen selected publicly traded bank holding companies headquartered in the Mid-Atlantic with total assets between $950 million and $1.25 billion, a last twelve months return on average assets between 0.25% and 1.75%, nonperforming assets to assets ratio less than 3.0%, and excluding merger targets (publicly announced) and MHCs. The companies included in this group were:

Company	Ticker	State
Citizens & Northern Corporation	CZNC	PA
Citizens Financial Services, Inc.	CZFS	PA
Community Financial Corporation	TCFC	MD
Revere Bank	REVB	MD
ACNB Corporation	ACNB	PA
Shore Bancshares, Inc.	SHBI	MD
Adirondack Trust Company	ADKT	NY
AmeriServ Financial, Inc.	ASRV	PA
Unity Bancorp, Inc.	UNTY	NJ
Franklin Financial Services Corporation	FRAF	PA
Somerset Trust Holding Company	SOME	PA
QNB Corp.	QNBC	PA
Evans Bancorp, Inc.	EVBN	NY
First Keystone Corporation	FKYS	PA
1st Summit Bancorp of Johnstown, Inc.	FSMK	PA
Mid Penn Bancorp, Inc.	MPB	PA

To perform this analysis, Piper used financial information as of and for the period ended March 31, 2016 (or as of the most recently available quarter). Market price information was as of July 11, 2016. Earnings estimates for the years ending December 31, 2016 and December 31, 2017 for OceanFirst, Ocean Shore and other selected companies were taken from SNL Financial, a nationally recognized earnings estimate consolidator.

Piper’s analysis showed the following concerning the selected public companies for OceanFirst’s market performance:

	OCFC		OCFC Group 25th Percentile		OCFC Group Median		OCFC Group 75th Percentile
Stock Price / Tangible Book Value per Share(1)	146.6%		130.6%		146.9%		158.1%
Core Deposit Premium(1)	5.1%		5.1%		6.3%		8.2%
Stock Price / Last Twelve Months EPS(2)	14.6	x	13.4	x	14.3	x	15.1	x
Stock Price / 2016 Est. EPS	12.5	x	13.2	x	13.9	x	15.3	x
Stock Price / 2017 Est. EPS	10.8	x	12.2	x	13.0	x	14.8	x

(1)	OceanFirst estimated pro forma for acquisition of Cape Bancorp, Inc.
(2)	Excludes non-recurring transaction charges associated with Cape Bancorp, Inc. acquisition.

Piper’s analysis showed the following concerning the selected public companies for Ocean Shore’s market performance:

	OSHC		OSHC Group 25th Percentile		OSHC Group Median		OSHC Group 75th Percentile
Stock Price / Tangible Book Value per Share	100.1%		101.5%		119.3%		135.7%
Core Deposit Premium	0.0%		0.2%		1.9%		4.0%
Stock Price / Last Twelve Months EPS	15.2	x	10.3	x	13.3	x	16.8	x
Stock Price / 2016 Est. EPS	15.0	x	14.7	x	15.4	x	15.7	x
Stock Price / 2017 Est. EPS	14.9	x	13.1	x	14.3	x	14.9	x

Comparable Transaction Analysis. Piper reviewed certain publicly available information related to eleven selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the Mid-Atlantic announced after January 1, 2013, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller was not an MHC and had total assets between $800 million and $2 billion, a last twelve months return on average assets between 0.25% and 1.75%, and a nonperforming assets to assets ratio less than 3.0%. The transactions included in the group were:

Acquiror	Acquiree
Investors Bancorp, Inc.	Bank of Princeton
OceanFirst Financial Corp.	Cape Bancorp, Inc.
Univest Corporation of Pennsylvania	Fox Chase Bancorp, Inc.
United Bankshares, Inc.	Bank of Georgetown
Bridge Bancorp, Inc.	Community National Bank
S&T Bancorp, Inc.	Integrity Bancshares, Inc.
WesBanco, Inc.	ESB Financial Corporation
National Penn Bancshares, Inc.	TF Financial Corporation
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
Provident Financial Services, Inc.	Team Capital Bank
Peoples Financial Services Corp.	Penseco Financial Services Corporation

Transaction multiples for the Transactions were derived based on an offer price of $22.40 per share for Ocean Shore based on OceanFirst’s July 11, 2016 closing price of $18.67. For each precedent transaction, Piper derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest financial statements of the company available prior to the announcement of the acquisition;

•	tangible equity premium to core deposits (total deposits less jumbo time deposits) based on the latest financial statements of the company available prior to the announcement of the acquisition;

•	the last twelve months earnings per share based on the latest financial statements of the company available prior to the announcement of the acquisition;

•	the current year earnings per share estimate of the acquired company, if available, from SNL Financial, a nationally recognized earnings estimate consolidator;

•	the forward year earnings per share estimate of the acquired company, if available, from SNL Financial, a nationally recognized earnings estimate consolidator; and

•	the stock price of the acquired company as of market close the day before the announcement of the acquisition.

The results of the analysis are set forth in the following table:

	OCFC / OSHC Merger[1]		Comparable Transactions 25th Percentile		Comparable Transactions Median		Comparable Transactions 75th Percentile
Transaction Price / Tangible Book Value	132.0%		147.3%		174.6%		199.0%
Core Deposit Premium	4.9%		8.5%		9.7%		15.0%
Transaction Price / LTM Earnings Per Share	20.0	x	17.9	x	19.8	x	23.0	x
Transaction Price / Current Year Earnings Per Share	20.5	x	19.1	x	21.3	x	24.2	x
Transaction Price / Forward Year Earnings Per Share	19.8	x	17.1	x	20.0	x	22.1	x
Market Premium	31.8%		15.4%		22.7%		39.0%

(1)	Ocean Shore estimated 2016E and 2017E earnings provided by and discussed with OceanFirst senior management.

Discounted Cash Flow Analysis. Piper performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that OceanFirst could provide to equity holders through the year ending December 31, 2021 on a stand-alone basis. In performing this analysis, Piper used publicly available median analyst earnings estimates provided by SNL Financial for OceanFirst for the years ending December 31, 2016 and December 31, 2017, with estimated earnings thereafter through the year ending December 31, 2022 based on estimated earnings growth between 8% and 9% annually, as provided by OceanFirst senior management. The analysis assumed discount rates ranging from 11.5% to 13.5%, which were assumed deviations, both up and down, as selected by Piper based on a discount rate of 12.4% as determined by Piper. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to OceanFirst’s stockholders from 2016 to 2021 and (2) the present value of the terminal value of OceanFirst’s common stock. In determining cash flows available to stockholders, Piper assumed that OceanFirst would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to OceanFirst stockholders. In calculating the terminal value of OceanFirst, Piper applied terminal multiples ranging from 12.0 times to 14.0 times 2022 estimated earnings. This resulted in a range of values of OceanFirst on a stand-alone basis from $20.57 to $25.19 per share.

Piper also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Ocean Shore could provide to equity holders through the year ending December 31, 2021 on a stand-alone basis. In performing this analysis, Piper used Ocean Shore earnings estimates as provided by OceanFirst senior management for the year ending December 31, 2016 through the year ending December 31, 2022 (as described below on page 84). The analysis assumed discount rates ranging from 11.5% to 13.5%, which were assumed deviations, both up and down, as selected by Piper based on a discount rate of 12.4% as determined by Piper. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to Ocean Shore’s stockholders from 2016 to 2021 and (2) the present value of the terminal value of Ocean Shore’s common stock. In determining cash flows available to Ocean Shore stockholders, Piper assumed that Ocean Shore would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to Ocean Shore stockholders. In calculating the terminal value of Ocean Shore, Piper applied terminal multiples ranging from 12.0 times to 14.0 times 2022 estimated earnings. This analysis resulted in a range of values of Ocean Shore from $17.17 to $20.12 per share.

Piper also performed an analysis that estimated the net present value per share of Ocean Shore common stock on a pro forma basis assuming that Ocean Shore performed in accordance with the earnings estimates provided by OceanFirst management (as described below on page 85), inclusive of estimated synergies associated with the Transactions. Piper utilized the same methodology as described in the Ocean Shore stand alone discounted cash flow analysis. The analysis assumed discount rates ranging from 11.5% to 13.5%, which were assumed deviations, both up and down, as selected by Piper based on a discount rate of 12.4% as determined by Piper. In calculating the terminal value of Ocean Shore, Piper applied terminal multiples ranging from 12.0 times to 14.0 times 2022 estimated earnings. This analysis resulted in a range of values of Ocean Shore from $27.18 to $32.76 per share.

Piper stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Ocean Shore and OceanFirst.

Financial Impact Analysis. Piper performed pro forma merger analyses that combined projected income statement and balance sheet information of OceanFirst and Ocean Shore. Assumptions regarding the accounting treatment, acquisition adjustments, related expenses and cost savings were used to calculate the financial impact that the Transactions would have on certain projected financial results of OceanFirst. In the course of this analysis, Piper used Ocean Shore earnings projections, as provided by OceanFirst’s senior management (as described below on page 85), for the years ending December 31, 2016 through December 31, 2022 (including cost savings) and for OceanFirst used publicly available earnings estimates by research analysts covering OceanFirst for the years ending December 31, 2016 and December 31, 2017 of $32 million (adjusted for one-time expenses to be incurred in connection with the closing of the Cape acquisition) and $45 million, respectively, with estimated earnings projections for years thereafter based on estimated earnings growth between 8% and 9% annually, as provided by OceanFirst’s senior management. This analysis indicated that the Transactions would be accretive to OceanFirst’s estimated earnings per share in 2017 (excluding transaction expenses) and 2018. The analysis also indicated that the Transactions would be 3.1% dilutive to tangible book value per share for OceanFirst with an earnback of 3.7 years. Additionally, OceanFirst is estimated to maintain well-capitalized ratios per regulatory guidelines. For all of the above analyses, the actual results achieved by OceanFirst following the Transactions may vary from the projected results, and the variations may be material.

Other Analyses. Among other things, Piper reviewed balance sheet composition and other financial data for OceanFirst and Ocean Shore. With respect to OceanFirst and Ocean Shore’s public price, Piper reviewed the public price targets of four research analysts covering OceanFirst as provided by Bloomberg Finance L.P., a nationally recognized research price target consolidator, which ranged from $21.00 to $24.00 per share. Piper also reviewed the public price target of the sole research analyst covering Ocean Shore as provided by Bloomberg Finance L.P., which was $20.00 per share. Piper also reviewed the historical trading performances of shares of OceanFirst and Ocean Shore’s common stock during the 52-week period ended July 11, 2016. OceanFirst’s common stock traded as low as $16.30 per share and as high as $20.94 per share, and the closing price of OceanFirst’s common stock on July 11, 2016 was $18.67 per share. Ocean Shore’s common stock traded as low as $14.73 per share and as high as $18.00 per share, and the closing price of Ocean Shore’s common stock on July 11, 2016 was $16.99 per share.

Piper’s Compensation and Other Relationships with OceanFirst. OceanFirst and Piper entered into an engagement letter dated April 8, 2016 relating to the services to be provided by Piper in connection with the Transactions. Pursuant to the engagement letter, OceanFirst agreed to pay Piper (a) a fee of $200,000 upon the delivery to the OceanFirst board of the written Piper opinion, which fee will be credited in full against the transaction fee; and (b) contingent upon closing of the Transactions, a transaction fee of $1,100,000. Pursuant to the Piper engagement letter, OceanFirst also agreed to reimburse Piper for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention. OceanFirst has also agreed to indemnify Piper against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

The Piper investment banking team that advised OceanFirst in connection with the Transactions also advised OceanFirst (while at a prior firm) in connection with OceanFirst’s acquisition of Colonial American Bank, which acquisition closed in July 2015. Piper has not provided any other material investment banking or financial advisory services to OceanFirst, Ocean Shore or their respective affiliates during the past two years; however, Piper may do so in the future, for which it would expect to receive compensation. In the ordinary course of Piper’s business as a broker-dealer, Piper may, from time to time, purchase securities from and sell securities to OceanFirst, Ocean Shore or their affiliates.

Certain Unaudited Prospective Financial Information of Ocean Shore

As part of OceanFirst’s due diligence review in connection with the Transactions, OceanFirst’s management provided Piper and Sandler O’Neill, in connection with their respective opinions, certain non-public, preliminary internal financial forecasts of Ocean Shore’s operating results, as projected by OceanFirst on the basis of OceanFirst’s own assumptions regarding the operations of Ocean Shore (which we refer to as the “Ocean Shore projections”). The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of OceanFirst’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of OceanFirst’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Ocean Shore, as projected by OceanFirst on the basis of

OceanFirst’s own assumptions regarding the operations of Ocean Shore. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither OceanFirst’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Ocean Shore projections were prepared solely for internal use and are subjective in many respects. The Ocean Shore projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of Ocean Shore, all of which are difficult to predict and many of which are beyond the control of OceanFirst and Ocean Shore. The Ocean Shore projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. OceanFirst can give no assurance that the Ocean Shore projections and the underlying estimates and assumptions will be realized. In addition, because the Ocean Shore projections cover multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Ocean Shore projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of Ocean Shore, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described in the sections of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 140, page 27 and page 34, respectively. Stockholders are urged to review Ocean Shore’s most recent SEC filings for a description of risk factors with respect to its business.

Furthermore, the Ocean Shore projections do not take into account any circumstances or events occurring after the date they were prepared. OceanFirst can give no assurance that, had the Ocean Shore projections been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. OceanFirst does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Ocean Shore projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Ocean Shore projections do not give effect to any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on Ocean Shore of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Transactions. Further, the Ocean Shore projections do not take into account the effect on Ocean Shore of any possible failure of the Transactions to occur. None of OceanFirst, Ocean Shore or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any OceanFirst stockholder or Ocean Shore stockholder, or any other person, regarding Ocean Shore’s actual performance compared to the information contained in the Ocean Shore projections or that projected results will be achieved. The inclusion of the Ocean Shore projections should not be deemed an admission or representation by OceanFirst or Ocean Shore that it is viewed as material information of Ocean Shore, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering that the OceanFirst special meeting and the Ocean Shore special meeting will be held several months after the Ocean Shore projections were prepared, as well as the uncertainties inherent in any forecasted information, OceanFirst stockholders and Ocean Shore stockholders are cautioned not to place unwarranted reliance on such information in connection with their consideration of the OceanFirst share issuance proposal and the Ocean Shore merger proposal, as applicable.

The following unaudited prospective financial information with respect to Ocean Shore was provided to Piper and Sandler O’ Neill by senior management of OceanFirst.

	2016	2017	2018	2019	2020	2021
Ocean Shore Net Income (in Millions)	$6.8	$7.1	$7.9	$8.4	$9.0	$9.7

In addition to the years reflected in the table above, Piper used an estimated earnings growth rate of 8% from December 31, 2021, as provided by senior management of OceanFirst, to arrive at an estimated net income of $10.5 million for the year ending December 31, 2022.

Interests of Ocean Shore’s Directors and Executive Officers in the Transactions

In considering the recommendation of the Ocean Shore board of directors that you vote to approve the merger agreement, you should be aware that Ocean Shore’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Ocean Shore’s stockholders generally. The Ocean Shore board of directors was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby and (ii) resolve to recommend the approval of the merger agreement to Ocean Shore stockholders. Ocean Shore’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement and whether to vote “FOR” the proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Ocean Shore’s named executive officers in connection with the merger. These interests are described in more detail below, and certain of them are quantified in the narrative below and the table below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table under the heading “— Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers” below, were used:

•	The relevant price per share of Ocean Shore common stock is $21.71, which is the average closing price per share over the first five business days following the first public announcement of the merger agreement; and

•	The effective time of the first-step merger is assumed to occur on December 31, 2016 solely for purposes of the disclosure in this section, and each named executive officer is assumed to experience a qualifying termination of employment (as discussed below) on such date.

Treatment of Ocean Shore Equity Awards

Treatment of Stock Options. At the effective time of the first-step merger, each Ocean Shore stock option will fully vest and be converted into a stock option exercisable for that number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Ocean Shore common stock subject to the Ocean Shore stock option immediately prior to the effective time of the first-step merger by (ii) 1.2084, with an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for each share of Ocean Shore common stock subject to the Ocean Shore stock option by (B) 1.2084. Each Ocean Shore stock option assumed and converted will continue to be subject to the same terms and conditions (other than vesting conditions) as applicable immediately prior to the effective time of the first-step merger.

Treatment of Restricted Stock Awards. At the effective time of the first-step merger, each Ocean Shore restricted stock award will fully vest and be converted into the right to receive, without interest, the merger consideration payable under the merger agreement.

Quantification of Value of Unvested Equity Awards. For an estimate of the value to be received by each of Ocean Shore’s named executive officers in respect of their unvested Ocean Shore equity awards outstanding as of the date hereof, assuming all such awards vest at the effective time of the first-step merger, see “— Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers” below. None of Ocean Shore’s non-employee directors hold any unvested Ocean Shore stock options or restricted stock.

Employment Agreement between Steven E. Brady and Ocean Shore

Ocean Shore maintains an employment agreement with Steven E. Brady, its President and Chief Executive Officer, that provides for the following severance benefits if, within two years after a change in control, Ocean Shore or its successor terminates Mr. Brady’s employment without cause or Mr. Brady voluntarily terminates employment “with good reason”:

•	a lump sum cash payment equal to 2.99 times the average of his annual compensation (including all taxable income plus any retirement contributions or benefits made or accrued on his behalf) over the five calendar years preceding the change in control;

•	the benefits he would have received under Ocean Shore’s retirement programs for a period of 36 months (with the amount of such benefits determined by the benefits received by him or accrued on his behalf during the 12 months preceding the change in control); and

•	continued health, life and disability insurance coverage for a period of 36 months.

The employment agreement with Mr. Brady provides that upon Mr. Brady’s termination of employment at or after attaining age 60 for any reason other than cause, Ocean Shore will continue health insurance coverage for Mr. Brady and his spouse through the date that each of them attain age 65 and that, thereafter, Ocean Shore will fund the cost of Medicare supplement coverage for Mr. Brady and his spouse for the remainder of their respective lives.

Under the employment agreement with Mr. Brady, any payments or benefits payable to him would be reduced to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Code, unless Mr. Brady would be better off on an after-tax basis receiving all such payments or benefits.

As described below in “— Agreements with OceanFirst,” it is anticipated that Mr. Brady will enter into a separation and consulting agreement with OceanFirst that will be effective as of the effective time of the first-step merger. The separation and consulting agreement will provide for payments and benefits that will be made in full satisfaction of Mr. Brady’s rights under his employment agreement in connection with his termination thereunder. The separation and consulting agreement will also set forth the terms and conditions of Mr. Brady’s consulting arrangement with OceanFirst and his role as a director of OceanFirst and include non-competition, non-solicitation, non-disparagement and confidentiality provisions. The potential payments payable by OceanFirst under the separation and consulting agreement will only become payable after the effective time of the first-step merger. See “Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers” for the anticipated value of the payments and benefits that will be made to Mr. Brady as of the effective time of the first-step merger.

Change in Control Agreements between Other Executive Officers and Ocean Shore

Ocean Shore maintains change in control agreements with all of its executive officers (other than Mr. Brady), that provide for severance benefits in the event of a termination of employment by Ocean Shore (or a successor) without cause or a resignation by the executive for “good reason” within one year following the change in control (which we refer to as a “qualifying termination”).

The agreements provide that, in the event of a qualifying termination, each executive officer of Ocean Shore would be entitled to the following severance benefits:

•	a lump sum cash payment equal to three times (for Paul J. Esposito, Ocean Shore’s Senior Vice President and Chief Risk Officer, two times) his or her average taxable income over the five years preceding the year in which the change in control occurs; and

•	continued health and welfare insurance coverage for a period of 36 months (for Mr. Esposito, 24 months) following the qualifying termination.

Under the change in control agreements, any payments or benefits payable to the executive officer will be reduced to the extent that such payments or benefits would result in the loss of deductibility to Ocean Shore under Section 280G of the Code and imposition of excise taxes on the executive officer under Section 4999 of the Code.

See “— Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers” below for the value of these payments and benefits for each of Ocean Shore’s Named Executive Officers. For Mr. Esposito, assuming a qualifying termination as of the effective time of the first-step merger, the value of his lump sum cash payment would be $359,133, and the value of continued health and welfare insurance coverage for 24 months would be $38,300.

As described below in “— Agreements with OceanFirst,” it is anticipated that Janet M. Bossi, Ocean Shore’s Executive Vice President, and Kim M. Davidson, Ocean Shore’s Executive Vice President and Corporate Secretary, will enter into arrangements with OceanFirst effective as of the effective time of the first-step merger that will provide for certain payments in lieu of the lump sum cash payment under their change in control agreements and set forth their new positions at OceanFirst following the effective time of the first-step merger.

Salary Continuation Agreements

Ocean Shore maintains salary continuation agreements with each of Ocean Shore’s executive officers, other than Donald F. Morgenweck, Ocean Shore’s Senior Vice President and Chief Financial Officer, and Mr. Esposito, to provide them with additional compensation at retirement. Under their salary continuation agreements, these executive officers will receive an annual benefit (the normal retirement benefit) payable in monthly installments upon termination of employment after having reached the normal retirement age specified in the agreement. A reduced benefit is payable if the executive officer retires prior to the normal retirement age. The early termination benefit equals the normal retirement benefit multiplied by a fraction based on the executive’s years of service. If, following a change in control, the executive officer terminates employment prior to normal retirement age, other than for cause, the executive officer will be entitled to the normal retirement benefit, payable beginning in the month following termination of employment. Mr. Brady has not reached normal retirement age under his supplemental salary continuation agreement and Ms. Bossi and Ms. Davidson have not reached normal retirement age under their salary continuation agreements and, therefore, the merger will entitle them to an enhanced benefit if they terminate employment following the merger. See “— Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers” below for the value of the enhanced benefits to which Mr. Brady, Ms. Bossi and Ms. Davidson will be entitled.

Supplemental Executive Retirement Plan

Ocean Shore maintains a supplemental executive retirement plan in which Mr. Brady is the only participant. This plan provides for a benefit if a change in control occurs prior to the complete scheduled payment of the employee stock ownership plan (ESOP) acquisition loans. The amount of the benefit equals the total number of shares of Ocean Shore common stock that would have been allocated to Mr. Brady under the ESOP had he remained employed through the last scheduled payment on all outstanding ESOP acquisition loans, minus the number of shares allocated to Mr. Brady as of the change in control. See “— Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers” below for the value of the benefit to which Mr. Brady will be entitled under this plan.

Agreements with OceanFirst

It is anticipated that Mr. Brady will enter into a separation and consulting agreement with OceanFirst that will set forth Mr. Brady’s entitlements and continuing obligations in connection with his termination of employment with Ocean Shore and Ocean City Home Bank following the effective time of the first-step merger and his service as a non-employee director of and consultant to OceanFirst. It is also anticipated that Ms. Bossi and Ms. Davidson will each enter into arrangements with OceanFirst that will set forth their new positions at OceanFirst following the effective time of the first-step merger. All arrangements entered into with OceanFirst will be effective as of the effective time of the first-step merger.

Separation and Consulting Agreement — Mr. Brady. The separation and consulting agreement will provide for a consulting term of 18 months and a consulting fee of $4,167 per month. During the consulting period, OceanFirst anticipates that Mr. Brady will provide services and advice regarding the integration of Ocean Shore and OceanFirst, as well as transition planning in his role as Vice Chairman of the Southern Division of OceanFirst. If Mr. Brady’s service is terminated by OceanFirst before the end of the consulting term, he will be entitled to continued payment of the monthly consulting fees for the remainder of the consulting period. In addition, the separation and consulting agreement provides Mr. Brady with use of a company-owned vehicle, reimbursement of associated expenses and the payment of annual golf club dues during the consulting period. In no event will the total compensation paid to Mr. Brady by OceanFirst for his services as a director and a consultant to OceanFirst and its affiliates exceed $195,000 in any single twelve (12) month period.

The agreement provides that Mr. Brady will be subject to restrictive covenants in favor of OceanFirst, including an indefinite restriction on the disclosure of confidential information, an agreement not to disparage OceanFirst and non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants apply until 36 months following the termination or the expiration of the consulting period.

Arrangements with Ms. Bossi and Ms. Davidson. The agreements for Ms. Bossi and Ms. Davidson will provide for Ms. Bossi and Ms. Davidson to waive their right to receive a lump sum cash payment under their change in control agreements in the event of a qualifying termination and set forth their new positions at OceanFirst following the effective time of the first-step merger. In addition, the agreements will provide for transaction bonuses and retention payments for Ms. Bossi and Ms. Davidson. Ms. Bossi will be eligible to receive a transaction bonus payable at the time of the first-step merger equal to approximately $175,000 and a cash retention payment equal to $490,000 payable in increments over thirty months following the first-step merger. Ms. Davidson will be eligible to receive a transaction bonus payable at the time of the first-step merger equal to approximately $490,000 and a cash retention payment equal to $235,000 payable in increments over eighteen months following the first-step merger. The payment of their respective retention amounts will be accelerated on a termination of employment of Ms. Bossi or Ms. Davidson without cause or for “good reason” during the applicable retention period provided that they comply with non-competition and non-solicitation covenants applicable for the remainder of the retention period. Following the effective time of the first-step merger, Ms. Bossi will serve as Senior Vice President — Residential/Commercial Lending of OceanFirst and Ms. Davidson will serve as Senior Vice President — Southern Division Retail of OceanFirst.

Split-Dollar Insurance Agreements

Ocean Shore maintains split dollar life insurance agreements with Mr. Brady, Ms. Bossi, Ms. Davidson and Anthony J. Rizzotte, Ocean Shore’s Executive Vice President and Chief Lending Officer, that provide that the executive officer’s designated beneficiary will receive a portion of the proceeds of certain life insurance policies covering the executive officer if the executive officer dies while employed by Ocean Shore. Under the terms of the agreements, if the executive officer terminates employment and qualifies as an eligible retiree or terminates employment other than for cause following a change in control, the agreement will continue in effect unless mutually terminated; provided, however, that the split dollar life insurance agreements will terminate as of the date that the executive officer has been paid all benefits to which he or she is entitled under his or her salary continuation agreement. Mr. Brady and Mr. Rizzotte are eligible retirees under the split dollar life insurance agreements; accordingly, the merger has no impact on the continuation of their split dollar life insurance agreements. If Ms. Bossi or Ms. Davidson terminate employment following the effective time of the first-step merger, their split dollar life insurance agreements will remain in effect unless mutually terminated.

See “— Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers” below for the present value of the value of the insurance coverage that would be provided to Ms. Bossi and Ms. Davidson through the date on which they attain normal retirement age under their split dollar life insurance agreements.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the merger agreement OceanFirst has agreed, following the effective time of the first-step merger, to indemnify and hold harmless all present and former directors, officers and employees of Ocean Shore and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the first-step merger, arising out of the fact that such person is or was a director, officer or employee of Ocean Shore or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the first-step merger, including the transactions contemplated by the merger agreement, to the same extent such persons are indemnified as of the date of the merger agreement by Ocean Shore pursuant to Ocean Shore’s certificate of incorporation, Ocean Shore’s bylaws or the governing or organizational documents of any subsidiary of Ocean Shore, and has also agreed to advance expenses to such persons to the same extent as such persons are entitled to advancement of expenses as of the date of the merger agreement by Ocean Shore pursuant to Ocean Shore’s certificate of incorporation, Ocean Shore’s bylaws or the governing or organizational documents of any subsidiary of Ocean Shore, except that, if required, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the first-step merger, Ocean Shore’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the integrated mergers. However, the surviving corporation is not required to spend annually more than the 200% of the annual premium currently paid by Ocean Shore under its current policy, and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Ocean Shore, in consultation with, but only upon the prior written consent of OceanFirst, may (and at the request of OceanFirst, Ocean Shore will use its reasonable best efforts to) obtain at or prior to the effective time of the first-step merger a six year “tail” policy under Ocean Shore’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed 300% of the current annual premium paid as of the date of the merger agreement by Ocean Shore for such insurance. For additional information see the section entitled “The Merger Agreement —Director and Officer Indemnification and Insurance” beginning on page 104 of this joint proxy statement/prospectus.

Appointment to the Board of Directors

The merger agreement provides that, at the effective time of the first-step merger, OceanFirst will expand its board of directors from 10 members to 13 members and will appoint Mr. Brady and two other current directors of Ocean Shore to the OceanFirst board.

Advisory Board

At or promptly following the effective time of the first-step merger, OceanFirst will create an advisory board, the purpose of which shall be to advise OceanFirst with respect to the integration of Ocean Shore’s business, as well as to maintain and develop customer and other stakeholder relationships in Ocean Shore’s market area. The advisory board will consist of Mr. Brady and each member of the Ocean Shore board of directors who has not been appointed to the OceanFirst board of directors. As consideration for service on the advisory board, each such member (other than Mr. Brady) will be entitled to receive compensation in the amount of $30,000 per year for a period of two years following the closing of the first-step merger.

Quantification of Payments and Benefits to Ocean Shore’s Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Ocean Shore that is based on, or otherwise relates to, the merger (which we refer to as “merger-related compensation”).

The merger-related compensation described below is based on the existing agreements with Ocean Shore. The table does not include amounts payable under the anticipated new agreements with OceanFirst following the effective time of the first-step merger. For additional details regarding the anticipated new agreements with OceanFirst, see the discussion under the heading “— Agreements with OceanFirst” above.

The table below sets forth the amount of payments and benefits that each of Ocean Shore’s named executive officers would receive in connection with the first-step merger, based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and reflects the vesting of certain equity awards held by the named executive officers as of August 1, 2016 that would vest in accordance with their terms prior to the effective time of the first-step merger. For purposes of calculating such amounts, in addition to the assumptions described in the footnotes to the table below, the following assumptions were used:

•	The amounts below are determined using a price per share of Ocean Shore common stock of $21.71, which is the average closing price per share over the first five business days following the first public announcement of the merger agreement;

•	The effective time of the first-step merger is assumed to occur on December 31, 2016 solely for purposes of the disclosure in this section, and each named executive officer is assumed to experience a qualifying termination on such date; and

•	Except where otherwise indicated, the amounts below have not been reduced to reflect any reduction in benefits that may be applicable under the terms of the employment and change in control agreements to avoid any loss of deductibility under Section 280G of the Code and imposition of excise taxes on the named executive officer under Section 4999 of the Code.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Steven E. Brady	2,236,067	101,980	910,187	0	3,248,234
Janet M. Bossi	618,510	80,141	291,630	6,702	966,983
Kim M. Davidson	691,637	74,214	195,037	3,449	964,337
Donald F. Morgenweck	627,270	64,167	0	0	691,437
Anthony J. Rizzotte	851,925	74,214	0	0	926,039

(1)

Cash. The employment agreement between Ocean Shore and Mr. Brady provides the following cash severance payment if within two years after a change in control, Ocean Shore terminates Mr. Brady’s employment without cause or Mr. Brady voluntarily terminates employment “with good reason”: (a) a lump sum cash payment equal to 2.99 times the average of his annual compensation (including all taxable income plus any retirement contributions or benefits made or accrued on his behalf) over the five calendar years preceding the change in control; and (b) the benefits he would have received under Ocean Shore’s retirement programs for a period of 36 months. The change in control agreements with each of the other named executive officers provide for a cash severance payment in the event of termination of employment by Ocean Shore without cause or a resignation by the executive for “good reason” within one year following the change in control of Ocean Shore equal to three times the executive officer’s average taxable income over the five years preceding the year in which the change in control occurs. The cash payments under Mr. Brady’s employment agreement and the change in control agreements with the other named executive officers would be “double-trigger.” The potential payments for consulting services payable by OceanFirst under the separation and consulting agreement with Mr. Brady are not included in the table, and these amounts will only become payable subject to his continued service after the effective time of the first-step merger or in connection with certain terminations thereof. The potential payments under the OceanFirst arrangements with Ms. Bossi and Ms. Davidson are also not included in the table.
(2)	Equity. As described above, all unvested equity-based awards held by Ocean Shore’s named executive officers will become vested at the effective time of the first-step merger (i.e., “single-trigger” vesting) and will either (a) be settled for the merger consideration, in the case of Ocean Shore restricted stock awards, or (b) be assumed by OceanFirst, in the case of Ocean Shore stock options. Set forth below are the values of each type of equity-based award outstanding as of the date hereof that would become vested upon the effective time of the first-step merger, based on a price per share of Ocean Shore common stock of $21.71.

Name	Stock Options ($)	Restricted Stock ($)
Steven E. Brady	15,140	86,840
Janet M. Bossi	15,011	65,130
Kim M. Davidson	9,084	65,130
Donald F. Morgenweck	7,721	56,466
Anthony J. Rizzotte	9,084	65,130

(3)	Pension/NQDC. The amount in the table reflects the aggregate dollar value of pension and nonqualified deferred compensation benefit enhancements. Set forth below are (a) the benefit enhancement under the salary continuation agreements, which is the difference between the present value of the early retirement benefit payable under the salary continuation agreement with the named executive officer and the present value of the change in control benefit that would be payable if the executive officer terminates employment following the completion of the merger, in each case using a discount rate of 6.0%, and (b) the supplemental stock ownership benefit under the supplemental executive retirement plan, calculated as 35,395 shares of Ocean Shore common stock valued at $21.71 per share. The enhanced benefit under the salary continuation agreements is “double-trigger” and the supplemental stock ownership benefit under the supplemental executive retirement plan is “single-trigger.”

Name	Salary Continuation Agreements ($)	Supplemental Executive Retirement Plan ($)
Steven E. Brady	141,762	768,425
Janet M. Bossi	291,630	0
Kim M. Davidson	195,037	0
Donald F. Morgenweck	0	0
Anthony J. Rizzotte	0	0

(4)	Perquisites/Benefits. The amount in the table reflects the benefit enhancement under the split dollar life insurance agreements for Ms. Bossi and Ms. Davidson, calculated as the present value of the value of the insurance coverage under the split dollar insurance agreements with Ms. Bossi and Ms. Davidson through the date on which each executive attains normal retirement age under their respective salary continuation agreements. Such benefit is “single-trigger.” As discussed in “— Employment Agreement between Steven E. Brady and Ocean Shore” above, Mr. Brady would be entitled to continuation of coverage under Ocean Shore’s health and welfare plans for 36 months following his termination of employment. Because Mr. Brady will receive continued coverage as a director of OceanFirst, the value of the continuing insurance coverage is not included in the table above. As discussed in “—Change in Control Agreements between Other Executive Officers and Ocean Shore” above, Ms. Bossi, Ms. Davidson, Mr. Morgenweck and Mr. Rizzotte are entitled to continuation of coverage under Ocean Shore’s health and welfare plans for 36 months following termination of employment within 12 months after a change in control. Ms. Bossi and Ms. Davidson will not be entitled to continuing insurance benefits under their change in control agreements because they will be employees of OceanFirst after the merger. Because Mr. Morgenweck’s and Mr. Rizzotte’s change in control agreements require a reduction in benefits to avoid adverse tax consequences under Section 280G and Section 4999 of the Code, Mr. Morgenweck and Mr. Rizzotte are assumed to elect to forego receipt of continued insurance benefits in order to receive a greater cash severance payment. The estimated value of the continued insurance coverage that both Mr. Rizzotte and Mr. Morgenweck are assumed to have elected to forego is $28,485.

Public Trading Markets

OceanFirst common stock is listed for trading on the NASDAQ under the symbol “OCFC” and Ocean Shore common stock is listed on the NASDAQ under the symbol “OSHC.” Upon completion of the first-step merger, Ocean Shore common stock will no longer be listed on the NASDAQ and will be de-registered under the Exchange Act. It is a condition to each party’s obligations to complete the integrated mergers that the OceanFirst common stock to be issued pursuant to the merger agreement be authorized for listing on the NASDAQ (subject to official notice of issuance). Immediately following the completion of the Transactions, shares of OceanFirst common stock will continue to be traded on the NASDAQ under the symbol “OCFC.”

Dividend Policy

OceanFirst currently pays a quarterly cash dividend of $0.13 per share, which is expected to continue, although the OceanFirst board may change this dividend policy at any time. Ocean Shore currently pays quarterly cash dividends of $0.06 per share, which is expected to continue until the effective time, although, subject to certain restrictions in the merger agreement, the Ocean Shore board may change this dividend policy at any time. OceanFirst stockholders will be entitled to receive dividends when and if declared by the OceanFirst board out of funds legally available for dividends. The OceanFirst board will consider OceanFirst’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

OceanFirst’s principal source of income is dividends that are declared and paid by OceanFirst Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon the receipt of dividends from OceanFirst Bank. Insured depository institutions such as OceanFirst Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the OceanFirst’s banking regulators.

No Dissenters’ Rights

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. New Jersey law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange, if cash is to be received or the securities to be received are listed on a national securities exchange. Because Ocean Shore’s common stock is listed on the NASDAQ, the holders of Ocean Shore common stock are not entitled to dissenters’ or appraisal rights in the first-step merger.

Regulatory Approvals Required for the Transactions

Completion of the Transactions is subject to receipt of certain approvals, waivers and consents from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be expected to result in a materially burdensome regulatory condition. Subject to the terms and conditions of the merger agreement, OceanFirst and Ocean Shore have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include, among others, approval (or waiver of such approval) from the Federal Reserve Board and the OCC. OceanFirst and Ocean Shore submitted the FRB waiver request on August 26, 2016 and the OCC application on August 18, 2016. As of the date of this joint proxy statement/prospectus, the FRB waiver request has been granted, and the OCC application remains outstanding. Although neither Ocean Shore nor OceanFirst knows of any reason why the OCC application should not be approved in a timely manner, Ocean Shore and OceanFirst cannot be certain when, or if, the OCC application will be approved.

Federal Reserve Board

OceanFirst is a savings and loan holding company regulated and supervised by the Federal Reserve Board under the Home Owners Loan Act of 1933 (which we refer to as “HOLA”). Unless granted a waiver by the Federal Reserve Board, the transactions contemplated by the merger agreement require prior approval of the Federal Reserve Board under HOLA.

Office of the Comptroller of the Currency

OceanFirst Bank is an insured depository institution regulated and supervised by the OCC. The merger of Ocean Shore Bank with and into OceanFirst Bank requires prior approval of the OCC under the Bank Merger Act. In evaluating an application for such approval, the OCC takes into consideration a number of factors, including (i) the competitive impact of the transaction; (ii) financial and managerial resources of the bank parties to the bank merger or integrated mergers both on a current and pro forma basis; (iii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings; (iv) the banks’ effectiveness in combating money laundering activities; and (v) the extent to which the bank merger or integrated mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Additional Regulatory Approvals and Notices

OceanFirst and Ocean Shore believe that the Transactions do not raise substantial antitrust or other significant regulatory concerns and that the parties to the Transactions will be able to obtain all requisite regulatory approvals. However, neither OceanFirst nor Ocean Shore can assure you that all of the regulatory approvals described above will be obtained and, if obtained, OceanFirst and Ocean Shore cannot assure you as to the timing of any such approvals, their ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a materially burdensome regulatory condition.

Neither OceanFirst nor Ocean Shore is aware of any material governmental approvals or actions that are required for completion of the Transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Related to the Transactions

On July 22, 2016, Robert Strougo, a purported Ocean Shore stockholder, filed a putative class action lawsuit in the Superior Court for the State of New Jersey, Cape May County, against Ocean Shore, the members of the Ocean Shore board and OceanFirst on behalf of all Ocean Shore public stockholders. The lawsuit generally alleges that the members of the Ocean Shore board breached their fiduciary duties by approving the merger agreement because the Transactions are procedurally flawed and financially inadequate, certain terms in the merger agreement are preclusive and unfair, and certain members of the Ocean Shore board are conflicted. Plaintiff further alleges that OceanFirst aided and abetted such breaches. The lawsuit seeks to enjoin the merger, as well as unspecified money damages, costs and attorney’s fees and expenses. On September 7, 2016, plaintiff filed an amended complaint bringing disclosure claims alleging that OceanFirst’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, omitted certain material information. Although the defendants believe that they have meritorious defenses to the plaintiff’s claims, defendants and plaintiffs agreed to the terms of a settlement on October 10, 2016 whereby additional disclosures were made in the Registration Statement. The terms of the settlement are subject to, among other things, further documentation and Court approval.

On September 8, 2016, Robert Garfield, a purported stockholder of OceanFirst, filed a putative class action in the Superior Court of New Jersey, Ocean County, captioned Garfield v. OceanFirst Financial Corp., et al No. OCN-L-2469-16, against OceanFirst and members of the OceanFirst board on behalf of all public OceanFirst stockholders. The lawsuit generally alleges that the members of the OceanFirst board breached their fiduciary duties by approving the Transactions. The lawsuit further alleges the Transactions are not in the best interests of the OceanFirst stockholders and provide personal benefits to the individual defendants. The lawsuit also alleges that the Registration Statement omitted certain material information. The lawsuit seeks to enjoin the

Transactions, as well as unspecified money damages, costs and attorney’s fees and expenses. In furtherance of this action, on October 12, 2016, Robert Garfield filed a motion asking the court (i) to enjoin the consummation of the Transactions pending completion of outstanding discovery requests, (ii) to direct OceanFirst to produce requested documents and be available for depositions and (iii) to set an evidentiary hearing to continue the injunction pending curative disclosures or, alternatively, trial. OceanFirst believes the allegations in the lawsuit are without merit and it intends to vigorously defend against all claims asserted. However, neither OceanFirst nor Ocean Shore can give you any assurance that OceanFirst may not face additional claims related to the Transactions.

THE MERGER AGREEMENT

The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the express terms of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the integrated mergers.

Structure of the Transactions

Each of the OceanFirst board and the Ocean Shore board has unanimously approved the merger agreement. The merger agreement provides for (i) the merger of Merger Sub with and into Ocean Shore, with Ocean Shore continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the completion of the first-step merger, Ocean Shore will merge with and into OceanFirst, with OceanFirst continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, Ocean Shore Bank will merge with and into OceanFirst Bank, a wholly owned bank subsidiary of OceanFirst, with OceanFirst Bank continuing as the surviving bank in the bank merger.

Prior to the completion of the Transactions, Ocean Shore and OceanFirst may, by mutual agreement, change the method or structure of effecting the combination of Ocean Shore and OceanFirst, except that no such change may (i) alter or change the amount and kind of the merger consideration, (ii) adversely affect the tax treatment of Ocean Shore stockholders or OceanFirst stockholders, (iii) adversely affect the tax treatment of Ocean Shore or OceanFirst or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Subject to the terms and conditions of the merger agreement, at the effective time, each share of Ocean Shore common stock issued and outstanding immediately prior to the completion of the first-step merger, except for specified shares of Ocean Shore common stock owned by Ocean Shore or OceanFirst, will be converted into the right to receive $4.35 in cash, without interest, and 0.9667 shares of OceanFirst common stock.

If the outstanding shares of OceanFirst common stock or Ocean Shore common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or if there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the merger consideration.

Fractional Shares

OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. Instead, any Ocean Shore stockholder who otherwise would have been entitled to receive a fraction of a share of OceanFirst common stock will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the average closing-sale price per share of OceanFirst common stock on the NASDAQ (as reported by The Wall Street Journal) for the five full trading days ending on the day preceding the day on which the first-step merger is completed.

Governing Documents; Directors and Officers; Governance Matters

Upon the consummation of the integrated mergers, the certificate of incorporation and bylaws of OceanFirst in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation after completion of the integrated mergers, until thereafter amended in accordance with applicable law and the terms of such documents.

Upon consummation of the Transactions, OceanFirst has agreed to (i) increase the size of the OceanFirst board and the board of directors of OceanFirst Bank to thirteen members and (ii) appoint Steven E. Brady and two other current members of the Ocean Shore board, to be selected by the Leadership Committee of OceanFirst in consultation with the OceanFirst board and the Ocean Shore board, to the OceanFirst board and the board of directors of OceanFirst Bank, with one such appointee being appointed to each of the three classes of boards of OceanFirst and OceanFirst Bank.

In addition, at the effective time of the first-step merger, OceanFirst has agreed to create an advisory board, the purpose of which will be to advise OceanFirst with respect to the integration of Ocean Shore’s business, as well as to maintain and develop customer and other stakeholder relationships in Ocean Shore’s market area. The advisory board is expected to consist of Steven E. Brady and the four current members of the Ocean Shore board who are not selected for appointment to the OceanFirst board and the board of directors of OceanFirst Bank, as described above. The members of the advisory board will be appointed to the advisory board for a term ending on the second anniversary of the effective time of the first-step merger and, in exchange for performing their duties on the advisory board, will be entitled to receive a fee of thirty thousand dollars per year.

Treatment of Ocean Shore Equity-Based Awards

Restricted Stock

At the effective time, each restricted stock award in respect of shares of Ocean Shore common stock granted under an Ocean Shore equity plan will become fully vested and the restrictions thereon will lapse, and each holder of such restricted stock will be entitled to receive the merger consideration.

Stock Options

Also at the effective time, all outstanding and unexercised options to purchase Ocean Shore common stock will fully vest and will convert into options to purchase a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Ocean Shore common stock subject to such Ocean Shore stock option immediately prior to the effective time by (ii) 1.2084; and the exercise price per share of the new option will be equal to the quotient obtained by dividing (a) the per share exercise price for the shares of Ocean Shore common stock subject to such Ocean Shore option by (b) 1.2084 (rounded up to the nearest whole cent).

Closing and Effective Time

The integrated mergers will be completed only if all conditions to the integrated mergers set forth in the merger agreement (as discussed in this joint proxy statement/prospectus) are either satisfied or waived. See the section of this joint proxy statement/prospectus entitled “— Conditions to Complete the Integrated Mergers.”

The first-step merger will become effective as of the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of New Jersey. The second-step merger will become effective as set forth in the certificate of merger to be filed with the Delaware Secretary of State. The closing of the integrated mergers will take place at 10:00 a.m., New York City time, on the last business day of the month in which the conditions set forth in the merger agreement have been satisfied or waived, unless another date or time is agreed to in writing by OceanFirst and Ocean Shore. OceanFirst and Ocean Shore currently expect to complete the Transactions late in the fourth quarter of 2016 or early in the first quarter of 2017, subject to the requisite approval of the OceanFirst stockholders, the requisite approval of the Ocean Shore stockholders, the receipt of regulatory approvals or waivers and the fulfillment of other customary closing conditions set forth in the merger agreement, but neither Ocean Shore nor OceanFirst can guarantee when, or if, the Transactions will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Ocean Shore common stock into the right to receive the merger consideration will occur automatically at the effective time. Promptly following completion of the first-step merger, the exchange agent will exchange certificates representing shares of Ocean Shore common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable after the effective time, and in no event later than five business days thereafter, the exchange agent will mail to each holder of record of Ocean Shore common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Ocean Shore common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Ocean Shore common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by OceanFirst, the posting of a bond in an amount as OceanFirst may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Following completion of the first-step merger, there will be no further transfers on the stock transfer books of Ocean Shore of shares of Ocean Shore common stock that were issued and outstanding immediately prior to the effective time.

Withholding

OceanFirst and the exchange agent will be entitled to deduct and withhold from the merger consideration any cash in lieu of fractional shares of OceanFirst common stock, cash dividends or distributions payable or any other cash amount payable under the merger agreement to any person the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are so withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to OceanFirst common stock will be paid to the holder of any unsurrendered certificates of Ocean Shore common stock until the holder surrenders such certificate in accordance with the terms of the merger agreement. After the surrender of a certificate in accordance with the terms of the merger agreement, the record holder of such certificate will be entitled to receive any such dividends or other distributions, without any interest thereon, which previously become payable with respect to the stock consideration which the shares of Ocean Shore common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations, warranties and covenants described below, and elsewhere in this joint proxy statement/prospectus, and included in the merger agreement were made by OceanFirst and Ocean Shore for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations, warranties and covenants may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between OceanFirst and Ocean Shore rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by OceanFirst or Ocean Shore. Therefore, you should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of OceanFirst, Ocean Shore or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140. OceanFirst and Ocean Shore will provide additional disclosure in their respective public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the representations and warranties in the merger agreement and will update such disclosure as required by the federal securities laws.

The merger agreement contains customary representations and warranties of each of OceanFirst and Ocean Shore relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Ocean Shore relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the integrated mergers;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the integrated mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the integrated mergers;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	absence of action or circumstance that could reasonably be expected to prevent the integrated mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	employee and employee benefits matters;

•	SEC reports;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	opinion from its financial advisor;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan matters; and

•	insurance matters.

The merger agreement contains representations and warranties made by OceanFirst relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the integrated mergers;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the integrated mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the integrated mergers;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	absence of action or circumstance that could reasonably be expected to prevent the integrated mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	employee and employee benefits matters;

•	SEC reports;

•	compliance with applicable laws;

•	absence of agreements with regulatory authorities;

•	certain material contracts;

•	environmental matters;

•	insurance matters;

•	loan matters;

•	inapplicability of takeover statutes;

•	opinion from its financial advisor; and

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

Certain representations and warranties of OceanFirst and Ocean Shore are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Ocean Shore, OceanFirst or the combined company, means a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that in the case of clause (i), a material adverse effect will not be deemed to include the impact of (a) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles (which we refer to as “GAAP”) or applicable regulatory accounting requirements, (b) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (c) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, or (d) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; except, with respect to subclauses (a), (b) and (c), to the extent that the effects of such changes are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Effective Time

Ocean Shore has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay its ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Ocean Shore may not, and may not permit any of its subsidiaries to, without the prior written consent of OceanFirst, which, consent cannot be unreasonably withheld, conditioned or delayed, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Ocean Shore or any of its wholly owned subsidiaries to Ocean Shore or any of its other subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any of its capital stock;

•

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) regular quarterly cash dividends by Ocean Shore at a rate not in excess of $0.06 per share of Ocean Shore common stock, (ii) dividends paid by any of the subsidiaries of Ocean Shore to Ocean Shore or any of its wholly owned subsidiaries, or (iii) the acceptance of shares of Ocean Shore common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements);

•	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue, sell or otherwise permit to become outstanding (including by issuing any shares of Ocean Shore common stock that are held as “treasury shares” as of the date of the merger agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary of Ocean Shore, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

•	except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of Ocean Shore;

•	terminate, materially amend or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Ocean Shore, or enter into certain material contracts;

•	subject to certain exceptions, including as required under applicable law or the terms of any Ocean Shore benefit plans existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Ocean Shore benefit plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, with respect to any individual, two percent (2%) of such individual’s base salary or wage rate in effect as of the date of the merger agreement, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause, (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000 or (x) waive, release or limit any restrictive covenant obligation of any current or former employee or contractor of Ocean Shore or any of its subsidiaries;

•	settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount not in excess of $50,000 individually or in the aggregate and that would not impose any material restriction on the business of Ocean Shore or its subsidiaries or the combined company;

•	take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the integrated mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend Ocean Shore’s certificate of incorporation, Ocean Shore bylaws or comparable governing document of any of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

•	take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the integrated mergers not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, originating, acquiring, selling, risk and asset liability management and other banking and operating, securitization and servicing policies or practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make any loans or extensions of credit except in the ordinary course of business consistent with past practice;

•	make any individual unsecured loan or extension of credit that is not as of the date of the merger agreement approved and committed in excess of $500,000 or any individual secured loan or extension of credit in excess of $2,000,000, with respect to residential mortgage loans, and $1,000,000 with respect to all other secured loans or extensions of credit, except that OceanFirst will have been deemed to have consented to any loan or extension of credit in excess of such amounts or otherwise not permitted by this restriction if OceanFirst does not object to any such proposed loan or extension of credit within three business days of receipt by OceanFirst of a request by Ocean Shore to exceed such limit along with all financial or other data that OceanFirst may reasonably request in order to evaluate such loan or extension of credit;

•	change in any material respect its hedging practices and policies, except as required by law or requested by a regulatory agency;

•	make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate;

•	make, change or revoke any tax election, adopt or change any tax accounting method, file any amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to a claim of refund of material taxes, enter into any closing agreement with respect to any material tax or refund or amend any material tax return;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

•	materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the properties or assets of Ocean Shore or any of its subsidiaries; or

•	agree to take, make any commitment to take or adopt any resolutions of the Ocean Shore board or similar governing body in support of any of the foregoing.

OceanFirst has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, OceanFirst may not, and may not permit any of its subsidiaries to, without the prior written consent of Ocean Shore, which, consent cannot be unreasonably withheld, continued or delayed, undertake the following actions:

•	amend OceanFirst’s certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the integrated mergers to the Ocean Shore stockholders;

•	adjust, split, combine or reclassify any of OceanFirst’s capital stock;

•	make, declare or pay any dividend, or make any other distribution on, any shares of OceanFirst’s capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except regular quarterly cash dividends, including any increase in such quarterly cash dividends or dividends paid by any of the subsidiaries of OceanFirst to OceanFirst or any of its wholly owned subsidiaries);

•	take any action that is intended to result in any of OceanFirst’s representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the integrated mergers not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

•	take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the integrated mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that would reasonably be expected to adversely affect or delay in any material respect the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the Transactions or to perform OceanFirst’s covenants and agreements under the merger agreement or to consummate the Transactions on a timely basis; or

•	agree to take, make any commitment to take, or adopt any resolutions of OceanFirst’s board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

OceanFirst and Ocean Shore have agreed to use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. However, in no event will OceanFirst or Ocean Shore be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to result in a materially burdensome regulatory condition. OceanFirst and Ocean Shore have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the Transactions, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Matters

OceanFirst has agreed that, for the period commencing on the effective time and ending on the first anniversary of the effective time, OceanFirst will cause the surviving corporation to provide the employees of Ocean Shore and its subsidiaries who continue to be employed by OceanFirst or its subsidiaries immediately following the effective time, while employed by OceanFirst or its subsidiaries after the effective time, with base salaries, wages and employee benefits (excluding equity and equity based compensation) that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided to similarly situated employees of OceanFirst and its subsidiaries, except that OceanFirst may satisfy this obligation by providing such continuing employees with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided by Ocean Shore or its subsidiaries to such continuing employees immediately prior to the effective time.

Under the merger agreement, OceanFirst has agreed to, effective as of the effective time, assume and honor all Ocean Shore benefit plans in accordance with their terms. OceanFirst has further acknowledged that a “change in control” within the meaning of the Ocean Shore benefit plans will occur at the effective time of the first-step merger.

The merger agreement requires the surviving corporation to use reasonable best efforts to, with respect to the continuing employees:

•	waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any benefit plans of the surviving corporation;

•	provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the effective time under a benefit plan sponsored by Ocean Shore to the same extent that such credit was given under the analogous Ocean Shore benefit plan prior to the effective time of the first-step merger in satisfying any applicable deductible or out-of-pocket requirements under any new benefit plans of the surviving corporation; and

•	recognize all service of such employees with Ocean Shore and its subsidiaries, for all purposes in any new benefit plan of the surviving corporation to the same extent that such service was taken into account under the analogous Ocean Shore benefit plan prior to the effective time, subject to certain limitations.

Effective prior to the closing, Ocean Shore will terminate the Ocean Shore ESOP and (unless OceanFirst requests otherwise in writing) the Ocean Shore 401(k) Plan, in each case, in accordance with the terms of the merger agreement. As soon as practicable following the effective time, OceanFirst will permit or cause its subsidiaries to permit the continuing employees to roll over their account balances and outstanding loan balances, if any, under the Ocean Shore 401(k) Plan into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by OceanFirst or its subsidiaries. The accounts of all participants and beneficiaries in the Ocean Shore ESOP as of the effective time shall become fully vested as of the effective time. Any cash or unallocated shares of OceanFirst common stock held in the Ocean Shore ESOP’s suspense account after repayment of the Ocean Shore ESOP loan will be allocated as earnings to the accounts of the Ocean Shore ESOP participants who are employed as of the effective time based on their account balances under the Ocean Shore ESOP as of the effective time. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Ocean Shore ESOP upon the termination of the Ocean Shore ESOP, the account balances in the Ocean Shore ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. OceanFirst has agreed to permit the Ocean Shore ESOP participants who become employees of OceanFirst or OceanFirst subsidiaries to roll over their account balances in the Ocean Shore ESOP to the OceanFirst ESOP.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement OceanFirst has agreed to, following the effective time, indemnify and hold harmless all present and former directors, officers and employees of Ocean Shore and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of Ocean Shore or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the same extent such persons are indemnified as of the date of the merger agreement by Ocean Shore pursuant to Ocean Shore’s certificate of incorporation, Ocean Shore’s bylaws or the governing or organizational documents of any subsidiary of Ocean Shore, and has also agreed to advance expenses to such persons to the same extent as such persons are entitled to advancement of expenses as of the date of the merger agreement by Ocean Shore pursuant to Ocean Shore’s certificate, Ocean Shore’s bylaws or the governing or organizational documents of any subsidiary of Ocean Shore, except that, if required, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the first-step merger, Ocean Shore’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the integrated mergers. However, the surviving corporation is not required to spend annually more than 200% of the current annual premium paid as of the date of the merger agreement by Ocean Shore for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Ocean Shore, in consultation with, but only upon the prior written consent of OceanFirst, may (and at the request of OceanFirst, Ocean Shore will use its reasonable best efforts to) obtain at or prior to the effective time a six year “tail” policy under Ocean Shore’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed 300% of the current annual premium paid as of the date of the merger agreement by Ocean Shore for such insurance.

Restructuring Efforts

In the absence of additional circumstances specified in the merger agreement, neither OceanFirst nor Ocean Shore is permitted to terminate the merger agreement based on the failure of either such party to obtain the required vote of its stockholders. Instead, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transaction (except that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Ocean Shore as provided for in the merger agreement, in a manner adverse to such party or its stockholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective stockholders for approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of OceanFirst common stock to be issued in the first-step merger, access to information of the other company, the permissibility of representatives of OceanFirst and OceanFirst Bank’s attendance of Ocean Shore board meetings and certain committee meetings following the receipt of the requisite regulatory approvals, exemption from takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

Stockholder Meetings and Recommendation of the Boards of Directors of Ocean Shore and OceanFirst

Each of Ocean Shore and OceanFirst has agreed to hold a meeting of its stockholders for the purpose of voting upon approval of the merger agreement, in the case of Ocean Shore stockholders, and upon the OceanFirst share issuance, in the case of OceanFirst stockholders, in each case, as soon as reasonably practicable after this joint proxy statement/prospectus is declared effective. Ocean Shore has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby and OceanFirst has made similar covenants with respect to the OceanFirst share issuance. However, if the OceanFirst board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may (but will not be required to) submit the merger agreement to its stockholders without recommendation and may communicate the basis for its lack of a recommendation to its stockholders to the extent required by law. If the Ocean Shore board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may (but will not be required to) submit the merger agreement to its stockholders without recommendation and may communicate the basis for its lack of a recommendation to its stockholders to the extent required by law; except that the Ocean Shore board may not take any such actions unless (i) if such action is taken in response to an acquisition proposal, such acquisition proposal did not result from a breach by Ocean Shore of its obligations relating to the non-solicitation of acquisition proposals and such acquisition proposal constitutes a superior proposal; (ii) Ocean Shore gives OceanFirst at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, if such action is taken in response to an acquisition proposal, its basis for determining that such acquisition proposal, constitutes a superior proposal (including the latest material terms and conditions of, and the identity of the third-party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances)) and (iii) at the end of such notice period, the Ocean Shore board takes into account any amendment or modification to the merger agreement proposed by OceanFirst (it being understood that OceanFirst will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, again determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement (and, if such action is taken in response to an acquisition proposal, that such acquisition proposal constitutes a superior proposal). Any material amendment to any acquisition proposal will require a new determination and notice period.

Under the terms of the merger agreement, each of OceanFirst and Ocean Shore has agreed to adjourn or postpone the OceanFirst special meeting or the Ocean Shore special meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of OceanFirst common stock or Ocean Shore common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Ocean Shore or OceanFirst, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Ocean Shore stockholder approval or the requisite OceanFirst stockholder approval. However, if (i) OceanFirst submits the OceanFirst share issuance proposal to the OceanFirst stockholders without recommendation or (ii) Ocean Shore submits the merger agreement to the Ocean Shore stockholders without recommendation, then, in each case, an adjournment or postponement of the meeting due to an insufficient quorum or the failure to obtain the requisite Ocean Shore stockholder approval or the requisite OceanFirst stockholder approval, as applicable, is not required by the terms of the merger agreement.

Under the merger agreement, unless the merger agreement has been terminated in accordance with its terms, OceanFirst has an unqualified obligation to convene the OceanFirst special meeting and to submit the OceanFirst share issuance proposal to the OceanFirst stockholders for the purpose of approving the OceanFirst share issuance proposal, and Ocean Shore has an unqualified obligation to convene the Ocean Shore special meeting and to submit the merger agreement to the Ocean Shore stockholders for the purpose of approving the Ocean Shore merger proposal.

Agreement Not to Solicit Other Offers

Ocean Shore has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal except to notify such person of the existence of these non-solicit provisions of the merger agreement. However, if Ocean Shore receives an unsolicited bona fide written acquisition proposal prior to the date of the Ocean Shore special meeting and such proposal did not result from a breach of Ocean Shore’s non-solicitation obligations under the merger agreement, Ocean Shore may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that the Ocean Shore board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that (1) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (2) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, except that, prior to providing any such nonpublic information or data, Ocean Shore provides such information or data to OceanFirst and enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between OceanFirst and Ocean Shore, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Ocean Shore.

Ocean Shore has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than OceanFirst, with respect to any acquisition proposal. In addition, Ocean Shore has agreed to use its reasonable best efforts, subject to applicable law, to (a) enforce any confidentiality, standstill or similar agreement relating to an acquisition proposal and (b) within ten business days after the date of the merger agreement, request and confirm the return or destruction of any confidential information provided to any person other than OceanFirst. Ocean Shore has also agreed to promptly (and in any event within 24 hours) advise OceanFirst following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and copies of any written acquisition proposal), and to keep OceanFirst apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Ocean Shore and its subsidiaries or 25% or more of any class of equity or voting securities of Ocean Shore or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Ocean Shore, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of Ocean Shore or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Ocean Shore, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Ocean Shore or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Ocean Shore. For purposes of the merger agreement, a “superior proposal” means any bona fide written offer or proposal made by a third party to consummate an acquisition proposal that the Ocean Shore board determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors): (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Ocean Shore common stock or all, or substantially all, of the assets of Ocean Shore; (2) would result in a transaction that (A) involves consideration to the holders of the shares of Ocean Shore common stock that is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of Ocean Shore pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the stockholders of Ocean Shore than the integrated mergers and the transactions contemplated by the merger agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.

Conditions to Complete the Integrated Mergers

OceanFirst’s and Ocean Shore’s respective obligations to complete the integrated mergers are subject to the satisfaction or waiver of the following customary closing conditions:

•	the approval of the merger agreement by the Ocean Shore stockholders and the approval of the OceanFirst share issuance by the OceanFirst stockholders;

•	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the OceanFirst common stock to be issued pursuant to the merger agreement;

•	the receipt of requisite regulatory approvals or waivers, including from the Federal Reserve Board and the OCC, and the expiration of all statutory waiting periods in respect thereof, without the imposition of a materially burdensome regulatory condition;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, with respect to the OceanFirst common stock to be issued upon the consummation of the first-step merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the integrated mergers or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the integrated mergers;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the date on which the first-step merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	the performance in all material respects by the other party of all obligations required to be performed by it under the merger agreement at or prior to the date on which the integrated mergers are completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	receipt by OceanFirst of a duly executed certificate stating that Ocean Shore is not, and has not been during the relevant period, a “United States real property holding corporation.”

Neither Ocean Shore nor OceanFirst can be certain when, or if, the conditions to the integrated mergers will be satisfied or waived or that the integrated mergers will be completed.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the first-step merger in the following circumstances:

•	by mutual written consent, if the OceanFirst board and the Ocean Shore board so determine;

•	by the OceanFirst board or the Ocean Shore board if (i) any governmental entity denies any requisite regulatory approval in connection with the Transactions and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the OceanFirst board or the Ocean Shore board if the integrated mergers have not been consummated on or before the termination date, which is the one year anniversary of the date of the merger agreement, unless the failure of the integrated mergers to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the OceanFirst board or the Ocean Shore board (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its obligations or any of its representations and warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within 45 days following written notice to the party committing such breach, or such breach cannot be cured during such period;

•	by the Ocean Shore board, prior to the time that the OceanFirst share issuance proposal is approved, if the OceanFirst board (i) fails to recommend in this joint proxy statement/prospectus that the OceanFirst stockholders approve the OceanFirst share issuance, or takes certain adverse actions with respect to such recommendation or (ii) breaches certain obligations, including with respect to calling a meeting of its stockholders and recommending that they approve the OceanFirst share issuance, in any material respect; or

•	by the OceanFirst board, prior to the time that the Ocean Shore merger proposal is approved, if the Ocean Shore board (i) fails to recommend in this joint proxy statement/prospectus that the Ocean Shore stockholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of a tender offer or exchange offer for outstanding Ocean Shore common stock that has been publicly disclosed (other than by OceanFirst or an affiliate of OceanFirst) within ten business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an acquisition proposal or (iv) breaches certain obligations, including with respect to acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect.

Additionally, Ocean Shore may terminate the merger agreement if, at any time during the five-day period commencing on the first date on which all requisite regulatory approvals (and waivers, if applicable) necessary for consummation of the integrated mergers have been received (disregarding any waiting period) (which we refer to as the “determination date”) both of the following conditions are satisfied: (i) the OceanFirst market value on the determination date is less than $14.46 and (ii) the number obtained by dividing the OceanFirst market value on the determination date by $18.08 (subject to certain adjustments), is less than the number obtained by dividing (x) the average of the daily closing value of the NASDAQ Bank Index for the ten consecutive trading days immediately preceding the determination date by (y) the closing value of the NASDAQ Bank Index on July 12, 2016 minus 0.15.

If Ocean Shore elects to exercise its termination right as described above, it must notify OceanFirst in writing of such election no later than the last day of the five day period commencing on the determination date. During the five day period commencing with OceanFirst’s receipt of any notice duly delivered by or on behalf of Ocean Shore electing to exercise Ocean Shore’s right to terminate the merger agreement as described above, OceanFirst will have the option to increase the exchange ratio to a level that would cause either of the requirements described in the preceding paragraph not to be satisfied. If within such five day period, OceanFirst delivers written notice to Ocean Shore that it intends to proceed with the integrated mergers by paying such additional consideration, and notifies Ocean Shore of the revised exchange ratio, then no termination by Ocean Shore will have occurred, and the merger agreement will remain in full force and effect in accordance with its terms (except that the exchange ratio will have been so modified).

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) each of OceanFirst and Ocean Shore will remain liable for any liabilities or damages arising out of its fraud or knowing, intentional and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.

Termination Fee

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, (i) a bona fide acquisition proposal has been made known to senior management or the Ocean Shore board or has been made directly to its stockholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Ocean Shore, (ii) (A) thereafter the merger agreement is terminated by either OceanFirst or Ocean Shore because the integrated mergers have not been completed prior to the termination date, and without the requisite Ocean Shore stockholder vote having been obtained or (B) thereafter the merger agreement is terminated by OceanFirst based on a breach of the merger agreement by Ocean Shore that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period and (iii) within 12 months after the date of such termination, Ocean Shore enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Ocean Shore will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay OceanFirst, by wire transfer of same day funds, a $5.72 million termination fee.

In the event that the merger agreement is terminated by OceanFirst based on the Ocean Shore board having (i) failed to recommend in this joint proxy statement/prospectus that the Ocean Shore stockholders approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to OceanFirst, or resolved to do so, or failed to reaffirm such recommendation within two business days after OceanFirst has requested in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Ocean Shore common stock that has been publicly disclosed (other than by OceanFirst or an affiliate of OceanFirst) within ten business days after the commencement of such tender or exchange offer, (ii) recommended or endorsed an acquisition proposal or (iii) breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that the Ocean Shore stockholders approve the merger agreement, in any material respect, then Ocean Shore will pay OceanFirst, by wire transfer of same day funds, a $5.72 million termination fee on the date of termination.

OceanFirst will pay Ocean Shore, by wire transfer of same day funds on the date of termination, a $5.72 million termination fee, in the event that the merger agreement is terminated by Ocean Shore based on the OceanFirst board having (i) failed to recommend in this joint proxy statement/prospectus that the OceanFirst stockholders approve the OceanFirst share issuance, or withdrawn, modified or qualified such recommendation in a manner adverse to Ocean Shore, or resolved to do so, or failed to reaffirm such recommendation within two business days after Ocean Shore requests in writing that such action be taken or (ii) breached certain obligations, including with respect to calling a meeting of its stockholders and recommending that they approve the OceanFirst share issuance, in any material respect.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus shall be borne proportionately by OceanFirst and Ocean Shore based on the number of stockholders of such party and all filing and other fees paid to the SEC in connection with the integrated mergers will be borne equally by OceanFirst and Ocean Shore.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with integrated mergers by the stockholders of OceanFirst and the stockholders of Ocean Shore, except that after approval of the merger agreement by the Ocean Shore stockholders or the approval of the issuance of shares of OceanFirst common stock in connection with the first-step merger by the OceanFirst stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the completion of the first-step merger, the parties may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the Ocean Shore stockholders or the approval of the issuance of shares of OceanFirst common stock in connection with the first-step merger by the OceanFirst stockholders, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Ocean Shore Voting Agreements

Simultaneously with the execution of the merger agreement, each of Ocean Shore’s directors, solely in his or her capacity as an Ocean Shore stockholder, entered into a separate voting agreement with OceanFirst (which we refer to collectively as the “Ocean Shore voting agreements”), pursuant to which each such director agreed among other things, to vote all shares of Ocean Shore common stock that such director owns of record or beneficially, and that such director subsequently acquires, in favor of the approval of the merger agreement and the approval of the first-step merger and the other transactions contemplated by the merger agreement. Each director also agreed to vote against (i) any acquisition proposal made in opposition to or otherwise in competition or inconsistent with the first-step merger or the transactions contemplated by the merger agreement, (ii) any agreement, amendment of any agreement (including the Ocean Shore articles of incorporation and bylaws) or any other action that is intended or would reasonably be expected to prevent, impede or, in any material respect, interfere with, delay, postpone or discourage the transactions contemplated by the merger agreement and (iii) any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Ocean Shore in the merger agreement. As of the Ocean Shore record date, these stockholders beneficially owned and were entitled to vote, in the aggregate, 371,878 shares of the Ocean Shore common stock, allowing them to exercise approximately 5.7% of the voting power of the shares of Ocean Shore common stock outstanding as of the Ocean Shore record date.

The foregoing description of the Ocean Shore voting agreements is subject to, and qualified in its entirety by reference to, the Ocean Shore voting agreements, a form of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus.

ACCOUNTING TREATMENT

The integrated mergers will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Ocean Shore as of the effective date of the integrated mergers will be recorded at their respective fair values and added to those of OceanFirst. If the purchase price exceeds the difference between the fair value of assets acquired and the fair value of the liabilities assumed, then such excess will be recorded as goodwill. Financial statements of OceanFirst issued after the completion of the integrated mergers will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Ocean Shore before the integrated mergers.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS

The following is a discussion of the U.S. federal income tax consequences of the integrated mergers to “U.S. holders” (as defined below) of Ocean Shore common stock and is based upon the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of Ocean Shore common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Ocean Shore common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Ocean Shore common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights or holders who actually or constructively own five percent or more of Ocean Shore common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Ocean Shore common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Ocean Shore common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Ocean Shore common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the integrated mergers to their specific circumstances.

It is a condition to the obligation of OceanFirst and Ocean Shore to complete the integrated mergers that they receive a written opinion from their counsel, dated the closing date of the integrated mergers, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Kilpatrick Townsend & Stockton LLP, the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the code, with the tax consequences described below. These opinions of counsel will be given in reliance on facts and representations contained in representation letters provided by OceanFirst and Ocean Shore and on customary assumptions.

These opinions will not be binding on the Internal Revenue Service (the “IRS”) or any court. OceanFirst and Ocean Shore have not sought and will not seek any ruling from the IRS regarding any matters relating to the integrated mergers and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the integrated mergers could be adversely affected.

U.S. holders of Ocean Shore common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the U.S. holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash consideration and the fair market value (as of the effective time of the integrated mergers) of the OceanFirst common stock received over the U.S. holder’s adjusted tax basis in its shares of Ocean Shore common stock surrendered) and (ii) the amount of cash consideration received pursuant to the integrated mergers. Any gain or loss realized generally must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the U.S. holder’s holding period for its Ocean Shore common stock exceeds one year at the effective time of the integrated mergers (except for gain treated as a dividend, as discussed below).

A U.S. holder’s aggregate tax basis in its OceanFirst common stock received pursuant to the integrated mergers, including the basis allocable to any fractional share of OceanFirst common stock for which cash is received, will be equal to the U.S. holder’s aggregate tax basis in the Ocean Shore common stock surrendered pursuant to the integrated mergers, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of OceanFirst common stock) and increased by the amount of gain, if any, recognized or any amount treated as a dividend, as described below (but excluding any gain resulting from the deemed receipt and redemption of fractional shares).

A U.S. holder’s holding period in its OceanFirst common stock received pursuant to the integrated mergers will include the holding period for its shares of Ocean Shore common stock surrendered in exchange therefor. U.S. holders who hold shares of Ocean Shore common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of OceanFirst common stock received in the integrated mergers.

Potential Treatment of Cash as a Dividend. The receipt of cash by a U.S. holder may have the effect of a distribution of a dividend, in which case any gain recognized will be treated as a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s ratable share of Ocean Shore’s accumulated “earnings and profits.” In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage of stock ownership of OceanFirst. For purposes of this determination, the U.S. holder generally will be treated as if it first exchanged all of its shares of Ocean Shore common stock solely for OceanFirst common stock and then OceanFirst immediately redeemed a portion of the OceanFirst common stock in exchange for the cash the U.S. holder actually received, which redemption we refer to in this joint proxy statement/prospectus as the “deemed redemption.” Such gain recognized by a U.S. holder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the U.S. holder (and after the deemed redemption the U.S. holder actually or constructively owns less than 50% of the voting power of the outstanding OceanFirst common stock) or (ii) not “essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding OceanFirst common stock that the U.S. holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding OceanFirst common stock that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend”

if it results in a “meaningful reduction” in the U.S. holder’s deemed percentage of stock ownership of OceanFirst. The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “meaningful reduction” if the stockholder has at least a relatively minor reduction in such stockholder’s percentage of stock ownership under the above analysis. In applying the above tests, the U.S. holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock the U.S. holder actually owns or owned.

Cash In Lieu of Fractional Shares. A U.S. holder that receives cash in lieu of a fractional share of OceanFirst common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of Ocean Shore common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Ocean Shore common stock exceeds one year at the effective time of the integrated mergers.

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the integrated mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF CAPITAL STOCK OF OCEANFIRST

The following is a brief description of the terms of the capital stock of OceanFirst. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the DGCL, federal law, OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. Copies of OceanFirst’s certificate of incorporation and amended and restated bylaws have been filed with the SEC and are also available upon request from OceanFirst. To find out where copies of these documents can be obtained, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140.

Authorized Capital Stock

OceanFirst’s authorized capital stock consists of 55,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

OceanFirst’s certificate of incorporation currently authorizes the issuance of up to 55,000,000 shares of common stock. As of the OceanFirst record date, there were (i) 25,850,956 shares of OceanFirst common stock issued and outstanding, including 154,445 shares of OceanFirst common stock issued in respect of outstanding awards of restricted OceanFirst common stock under OceanFirst equity plans (or in the former Cape equity plans that were assumed by OceanFirst in the Cape acquisition (which we refer to as the “Cape equity plans”)), (ii) 7,715,816 shares of OceanFirst common stock held in treasury and (iii) 2,627,468 shares of OceanFirst common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of OceanFirst common stock granted under such OceanFirst equity plans or the Cape equity plans.

OceanFirst common stock is currently listed for quotation on the NASDAQ under the symbol “OCFC.”

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

OceanFirst’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

The holders of OceanFirst common stock have exclusive voting rights in OceanFirst. They elect the OceanFirst board and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the OceanFirst board. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. OceanFirst’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of OceanFirst common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity. If OceanFirst issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to the provision in OceanFirst’s certificate of incorporation limiting voting rights as described above.

Liquidation Rights

In the event of OceanFirst’s liquidation, dissolution or winding up, holders of common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OceanFirst available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution. In the event of any liquidation, dissolution or winding up of OceanFirst Bank, OceanFirst, as the holder of 100% of OceanFirst Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of OceanFirst Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of OceanFirst Bank available for distribution.

Dividend Rights

Holders of OceanFirst common stock are entitled to receive ratably such dividends as may be declared by the OceanFirst board out of legally available funds. The ability of the OceanFirst board to declare and pay dividends on OceanFirst common stock is subject to the terms of applicable Delaware law and banking regulations. If OceanFirst issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. For more information regarding OceanFirst’s ability to pay dividends, see the sections of this joint proxy statement/prospectus entitled “The Transactions — Dividend Policy” beginning on page 92 and “Where You Can Find More Information” beginning on page 140. OceanFirst’s principal source of income is dividends that are declared and paid by OceanFirst Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon the receipt of dividends from OceanFirst Bank. Insured depository institutions such as OceanFirst Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the OceanFirst’s banking regulators.

Restrictions on Ownership

HOLA requires any “savings and loan holding company,” as defined in HOLA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of OceanFirst common stock. Any person, other than a savings and loan holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of OceanFirst common stock under the Change in Bank Control Act. Any person who (a) owns, controls or has the power to vote 25% or more of any class of OceanFirst’s voting securities; (b) has the ability to elect or appoint a majority of the OceanFirst board; or (c) otherwise exercises a “controlling influence” over OceanFirst, is subject to regulation as a savings and loan holding company under HOLA.

Preferred Stock

OceanFirst’s certificate of incorporation authorizes the OceanFirst board, without further stockholder action, to issue up to 5,000,000 shares of preferred stock. OceanFirst’s certificate of incorporation further authorizes the OceanFirst board, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of the OceanFirst record date, there were no shares of OceanFirst preferred stock outstanding. Preferred stock may be issued with preferences and designations as the OceanFirst board may from time to time determine. The OceanFirst board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of OceanFirst common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2016 presents the pro forma consolidated financial position of OceanFirst giving effect to the Transactions. The accompanying unaudited pro forma condensed combined income statements for the periods ending December 31, 2015 and June 30, 2016 present the pro forma results of operations of OceanFirst giving effect to each of the OceanFirst business combinations (with separate columns to present the pro forma effect of the Transactions and the Cape acquisition) assuming that each OceanFirst business combination became effective on January 1, 2015. These unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the following historical financial statements, after giving effect to the applicable OceanFirst business combination, and the adjustments described in the following footnotes, and are intended to reflect the impact of the applicable OceanFirst business combination on OceanFirst:

•	separate historical audited consolidated financial statements of Ocean Shore as of and for the year ended December 31, 2015, and the related notes thereto, which are available in Ocean Shore’s Annual Report on Form 10-K for the year ended December 31, 2015 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical consolidated financial statements of Ocean Shore as of and for the six months ended June 30, 2016, and the related notes thereto, which are available in Ocean Shore’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical audited consolidated financial statements of OceanFirst as of and for the year ended December 31, 2015, and the related notes thereto, which are available in OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2015 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical consolidated financial statements of OceanFirst as of and for the six months ended June 30, 2016, and the related notes thereto, which are available in OceanFirst’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical audited consolidated financial statements of Cape as of and for the year ended December 31, 2015, and the related notes thereto, which are incorporated by reference in this joint proxy statement/prospectus from Cape’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and

•	(a) separate historical consolidated financial statements of Cape as of and for the quarter ended March 31, 2016, and the related notes thereto, which are incorporated by reference in this joint proxy statement/prospectus from Cape’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016; and (b) the internal accounting records of Cape for the period beginning on March 31, 2016 and ending on April 30, 2016, the last business day prior to the completion of the Cape acquisition.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, revenue synergies or any potential restructuring costs. Certain cost savings and revenue synergies may result from the Transactions. However, there can be no assurance that these cost savings or revenue synergies will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of operating expenses, changes in corporate infrastructure and governance, the elimination of duplicative operating systems and the combination of regulatory and financial reporting requirements under one federally-chartered bank. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the Transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION AS OF JUNE 30, 2016

REFLECTING THE TRANSACTIONS

	OceanFirst (As Reported)	Ocean Shore (As Reported)	Adjustments to Reflect Acquisition of Ocean Shore			OceanFirst (Pro-forma)
(in thousands)
Assets
Cash and due from financial institutions and interest-bearing bank balances	$66,222	$86,205	$(39,283)	(a	)	$113,144
Securities and Federal Home Loan Bank Stock	547,358	113,506	55	(b	)	660,919
Loans receivable, net	3,130,046	791,219	7,966	(c	)	3,929,231
Mortgage loans held for sale	5,310	—	—			5,310
Other assets	190,500	42,744	(1,384)	(d	)	231,860
Deferred tax asset	37,052	4,140	(2,191)	(e	)	39,001
Core deposit intangible	3,903	391	7,631	(f	)	11,925
Goodwill	67,102	4,630	39,617	(g	)	111,349

Total assets	$4,047,493	$1,042,835	$12,411			$5,102,739

Liabilities and Stockholders’ Equity
Deposits	$3,206,262	$806,701	$975	(h	)	$4,013,938
Federal Home Loan Bank advances and other borrowings	402,776	105,000	7,447	(i	)	515,223
Other liabilities	29,197	15,483	—			44,680

Total liabilities	3,638,235	927,184	8,422			4,573,841

Stockholders’ equity
Common stock	336	73	(73)	(j	)	336
Additional paid-in capital	308,460	66,650	52,990	(j	)	428,100
Retained earnings	230,895	65,243	(65,243)	(j	)	230,895
Accumulated other comprehensive loss	(5,798)	(752)	752	(j	)	(5,798)
Less: Unallocated common stock held by
Employee Stock Ownership Plan	(2,903)	(2,126)	2,126	(j	)	(2,903)
Deferred compensation plans trust	—	(878)	878	(j	)	—
Treasury stock	(121,732)	(12,559)	12,559	(j	)	(121,732)

Total stockholders’ equity	409,258	115,651	3,989			528,898

Total liabilities and stockholders’ equity	$4,047,493	$1,042,835	$12,411			$5,102,739

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2016

REFLECTING THE TRANSACTIONS

	OceanFirst (As Reported)	Cape January 1, 2016 to May 1, 2016	Adjustments to Reflect OceanFirst’s Acquisition of Cape		OceanFirst (Pro-forma with Cape)	Ocean Shore (As Reported)	Adjustments to Reflect OceanFirst’s Acquisition of Ocean Shore		OceanFirst (Pro-forma)
(in thousands, except per share amounts)
INTEREST INCOME
Loans	$51,556	$18,207	$1,777	(k)	$71,540	$16,342	$(917)	(k)	$86,965
Investment securities and other	4,658	1,778	(78)	(l)	6,358	1,331	(4)	(l)	7,685

Total interest income	56,214	19,985	1,699		77,898	17,673	(921)		94,650

INTEREST EXPENSE
Deposits	3,042	1,349	(220)	(m)	4,171	1,318	(488)	(m)	5,001
Borrowed funds	2,599	3,108	—		5,707	1,708	(931)	(n)	6,484

Total interest expense	5,641	4,457	(220)		9,878	3,026	(1,419)		11,485

Net interest income	50,573	15,528	1,919		68,020	14,647	498		83,165
Provision for loan losses	1,225	1,216	—		2,441	313	—		2,754

Net interest income after provision for loan losses	49,348	14,312	1,919		65,579	14,334	498		80,411

NON-INTEREST INCOME
Fees and service charges	7,703	1,376	—		9,079	888	—		9,967
Net gain on sale of loans available for sale	349	93	—		442	—	—		442
Net loss on sale of investment securities available for sale	(12)	61	—		49	—	—		49
Net loss from other real estate operations	(719)	101	—		(618)	—	—		(618)
Income from Bank Owned Life Insurance	861	436	—		1,297	311	—		1,608
Bargain purchase gain	—	—	—		—	—	—		—
Other	77	163	—		240	876	—		1,116

Total non-interest income	8,259	2,230	—		10,489	2,075	—		12,564

NON-INTEREST EXPENSE
Compensation and employee benefits	19,898	7,496	—		27,394	6,652	—		34,046
Occupancy and equipment	5,790	1,615	(26)	(o)	7,379	2,423	(23)	(o)	9,779
Other operating expenses	10,808	4,379	—		15,187	1,954	—		17,141
Amortization of core deposit intangible	138	62	163	(p)	363	49	681	(p)	1,093
Expense from prepayment of borrowings	136	749	—		885	—	—		885
Merger related expense	8,591	4,237	(12,828)	(q)	—	—	—		—

Total non-interest expense	45,361	18,538	(12,691)		51,208	11,078	658		62,944

Income before provision for income taxes	12,246	(1,996)	14,610		24,860	5,331	(160)		30,031
Provision (benefit) for income taxes	4,380	984	4,667	(r)	10,031	1,799	(56)	(r)	11,774

Net income	$7,866	$(2,980)	$9,943		14,829	$3,532	$(104)		$18,257

Net income per common share
Basic	$0.40	$(0.23)	$—		$0.53	$0.58	—		$0.54
Diluted	$0.39	$(0.23)	$—		$0.52	$0.57	—		$0.53
Weighted Average Common Shares
Basic	19,694	12,815	(4,645)	(s)	27,864	6,134	(204)	(s)	33,794
Diluted	19,996	13,107	(4,751)	(s)	28,352	6,242	(208)	(s)	34,386

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

REFLECTING THE TRANSACTIONS

	OceanFirst (As Reported)	Cape (As Reported)	Adjustments to Reflect OceanFirst’s Acquisition of Cape		OceanFirst (Pro-forma with Cape)	Ocean Shore (As Reported)	Adjustments to Reflect OceanFirst’s Acquisition of Ocean Shore		OceanFirst (Pro- forma)
(in thousands, except per share amounts)
INTEREST INCOME
Loans	$77,694	$46,372	$4,945	(k)	$129,011	$32,715	$(1,834)	(k)	$159,892
Investment securities and other	8,169	4,703	(225)	(l)	12,647	2,435	(8)	(l)	15,074

Total interest income	85,863	51,075	4,720		141,658	35,150	(1,842)		174,966

INTEREST EXPENSE
Deposits	4,301	3,675	(565)	(m)	7,411	2,537	(975)	(m)	8,973
Borrowed funds	4,733	2,348	—		7,081	4,159	(1,862)	(n)	9,378

Total interest expense	9,034	6,023	(565)		14,492	6,696	(2,837)		18,351

Net interest income	76,829	45,052	5,285		127,166	28,454	995		156,615
Provision for loan losses	1,275	2,675	—		3,950	689	—		4,639

Net interest income after provision for loan losses	75,554	42,377	5,285		123,216	27,765	995		151,976

NON-INTEREST INCOME
Fees and service charges	14,116	4,099	—		18,215	1,986	—		20,201
Net gain on sale of loan servicing	111	—	—		111	—			111
Net gain on sale of loans available for sale	822	68	—		890	—	—		890
Net loss on sale of investment securities available for sale	—	150	—		150	3	—		153
Net loss from other real estate operations	(149)	(297)	—		(446)	—	—		(446)
Income from Bank Owned Life Insurance	1,501	1,211	—		2,712	629	—		3,341
Bargain purchase gain	—	6,479	—		6,479	—	—		6,479
Other	25	766	—		791	1,772	—		2,563

Total non-interest income	16,426	12,476	—		28,902	4,390	—		33,292

NON-INTEREST EXPENSE							—
Compensation and employee benefits	31,946	19,103	—		51,049	12,864	—		63,913
Occupancy and equipment	9,447	4,000	(78)	(o)	13,369	5,001	(46)	(o)	18,324
Other operating expenses	17,483	13,507	—		30,990	3,927	—		34,917
Amortization of core deposit intangible	21	144	517	(p)	682	96	1,364	(p)	2,142
Merger related expense	1,878	2,305	—		4,183	—	—		4,183

Total non-interest expense	60,775	39,059	439		100,273	21,888	1,318		123,479

Income before provision for income taxes	31,205	15,794	4,846		51,845	10,267	(323)		61,789
Provision (benefit) for income taxes	10,883	3,639	1,696	(r)	16,218	3,399	(113)	(r)	19,504

Net income	$20,322	$12,155	$3,150		$35,627	$6,868	$(210)		$42,285

Net income per common share
Basic	$1.22	$0.97	—		$1.45	$1.14	—		$1.39
Diluted	$1.21	$0.96	—		$1.43	$1.12	—		$1.37
Weighted Average Common Shares
Basic	16,600	12,548	(4,549)	(s)	24,599	6,015	(200)	(s)	30,414
Diluted	16,811	12,718	(4,610)	(s)	24,919	6,124	(204)	(s)	30,839

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of OceanFirst Business Combinations

Business Combination with Ocean Shore

On July 12, 2016, OceanFirst and Ocean Shore publicly announced that they had entered into the merger agreement pursuant to which, (i) Merger Sub will merge with and into Ocean Shore, with Ocean Shore surviving; (ii) immediately thereafter, Ocean Shore will merge with and into OceanFirst, with OceanFirst surviving; and (iii) immediately thereafter, Ocean Shore Bank will merge with and into OceanFirst Bank, with OceanFirst Bank surviving.

If the first-step merger is completed, each outstanding share of Ocean Shore common stock, except for certain shares of Ocean Shore common stock owned by Ocean Shore or OceanFirst, will be converted into the right to receive the merger consideration. OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. Ocean Shore stockholders who would otherwise be entitled to receive a fraction of a share of OceanFirst common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the average closing-sale price per share of OceanFirst common stock on the NASDAQ (as reported by The Wall Street Journal) for the five full trading days ending on the day preceding the day on which the first-step merger is completed.

Business Combination with Cape

On May 2, 2016, OceanFirst completed its acquisition of Cape. Pursuant to the terms of the definitive agreement governing the Cape acquisition, (i) a wholly-owned subsidiary of OceanFirst merged with and into Cape, with Cape surviving; (ii) immediately thereafter, Cape merged with and into OceanFirst, with OceanFirst surviving; and (iii) immediately thereafter, Cape Bank merged with and into OceanFirst Bank, with OceanFirst Bank surviving. As reported in OceanFirst’s Quarterly Report on Form 10-Q for the period ending June 30, 2016, the total consideration paid by OceanFirst in the Cape acquisition was $196.4 million, including cash consideration of $30.5 million.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.

The unaudited pro forma condensed combined financial statements have been prepared based upon available information and certain assumptions that OceanFirst and Ocean Shore believe are reasonable under the circumstances. A final determination of the fair value of the assets acquired and liabilities assumed, which could not be made at the time that this document was prepared, may differ materially from the preliminary estimates. The final valuation may change the purchase price allocation, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma combined financial statements.

Business Combination with Ocean Shore

With respect to the Transactions, the unaudited pro forma condensed combined financial information assumes that the Transactions will be accounted for under the acquisition method of accounting with OceanFirst treated as the acquirer. Under the acquisition method of accounting, the identifiable assets and identifiable liabilities of Ocean Shore, as of the effective date of the Transactions, will be recorded by OceanFirst at their respective estimated fair values and the excess of the merger consideration over the fair value of Ocean Shore’s net identifiable assets will be allocated to goodwill.

The unaudited pro forma condensed combined statement of financial condition as of June 30, 2016 reflects the Transactions as if they had been completed as of June 30, 2016. The unaudited pro forma condensed combined statement of financial condition has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired in the Transactions. The estimated purchase price was calculated based upon $18.96 per share, the closing trading price of OceanFirst common stock on August 9, 2016, which was the latest practicable trading date before the date of this document. The final allocation of the purchase price will be determined after the completion of the Transactions. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. The purchase price allocation adjustments and related amortization reflected in the unaudited pro forma combined financial statements are preliminary and have been made solely for the purpose of preparing these statements. The final allocation of the purchase price will be determined after the Transactions are completed and after completion of a thorough analysis to determine the fair value of Ocean Shore’s tangible and identifiable intangible assets and liabilities as of the date that the Transactions are completed.

The unaudited pro forma condensed combined income statements for the periods ending December 31, 2015 and June 30, 2016 reflect the results of operations of OceanFirst giving effect to the Transactions as if they had been consummated at the beginning of the periods presented and combines OceanFirst’s historical results for both such periods with the historical results of Ocean Shore.

OceanFirst expects to incur costs associated with integrating Ocean Shore. Unless indicated otherwise, the unaudited pro forma condensed combined financial statements do not reflect nonrecurring transaction costs, the cost of any integration activities or the benefits that may result from synergies that may be derived from any integration activities.

Business Combination with Cape

The Cape acquisition, which was consummated on May 2, 2016, was accounted for under the acquisition method of accounting with OceanFirst treated as the acquiror. Under the acquisition method of accounting, the consideration paid by OceanFirst has been allocated to the assets acquired and liabilities assumed of Cape based upon their estimated fair values, net of tax. The excess of consideration paid over the fair values of net assets acquired has been recorded as goodwill.

The unaudited pro forma condensed combined statements of income reflects the Cape acquisition as if it had been consummated at the beginning of the periods presented and combines OceanFirst’s historical results for the year ended December 31, 2015 and the six months ended June 30, 2016 with historical results for the same periods for Cape.

OceanFirst has incurred and expects to continue incurring costs associated with integrating Cape. Unless indicated otherwise, the unaudited pro forma condensed combined statements of income do not reflect nonrecurring transaction costs, the cost of any integration activities or the benefits that may result from synergies that may be derived from any integration activities.

Note 3. Purchase Price Allocation

Below is a summary of the purchase price allocation that was used to develop the pro forma condensed combined balance sheet as of June 30, 2016.

	Ocean Shore (As Reported)	Adjustments to Reflect Acquisition of Ocean Shore	Ocean Shores (As Adjusted for Acquisition Accounting)
(Dollars in thousands)
Fair Value of Assets Acquired
Cash, and due from financial institutions and interest-bearing bank balances	$86,205	$(13,232)	$72,973
Securities and Federal Home Loan Bank Stock	113,506	55	113,561
Loans receivable, net	791,219	7,966	799,185
Other assets	42,744	(1,384)	41,360
Deferred tax asset	4,140	(2,191)	1,949
Core deposit intangible	391	7,631	8,022

Total assets acquired	1,038,205	(1,155)	1,037,050

Fair Value of Liabilities Acquired
Deposits	806,701	$975	807,676
Federal Home Loan Bank advances and other borrowings	105,000	7,447	112,447
Other liabilities	15,483	—	15,483

Total liabilities acquired	927,184	8,422	935,606

Net assets acquired	111,021	(9,577)	101,444

Purchase Price	—	—	145,691

Goodwill	—	—	$44,247

Note 4. Pro forma Adjustments

(a)	Adjustment reflects payment of transaction expenses of $13.2 million (which includes cash payments expected to be made to certain Ocean Shore executive officers pursuant to the terms of the change in control agreements described in the section entitled “The Transactions — Interests of Ocean Shore’s Directors and Executive Officers in the Transactions — Change in Control Agreements Between Other Executive Officers and Ocean Shore” beginning on page 86) and payment of cash consideration of $26.1 million to stockholders, representing $4.35 for each share of Ocean Shore common stock held by Ocean Shore stockholders.

(b)	Adjustment reflects the fair value premium on investment securities held to maturity.

(c)	Adjustment reflects elimination of Ocean Shore’s historical allowance for loan losses of $3.2 million, a fair value premium due to interest rates of $14.7 million, net of deferred fees, and a fair value discount due to credit of $9.9 million.

(d)	Adjustment reflects the fair value discount on premises and equipment.

(e)	Adjustment reflects the tax impact of pro forma accounting fair value adjustments.

(f)	Adjustment reflects the fair value of acquired core deposit intangible of $7.6 million, net of Ocean Shore’s existing core deposit intangible of $0.4 million. The core deposit intangible is calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts.

(g)

Adjustment reflects the excess of the purchase price over the fair value of net assets acquired, net of Ocean Shore’s existing goodwill balance. The purchase price is based upon $18.96 per share, the closing trading price of OceanFirst’s common stock on August 9, 2016, which was the latest practicable trading date before the date of this document. The purchase price will not be finalized until the first-step merger is complete and will be based in part on the share price of OceanFirst on that date. See “Note 3. Purchase Price Allocation” above for more information regarding the allocation of the estimated OceanFirst purchase price.

(h)	Adjustment reflects the fair value premium on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

(i)	Adjustment reflects the fair value premium on borrowings which was calculated by discounting future contractual payments at a current market interest rate.

(j)	Adjustment reflects elimination of Ocean Shore’s historical stockholder’s equity and the issuance of stock by OceanFirst as merger consideration.

(k)	In the case of Ocean Shore, interest income on loans was adjusted to reflect the difference between the contractual interest rate earned on loans and estimated premium amortization over the remaining life of the acquired loans based on current market yields for similar loans. In the case of Cape, interest income on loans was adjusted to reflect the difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.

(l)	Interest income on securities was adjusted to reflect the difference between the contractual interest rate earned on securities and estimated premium amortization over the remaining life of the securities based on current market yields for similar securities.

(m)	Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the time deposits.

(n)	Interest expense on borrowings was adjusted to reflect the amortization of the estimated fair value premium over the remaining life of the borrowings.

(o)	Occupancy expense was adjusted to reflect the accretion of the fair market value discount on premises and equipment.

(p)	Adjustment reflects the amortization of core deposit intangible over an estimated ten year useful life and calculated on a sum of the years digits basis.

(q)	Adjustment to remove the merger related expenses related to the Cape acquisition.

(r)	Adjustment reflects the tax impact of the pro forma purchase accounting adjustments.

(s)	In the case of Ocean Shore and Cape, adjustment reflects the conversion of weighted average shares (basic and diluted) into equivalent shares of OceanFirst common stock based on the respective merger exchange ratios.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the first-step merger is completed, Ocean Shore stockholders will be entitled to receive shares of OceanFirst common stock in exchange for their shares of Ocean Shore common stock. OceanFirst is organized under the laws of the State of Delaware and Ocean Shore is organized under the laws of the State of New Jersey. As a result of the integrated mergers, Ocean Shore stockholders will become stockholders of OceanFirst. Thus, following the integrated mergers, the rights of Ocean Shore stockholders who become OceanFirst stockholders as a result of the integrated mergers will be governed by the corporate law of the State of Delaware and will also then be governed by OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. OceanFirst’s certificate of incorporation and bylaws will be unaltered by the merger.

The following is a summary of the material differences between (1) the current rights of Ocean Shore stockholders under the NJBCA, Ocean Shore’s certificate of incorporation and Ocean Shore’s bylaws and (2) the current rights of OceanFirst stockholders under the DGCL, OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. OceanFirst and Ocean Shore believe that this summary describes the material differences between the rights of OceanFirst stockholders as of the date of this joint proxy statement/prospectus and the rights of Ocean Shore stockholders as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of OceanFirst’s and Ocean Shore’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 140.

OCEANFIRST	OCEAN SHORE

AUTHORIZED CAPITAL STOCK

OceanFirst’s certificate of incorporation authorizes it to issue up to 55,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the OceanFirst record date, there were 25,850,956 shares of OceanFirst common stock outstanding and no shares of OceanFirst preferred stock outstanding.

OceanFirst’s certificate of incorporation further provides that the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of OceanFirst common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

Ocean Shore’s certificate of incorporation authorizes it to issue up to 25,000,000 shares of common stock, par value $0.01 per share, and up to 5,000,000 shares of preferred stock, par value $0.01 per share. As of the Ocean Shore record date, there were 6,511,006 shares of Ocean Shore common stock outstanding, and no shares of Ocean Shore preferred stock outstanding.

Ocean Shore’s certificate of incorporation authorizes the Ocean Shore board to issue preferred stock from time to time in one or more series. The Ocean Shore board is authorized to divide the preferred stock into series and to determine the designation, number, relative rights, preferences and limitations of any series of preferred stock by amendment to the certificate of incorporation.

SIZE OF THE BOARD OF DIRECTORS

OceanFirst’s bylaws currently provide that the number of directors of OceanFirst shall be such number as designated by the OceanFirst board from time to time, except in the absence of such designation the number shall be nine.

Under the merger agreement, OceanFirst has agreed to increase the size of the OceanFirst board from ten to thirteen members and appoint Steven E. Brady and two other current members of the Ocean Shore board to the OceanFirst board.

Ocean Shore’s certificate of incorporation currently provides that except as to the number of directors constituting the first board of directors, the number of directors of Ocean Shore shall be fixed from time to time exclusively by the board of directors by resolution adopted by a majority of the total number of Ocean Shore’s directors; provided that a decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

There are currently seven directors on the Ocean Shore board.

OCEANFIRST	OCEAN SHORE

DIRECTOR QUALIFICATIONS

Under OceanFirst’s bylaws, no director shall stand for re-election to the OceanFirst board following his or her 72nd birthday.

OceanFirst’s bylaws further provide that each director is required to maintain a residence in the State of New Jersey. No person may serve on the OceanFirst board and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association or any affiliate thereof.

Under Ocean Shore’s bylaws, the majority of the Ocean Shore board must reside within the State of New Jersey.

REMOVAL OF DIRECTORS

There is no provision in the OceanFirst organizational documents for the removal of directors by the OceanFirst board.	Under Ocean Shore’s certificate of incorporation, the Ocean Shore board has the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal. Directors may not be removed without cause.

SPECIAL MEETINGS OF STOCKHOLDERS

Under OceanFirst’s bylaws, subject to the rights of the holders of any class or series of preferred stock of OceanFirst, special meetings of OceanFirst stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the directors that OceanFirst would have if there were no vacancies on the board of directors.

OceanFirst’s bylaws provide that at any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors.

The DGCL does not grant stockholders the statutory right to call a special meeting.

Under Ocean Shore’s bylaws, except as otherwise required by the NJBCA, special meetings of the stockholders may only be called by the president, the chairman of the board or a majority of the board of directors. Business transacted at any special meeting is confined to the purpose or purposes stated in the notice of such meeting.

Notwithstanding the fact that Ocean Shore’s bylaws do not permit Ocean Shore stockholders to call a special meeting, Section 14A:5-3 of the NJBCA provides that upon the application of the holder or holders of not less than ten percent of all the shares entitled to vote at a meeting, the Superior Court of the State of New Jersey may for good cause order a special meeting of the stockholders to be called and held at certain time and place, upon such notice and for the transaction of such business as may be designated in such order.

QUORUM

OceanFirst’s bylaws provide that subject to certain exceptions, the presence, in person or by proxy, of the holders of record of the shares of capital stock of OceanFirst entitling the holders thereof to cast a majority of the shares entitled to vote shall be necessary to constitute a quorum at all meetings of the stockholders.	Ocean Shore’s bylaws provide that unless otherwise required by the NJBCA in the case of a special meeting, the holders of shares entitled to cast a majority of the votes at an annual or special meeting of stockholders shall constitute a quorum at such meeting. The stockholders present in person or by proxy at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Less than quorum may adjourn a meeting of the Ocean Shore stockholders.

OCEANFIRST	OCEAN SHORE

STOCKHOLDER ACTION BY WRITTEN CONSENT

Under OceanFirst’s bylaws, subject to the rights of the holders of any class or series of preferred stock of OceanFirst, any action required or permitted to be taken by the stockholders of OceanFirst must be effected at an annual or special meeting of stockholders of OceanFirst and may not be effected by any consent in writing by such stockholders.

Under the NJBCA and Ocean Shore’s organizational documents, any action required or permitted to be taken by the stockholders at a meeting may be taken without a meeting if all of the stockholders entitled to vote at such meeting consent to such action in writing.

The ability, under the NJBCA, of stockholders to act by written consent that is not unanimous is prohibited by Ocean Shore’s certificate of incorporation.

NOTICE OF STOCKHOLDER MEETINGS

OceanFirst’s bylaws provide that written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided by the DGCL or OceanFirst’s certificate of incorporation. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity with the preceding sentence. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.	Ocean Shore’s bylaws provide that written notice of the time, place and purpose or purposes of every meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting. When a meeting is adjourned to another time or place, it is not necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting. However, if after the adjournment the board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record on the new record date entitled to notice.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

OceanFirst’s bylaws provide that in addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of OceanFirst not less than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of	Under Ocean Shore’s bylaws, in addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder shall give notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Ocean Shore secretary not less than sixty days nor more than ninety days prior to any such meeting; provided, however, that if less than seventy-one days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Ocean Shore secretary not later

OCEANFIRST	OCEAN SHORE
the annual meeting was mailed or such public disclosure was made. A stockholder’s notice to the secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on OceanFirst’s books, of the stockholder proposing such business, (iii) the class and number of shares of OceanFirst’s capital stock that are beneficially owned by such stockholder, and (iv) any material interest of such stockholder in such business.	than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. Each such notice given by a stockholder to the secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Ocean Shore’s books, of the stockholder proposing such business; (iii) the ownership interests such stockholder has in Ocean Shore, including the class and number of shares of the Ocean Shore which are beneficially owned by such stockholder, and any hedges, economic incentives or other ownership positions in the Ocean Shore’s securities; and (iv) any material interest of the stockholder in such business.

DISSENTERS’ RIGHTS

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (b) held of record by more than 2,000 holders. The DGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided under DGCL Section 251(f).	The NJBCA provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange, if cash is to be received, or the securities to be received are listed on a national securities exchange. Because Ocean Shore’s common stock is listed on the NASDAQ, the holders of Ocean Shore’s common stock are not entitled to dissenters’ rights under any circumstances, regardless of the form of consideration to be paid for their shares.

ANTI-TAKEOVER PROVISIONS AND RESTRICTIONS ON BUSINESS COMBINATIONS

OceanFirst has not opted out of the requirements of Section 203 of the DGCL, which provides that OceanFirst is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning at least fifteen percent of the voting power of OceanFirst) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, the OceanFirst board approved either the business combination or the transaction which	Ocean Shore is subject to Section 14A:10A-4 of the NJBCA, which provides that Ocean Shore is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning, directly or indirectly, at least ten percent of the voting power of Ocean Shore) for a period of five years following the interested stockholder becoming such unless (a) the business combination is approved by the Ocean Shore board prior to the stock acquisition date or (b) the

OCEANFIRST	OCEAN SHORE

resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent of the voting stock of OceanFirst outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the OceanFirst board and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of OceanFirst.

In addition, OceanFirst’s certificate of incorporation provides that a business combination with an interested stockholder requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of voting stock of OceanFirst. The super-majority vote is not required for a business combination with an interested stockholder that is approved by a majority of disinterested directors or meets certain consideration value requirements. An interested stockholder is defined as any person who beneficially owns ten percent or more of the voting power of OceanFirst’s voting stock; an affiliate or associate of OceanFirst who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of OceanFirst; or an assignee of shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder.

transaction which caused the person to become an interested stockholder was approved by the Ocean Shore board prior to that stockholder’s stock acquisition date and any subsequent business combination is approved by disinterested directors and the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for such purpose. Covered business combinations include certain mergers, dispositions of assets, issuances or transfers of shares and recapitalizations.

In addition, Section 14A:10A-5 provides that Ocean Shore is prohibited, at any time, from engaging in any business combination with any interested stockholder other than (i) a business combination approved by the board of directors prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose or (iii) a business combination in which the interested stockholders pay a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by such interested stockholder from the date the person became an interested stockholder and at least the market value per share of common stock on the date of the announcement of the business combination or the interested stockholder’s stock acquisition date less dividends.

Ocean Shore’s certificate of incorporation also includes similar protections for business combinations with interested stockholders.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

OceanFirst’s certificate of incorporation provides that OceanFirst’s directors shall not be liable to OceanFirst or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.	Ocean Shore’s certificate of incorporation provides that an officer or director of Ocean Shore shall have no personal liability to Ocean Shore or its stockholders for damages for breach of any duty owed to Ocean Shore or its stockholders, except for liability for any breach of duty based upon an act or omission (a) in breach of the director’s or officer’s duty of loyalty to Ocean Shore or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

OCEANFIRST	OCEAN SHORE

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify and hold harmless to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any legal proceeding by reason of the fact that such person (a) is or was a director or officer of OceanFirst or (b) is or was serving at the request of OceanFirst as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; provided, however, that OceanFirst shall not indemnify or agree to indemnify any of the foregoing persons against liability or expenses if he or she has not met the applicable standard for indemnification set forth in the DGCL. OceanFirst’s certificate of incorporation further provides that OceanFirst may maintain insurance to protect itself and any director, officer, employee or agent of OceanFirst, any subsidiary or affiliate of OceanFirst or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not OceanFirst would have the power to indemnify such person against such expense, liability or loss under the DGCL.	Ocean Shore’s certificate of incorporation provides that Ocean Shore shall indemnify to the fullest extent required or permitted by the NJBCA any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative or spouse is or was a director or officer of Ocean Shore, is or was a director, officer, trustee, member, partner, incorporator or liquidator of a subsidiary of Ocean Shore, or serves or served at the request of Ocean Shore as a director, officer, trustee, member, partner, incorporator or liquidator of or in any other capacity for any other enterprises. Notwithstanding the foregoing, except for proceedings to enforce such indemnification rights, Ocean Shore shall not be obligated to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the board of directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the board.

INSPECTION OF BOOKS AND RECORDS

Under DGCL Sections 219 and 220, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.	Under NJBCA Section 14A:5-28, upon the written request of any stockholder, Ocean Shore shall mail to such stockholder its balance sheet as at the end of the preceding fiscal year, and its profit and loss and surplus statement for such fiscal year. Also, any person who shall have been a stockholder of record of Ocean Shore for at least six months immediately preceding his demand, or any person holding, or so authorized in writing by the holders of, at least five percent of the outstanding shares of any class or series, upon at least five days’ written demand shall have the right for any proper purpose to examine in person or by agent or attorney, during usual business hours, its minutes of the proceedings of its stockholders and record of stockholders and to make extracts therefrom at the places where the same are kept.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Under OceanFirst’s bylaws, the OceanFirst board may amend, alter or repeal the bylaws at any meeting of the	Ocean Shore’s certificate of incorporation further provides that the Ocean Shore board is expressly

OCEANFIRST	OCEAN SHORE

board, provided notice of the proposed change was given not less than two days prior to the meeting. The stockholders shall also have power to amend, alter or repeal the bylaws at any meeting of stockholders provided notice of the proposed change was given in the notice of the meeting; provided, however, that, notwithstanding any other provisions of OceanFirst’s bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of OceanFirst common stock required by law, OceanFirst’s certificate of incorporation, any preferred stock designation or the bylaws, the affirmative votes of the holders of at least eighty percent of the voting power of all the then-outstanding shares of OceanFirst capital stock, voting together as a single class, shall be required to alter, amend or repeal any provisions of the bylaws.

OceanFirst may amend or repeal any provision in the certificate of incorporation in the manner set forth in the DGCL; provided, however, that, notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, OceanFirst’s certificate of incorporation requires the affirmative vote of the holders of at least eighty percent of the voting power of all the outstanding shares of OceanFirst’s capital stock to amend or repeal certain provisions of the certificate of incorporation, including, but not limited to, provisions relating to the ten percent limitation on voting rights, prohibition on stockholder action by written consent, the calling of special meetings, amendment of the bylaws, classification of the board, board vacancies, removal of directors, advance notice requirements for stockholder nominations, stockholder voting requirements for business combinations involving interested stockholders, indemnification of officers and directors, and the provision requiring at least eighty percent of outstanding voting stock approval to amend the aforementioned provisions.

authorized to make, repeal, alter, amend and rescind Ocean Shore’s bylaws by a vote of two-thirds of the full board of directors present at a legal meeting held in accordance with the provisions of Ocean Shore’s bylaws. Notwithstanding any other provision of Ocean Shore’s certificate of incorporation or bylaws (and notwithstanding the fact that some lesser percentage may be specified by law), Ocean Shore’s bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of Ocean Shore except by the vote of the holders of not less than eighty percent of the outstanding shares of the capital stock of Ocean Shore entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the Ocean Shore board.

Ocean Shore’s certificate of incorporation provides that except as otherwise required by the NJBCA, the affirmative vote of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote shall be required to approve the amendment of the certificate of incorporation, except that (a) the affirmative vote of at least eighty percent of the issued and outstanding shares of capital stock entitled to vote (considered for this purpose as one class) shall be required to amend certain sections of Ocean Shore’s certificate of incorporation, including provisions relating to limitation on voting rights, the classified board, certain duties of directors and Articles related to certain stockholder vote requirements, elimination of director and officer liability, indemnification and the amendment of Ocean Shore’s bylaws, and (b) the Ocean Shore board, without any action by the Ocean Shore stockholders, may amend Ocean Shore’s certificate of incorporation to the fullest extent allowed under the NJBCA.

COMPARATIVE MARKET PRICES AND DIVIDENDS

OceanFirst common stock is listed on the NASDAQ under the symbol “OCFC” and Ocean Shore common stock is listed on the NASDAQ under the symbol “OSHC.” The following table sets forth the high and low reported sale prices per share of OceanFirst common stock and Ocean Shore common stock, and the cash dividends declared per share for the periods indicated.

	OceanFirst Common Stock			Ocean Shore Common Stock
	High	Low	Dividend	High	Low	Dividend
2014
First Quarter	$19.47	$16.81	$0.12	$14.51	$13.30	$0.06
Second Quarter	18.64	15.34	0.12	15.00	14.05	0.06
Third Quarter	17.16	13.94	0.13	14.90	14.05	0.06
Fourth Quarter	17.76	15.25	0.13	14.58	13.70	0.06
2015
First Quarter	17.51	16.01	0.13	14.85	13.80	0.06
Second Quarter	18.88	16.65	0.13	15.72	14.59	0.06
Third Quarter	19.13	16.51	0.13	16.17	14.54	0.06
Fourth Quarter	21.00	16.74	0.13	17.60	15.74	0.06
2016
First Quarter	19.99	15.98	0.13	18.06	16.53	0.06
Second Quarter	19.65	16.77	0.13	17.99	16.60	0.06
Third Quarter	19.95	18.12	0.13	23.15	16.83	0.06

On July 12, 2016, the last full trading day before the public announcement of the Transactions, the high and low sales prices of shares of OceanFirst common stock as reported on the NASDAQ were $18.88 and $18.59, respectively. On October 14, 2016, the last practicable trading day prior to the printing of this joint proxy statement/prospectus, the high and low sales prices of shares of OceanFirst common stock as reported on the NASDAQ were $19.29 and $19.10, respectively.

On July 12, 2016, the last full trading day before the public announcement of the Transactions, the high and low sales prices of shares of Ocean Shore common stock as reported on the NASDAQ were $17.03 and $16.95, respectively. On October 14, 2016, the last practicable trading day prior to printing of this joint proxy statement/prospectus, the high and low sales prices of shares of Ocean Shore common stock as reported on the NASDAQ were $22.74 and $22.41, respectively.

As of the OceanFirst record date, there were approximately 1,679 registered holders of OceanFirst common stock and, as of the Ocean Shore record date, there were approximately 528 registered holders of Ocean Shore common stock.

Each of the OceanFirst stockholders and the Ocean Shore stockholders are advised to obtain current market quotations for OceanFirst common stock and Ocean Shore common stock. The market price of OceanFirst common stock and Ocean Shore common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the Transactions. No assurance can be given concerning the market price of OceanFirst common stock or Ocean Shore common stock before or after the effective date of the first-step merger. Changes in the market price of OceanFirst common stock prior to the completion of the Transactions will affect the market value of the stock portion of the merger consideration that Ocean Shore stockholders will be entitled to receive upon completion of the Transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF OCEANFIRST

The following table provides information as of September 27, 2016 with respect to the persons known by OceanFirst to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding(1)
OceanFirst Bank, Employee Stock Ownership Plan (the “OceanFirst ESOP”) 975 Hooper Avenue Toms River, New Jersey 08754-2009	1,583,869	(2)	6.1%

EJF Capital LLC 2107 Wilson Boulevard Suite 410 Arlington, VA 22201	1,519,119	(3)	5.9%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,350,095	(4)	5.2%

(1)	Percentages with respect to each person have been calculated on the basis of 25,839,744 shares of OceanFirst common stock, the number of shares of OceanFirst common stock outstanding and entitled to vote as of August 4, 2016.
(2)	Under the terms of the OceanFirst ESOP, the trustee will vote all shares held in the OceanFirst ESOP in accordance with the instructions of the participants.
(3)	Based on SEC Schedule 13G filed on September 27, 2016.
(4)	Based on SEC Schedule 13G Amendment No. 6 filed on February 11, 2016.

The following table provides information as of September 27, 2016, about the shares of OceanFirst common stock that may be considered to be beneficially owned by (i) each director and each named executive officer of OceanFirst as of such date and (ii) all OceanFirst directors and executive officers as a group. This information has been provided by each of the directors and executive officers at OceanFirst’s request or derived from statements filed with the SEC. Beneficial ownership of securities means the possession directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to OceanFirst’s knowledge, the beneficial owner has sole voting and dispositive power over the shares.

Name	Number of Shares Owned (excluding options)(2)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Common Stock Outstanding(3)
Directors(1)
Joseph J. Burke(4)	19,038	18,686	37,724	*
Angelo Catania(4)	21,017	18,686	39,703	*
Michael D. Devlin	195,776	173,419	369,195	1.4%
Jack M. Farris(5)	3,440	—	3,440	*
John R. Garbarino(5)(6)	399,622	455,843	855,465	3.3%
Christopher D. Maher(7)(8)	36,061	47,886	83,947	*
Donald E. McLaughlin(4)(9)	42,145	18,686	60,831	*
Diane F. Rhine(4)	41,397	18,686	60,083	*
Mark G. Solow(4)	17,864	4,900	22,764	*
John E. Walsh(4)	26,354	18,686	45,040	*
Named Executive Officers who are not also Directors
Michael J. Fitzpatrick(8)(10)	190,962	152,283	343,245	1.3%
Joseph J. Lebel, III(8)(11)	31,278	76,738	108,016	*
Joseph R. Iantosca(8)(11)	39,668	76,076	115,744	*
Steven J. Tsimbinos(8)(12)	23,214	42,600	65,814	*
All directors and executive officers as a group (15 persons)	1,097,243	1,125,425	2,222,668	8.2%

*	Less than 1%.
(1)	Each director and executive officer maintains a mailing address at 975 Hooper Avenue, Toms River, New Jersey 08753. None of the above directors or executive officers have pledged any shares of OceanFirst.
(2)	Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of September 27, 2016.
(3)	Percentages with respect to each person or group of persons have been calculated on the basis of 25,850,956 shares of OceanFirst common stock, the number of shares of OceanFirst common stock outstanding and entitled to vote as of September 27, 2016, plus the number of shares of OceanFirst common stock which such person or group of persons has the right to acquire within 60 days of September 27, 2016 by the exercise of stock options.
(4)	Includes 4,765 unvested shares. Each non-employee director, other than Messrs. Farris, Garbarino and Devlin, was awarded 681 restricted shares in February 2012, 713 restricted shares in February 2013, 1,880 restricted shares in March 2014, 1,850 restricted shares in March 2015 and 1,740 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(5)	Includes 3,220 unvested shares. Messrs. Farris and Garbarino were awarded 1,850 restricted shares in March 2015 and 1,740 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(6)	Includes 105,057 shares held by a trust for which Mr. Garbarino serves as trustee, 14,445 shares owned by Mr. Garbarino’s wife, and 9,584 shares held by Mr. Garbarino and his wife as co-trustees.
(7)	Includes 11,016 unvested shares. Mr. Maher was awarded 4,566 restricted shares in June 2013, 5,165 in March 2015 and 5,060 in March 2016. Such awards vest at a rate of 20% per year commencing on March 1 of the year following the grant.
(8)	Includes the following shares that have been allocated and are held in trust pursuant to the OceanFirst ESOP as of September 27, 2016: Mr. Maher: 1,001; Mr. Fitzpatrick: 78,294; Mr. Lebel: 7,189; Mr. Iantosca: 11,536; and Mr. Tsimbinos 1,984. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.
(9)	Includes 5,321 shares owned by Mr. McLaughlin’s wife.
(10)	Includes 4,434 unvested shares. Mr. Fitzpatrick was awarded 1,946 restricted shares in February 2012, 1,529 restricted shares in February 2013, 1,760 restricted shares in March 2014, 1,540 restricted shares in March 2015, and 1,145 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(11)	Includes 5,436 unvested shares for each of Mr. Lebel and Mr. Iantosca. Each of Mr. Lebel and Mr. Iantosca was awarded 657 restricted shares in February 2012, 764 restricted shares in February 2013, 761 shares in June 2013, 1,910 restricted shares in March 2014, 2,055 restricted shares in March 2015, and 1,910 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(12)	Includes 12,457 unvested shares. Mr. Tsimbinos was awarded 657 restricted shares in February 2012, 764 restricted shares in February 2013, 1,030 restricted shares in March 2014, 7,575 restricted shares in March 2015, and 5,345 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF OCEAN SHORE

The following table provides information as of September 23, 2016 about the persons known to Ocean Shore to be the beneficial owners of more than 5% of Ocean Shore’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he, she or it has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Bay Pond Partners, L.P. c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	357,200	(1)	5.6%

Chicago Capital Management, LLC Steven R. Gerbel 311 South Wacker Drive Suite 6025 Chicago, Illinois 60606	330,116	(2)	5.1%

M3 Funds, LLC M3 Partners, LP M3F, Inc. Jason A. Stock William C. Waller 10 Exchange Place, Suite 510 Salt Lake City, Utah 84111	433,609	(3)	6.8%

Rangeley Capital, LLC Rangeley Capital Partners, LP Christopher DeMuth, Jr. 3 Forest Street New Canaan, Connecticut 06840	582,562	(4)	9.1%

Ocean Shore Bank Employee Stock Ownership Plan 1001 Asbury Avenue Ocean City, New Jersey 08226	553,334	(5)	8.6%

(1)	Based on information contained in Schedule 13G filed with the SEC on August 1, 2016.
(2)	Based on information contained in Schedule 13G filed with the SEC on August 9, 2016.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2016. Includes 703 shares beneficially owned by William C. Waller over which he has sole voting and dispositive power.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 1, 2016.
(5)	Based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2016.

The following table provides information as of September 23, 2016 about the shares of Ocean Shore common stock that may be considered to be beneficially owned by each director, each executive officer named therein and all directors and executive officers of Ocean Shore as a group. A person may be considered to beneficially own any shares of common stock over which he, she or it has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name(1)	Common Stock(2)		Options Exercisable Within 60 Days	Total	Percent of Common Stock Outstanding
Directors
Steven E. Brady	145,582	(3)	61,456	207,038	3.2%
Frederick G. Dalzell, MD	65,260	(4)	13,600	78,860	1.2%
John L. Van Duyne, Jr.	45,558	(5)	13,600	59,158	*
Christopher J. Ford	40,665		13,600	54,265	*
Dorothy F. McCrosson	7,944		7,100	15,044	*
Robert A. Previti, Ed.D	45,542	(6)	13,600	59,142	*
Samuel R. Young	27,053		13,600	40,653	*
Named Executive Officers Who Are Not Also Directors
Janet M. Bossi	52,886	(7)	4,600	57,486	*
Kim M. Davidson	54,703	(8)	10,455	65,158	1.0%
Donald F. Morgenweck	51,583		10,291	61,874	1.0%
Anthony J. Rizzotte	47,429	(9)	2,233	49,662	*
All directors and executive officers as a group (12 persons)	609,013		165,335	774,348	11.7%

(1)	Each director and executive officer maintains a mailing address at 1001 Asbury Avenue Ocean City, New Jersey 08226. Other than as set forth below, none of the above directors or executive officers have pledged any shares of Ocean Shore.
(2)	This column includes the following:

	Shares Held in Trust and Awarded under Ocean Shore’s Equity Incentive Plan	Shares Held in Trust Pursuant to Ocean Shore’s Deferred Compensation Plan	Shares Held in Trust and Allocated Under Ocean Shore ESOP and ESOP SERP	Shares Held in Trust and Credited Under the Ocean Shore 401(k) Plan
Mr. Brady	6,000	3,393	23,732	34,284
Dr. Dalzell	—	7,944	—	—
Mr. Van Duyne, Jr.	—	17,535	—	—
Mr. Ford	—	4,162	—	—
Ms. McCrosson	—	—	—	—
Dr. Previti	—	7,703	—	—
Mr. Young	—	3,019	—	—
Ms. Bossi	4,500	1,202	8,121	21,920
Ms. Davidson	4,500	1,323	8,786	23,083
Mr. Morgenweck	3,900	1,440	8,845	9,167
Mr. Rizzotte	4,500	2,595	12,003	23,604

(3)	Includes 78,173 shares pledged as security.
(4)	Includes 3,429 shares held by Dr. Dalzell’s spouse and 23,189 shares held by a limited liability company in which Dr. Dalzell has sole voting power. Also, includes 18,904 shares pledged as security.
(5)	Includes 28,023 shares pledged as security.
(6)	Includes 87 shares held by Dr. Previti’s son. Also, includes 18,904 shares pledged as security.
(7)	Includes 16,077 shares pledged as security.
(8)	Includes 17,011 shares pledged as security.
(9)	Includes 922 shares pledged as security.

LEGAL MATTERS

The validity of the OceanFirst common stock to be issued in connection with the first-step merger will be passed upon for OceanFirst by Skadden, Arps, Slate, Meagher & Flom LLP (New York, New York). Certain U.S. federal income tax consequences relating to the integrated mergers will be passed upon for OceanFirst by Skadden, Arps, Slate, Meagher & Flom LLP (New York, New York) and for Ocean Shore by Kilpatrick Townsend & Stockton LLP (Washington, D.C.).

EXPERTS

OceanFirst

The consolidated financial statements of OceanFirst as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Ocean Shore

The consolidated financial statements of Ocean Shore incorporated in this joint proxy statement/prospectus by reference from Ocean Shore’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Ocean Shore’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Cape

The consolidated financial statements of Cape as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and the effectiveness of Cape’s internal control over financial reporting as of December 31, 2015 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in the report of Crowe Horwath LLP appearing in Cape’s Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

OceanFirst

OceanFirst held its 2016 annual meeting of stockholders on June 2, 2016 and began mailing its proxy statement for such meeting on or about April 26, 2016.

To be considered for inclusion in the OceanFirst sponsored proxy materials for OceanFirst’s 2017 annual meeting of stockholders, proposals by OceanFirst stockholders must comply with Rule 14a-8 under the Exchange Act. In order to comply with Rule 14a-8, among other requirements, any such proposal must be received in writing by OceanFirst’s Corporate Secretary at 975 Hooper Avenue, Toms River, New Jersey 08753 no later than December 27, 2016. If OceanFirst’s 2017 annual meeting of stockholders is held on a date more than 30 calendar days from June 2, 2017, a stockholder proposal must be received by a reasonable time before OceanFirst begins to print and mail its proxy solicitation material for such meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

OceanFirst stockholders may also make proposals and director nominations that are not intended to be included in OceanFirst’s proxy statement for its 2017 annual meeting of OceanFirst stockholders, so long as the proposals or nominations comply with OceanFirst’s bylaws. Based on the requirements set forth in OceanFirst’s bylaws, in order to make proposals for business to be brought before OceanFirst’s 2017 annual meeting of stockholders or nominations for the election of directors at such meeting, any OceanFirst stockholder must deliver notice of such proposal or nomination to OceanFirst’s Corporate Secretary no later 90 days before the date of such meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of such annual meeting is given to OceanFirst stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of such annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made.

Ocean Shore

Ocean Shore held its 2016 annual meeting of stockholders on May 25, 2016 and began mailing its proxy statement for such meeting on or about April 19, 2016. Ocean Shore will not hold a 2017 annual meeting of Ocean Shore stockholders if the first-step merger is completed. However, if the first-step merger is not completed for any reason, Ocean Shore will hold an annual meeting of its stockholders in 2017.

To be considered for inclusion in the Ocean Shore sponsored proxy materials for Ocean Shore’s 2017 annual meeting of stockholders, proposals by Ocean Shore stockholders must comply with Rule 14a-8 under the Exchange Act. In order to comply with Rule 14a-8, among other requirements, any such proposal must be received in writing by Ocean Shore’s Corporate Secretary at 1001 Asbury Avenue, Ocean City, New Jersey 08226 no later than December 20, 2016. If Ocean Shore’s 2017 annual meeting of stockholders is held on a date more than 30 calendar days from May 25, 2017, a stockholder proposal must be received by a reasonable time before Ocean Shore begins to print and mail its proxy solicitation materials for such meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Ocean Shore stockholders may also make proposals and director nominations that are not intended to be included in the Ocean Shore sponsored proxy materials for its 2017 annual meeting of stockholders, if held, so long as the proposals and nominations comply with Ocean Shore’s bylaws. In order to comply with Ocean Shore’s bylaws, among other requirements, any Ocean Shore stockholder proposals or nominations must be delivered to the Secretary of Ocean Shore not less than 60 calendar days prior to the date of such meeting and not more than 90 calendar days prior to the date of such meeting. If less than 71 days’ notice or prior public disclosure of the date of the 2017 annual meeting of Ocean Shore stockholders is given to the Ocean Shore stockholders, then, in order to comply with Ocean Shore’s bylaws, among other requirements, any Ocean Shore stockholder proposals or nominations must be delivered to Ocean Shore not later than the close of the tenth day following such notice or public disclosure.

WHERE YOU CAN FIND MORE INFORMATION

OceanFirst is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of OceanFirst common stock to be issued in connection with the first-step merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of OceanFirst in addition to being a proxy statement for OceanFirst stockholders and Ocean Shore stockholders. The registration statement, including this joint proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about OceanFirst, including information about OceanFirst’s common stock.

OceanFirst and Ocean Shore also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as OceanFirst and Ocean Shore, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports, proxy statements and other information filed by OceanFirst with the SEC are also available at OceanFirst’s website at www.oceanfirstonline.com under the tab “Investor Relations,” and then under the heading “SEC Filings”. The reports, proxy statements and other information filed by Ocean Shore with the SEC are available at Ocean Shore’s website at www.ochome.com/home under the tab “Investor Relations,” and then under the heading “SEC Filings”. The web addresses of the SEC, OceanFirst and Ocean Shore are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

The SEC allows OceanFirst and Ocean Shore to incorporate by reference information in this joint proxy statement/prospectus. This means that OceanFirst and Ocean Shore can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that OceanFirst and Ocean Shore previously filed with the SEC. They contain important information about the companies and their financial condition.

OceanFirst SEC Filings (SEC File No. 001-11713)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2015
Annual Report on Form 11-K	Filed on June 24, 2016
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2016 and June 30, 2016

Current Reports on Form 8-K	Filed on January 6, 2016, January 8, 2016, January 22, 2016, February 18, 2016, March 28, 2016, April 22, 2016, April 26, 2016, May 2, 2016, May 18, 2016, May 20, 2016, June 3, 2016, June 21, 2016, June 23, 2016, July 13, 2016, July 14, 2016, July 15, 2016, July 29, 2016, August 1, 2016, August 2, 2016 and September 21, 2016 (other than those portions of the documents deemed to be furnished and not filed)

Definitive Proxy Statement on Schedule 14A	Filed April 26, 2016

The description of OceanFirst common stock set forth in its registration statement on Form 8-A, as amended, filed on May 8, 1996, including any amendment or report filed with the SEC for the purpose of updating this description.

Ocean Shore SEC Filings (SEC File No. 0- 53856)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2015
Annual Report on Form 11-K	Filed on June 16, 2016
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2016 and June 30, 2016

Current Reports on Form 8-K	Filed on January 26, 2016, April 26, 2016, May 27, 2016, July 13, 2016, July 14, 2016 and July 26, 2016 (other than those portions of the documents deemed to be furnished and not filed)

Definitive Proxy Statement on Schedule 14A	Filed on April 19, 2016

The description of Ocean Shore common stock set forth in the Ocean Shore’s Form 8-K12G3, as filed with the SEC on December 21, 2009, including any amendment or report filed with the SEC for the purpose of updating this description.

The historical audited consolidated financial statements of Cape (SEC File No. 001-33934) as of December 31, 2015 and 2014 and for the years in the three-year period ended December 31, 2015 and the related notes thereto are also incorporated by reference in this joint proxy statement/prospectus from Cape’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The historical unaudited consolidated financial statements of Cape as of and for the three months ended March 31, 2016 and the related notes thereto are also incorporated by reference in this joint proxy statement/prospectus from Cape’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 and 2015. These reports of Cape are is available at http://www.SEC.gov.

In addition, OceanFirst and Ocean Shore also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/

prospectus and, in the case of OceanFirst, the date of the OceanFirst special meeting, and, in the case of Ocean Shore, the date of the Ocean Shore special meeting, provided that OceanFirst and Ocean Shore are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, OceanFirst has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to OceanFirst, and Ocean Shore has supplied all information contained or incorporated by reference relating to Ocean Shore.

Documents incorporated by reference are available from OceanFirst and Ocean Shore without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 Attention: Investor Relations Telephone: (732) 240-4500	Ocean Shore Holding Co. 1001 Asbury Avenue Ocean City, New Jersey 08226 Attention: Investor Relations Telephone: (609) 399-0012

OceanFirst stockholders and Ocean Shore stockholders requesting documents must do so by November 15, 2016 to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from OceanFirst or Ocean Shore, then OceanFirst and Ocean Shore, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither OceanFirst nor Ocean Shore has authorized anyone to give any information or make any representation about the Transactions or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

OCEANFIRST FINANCIAL CORP.,

MASTERS MERGER SUB CORP.

and

OCEAN SHORE HOLDING CO.

Dated as of July 12, 2016

A-i

3.26	Insurance	A-23
3.27	No Other Representations or Warranties	A-23

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Corporate Organization	A-23
4.2	Capitalization	A-24
4.3	Authority; No Violation	A-25
4.4	Consents and Approvals	A-26
4.5	Reports	A-26
4.6	Financial Statements	A-26
4.7	Broker’s Fees	A-28
4.8	Absence of Certain Changes or Events	A-28
4.9	Legal Proceedings	A-28
4.10	Taxes and Tax Returns	A-28
4.11	Employees	A-29
4.12	SEC Reports	A-29
4.13	Compliance with Applicable Law	A-30
4.14	Agreements with Regulatory Agencies	A-30
4.15	Certain Contracts	A-31
4.16	Environmental Matters	A-31
4.17	Insurance	A-31
4.18	Loan Portfolio	A-32
4.19	Takeover Protections	A-32
4.20	Opinion	A-32
4.21	Parent Information	A-32
4.22	No Other Representations or Warranties	A-32

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of the Company Prior to the Effective Time	A-33
5.2	Company Forbearances	A-33
5.3	Parent Forbearances	A-36
5.4	Tax-free Reorganization	A-36
Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-36
6.2	Access to Information; Confidentiality	A-37
6.3	Shareholders’ Approvals	A-39
6.4	Legal Conditions to Merger	A-40
6.5	Stock Exchange Listing	A-41
6.6	Employee Matters	A-41
6.7	Indemnification; Directors’ and Officers’ Insurance	A-42
6.8	Additional Agreements	A-43
6.9	Advice of Changes	A-43
6.10	Litigation and Claims	A-44
6.11	Dividends	A-44
6.12	Corporate Governance	A-44
6.13	Acquisition Proposals	A-44
6.14	Board of Directors and Committee Meetings	A-46

A-ii

6.15	Public Announcements	A-46
6.16	Change of Method	A-46
6.17	Restructuring Efforts	A-46
6.18	Takeover Statutes	A-46
6.19	Exemption from Liability Under Section 16(b)	A-47

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Integrated Mergers	A-47
7.2	Conditions to Obligations of Parent	A-48
7.3	Conditions to Obligations of the Company	A-48

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-49
8.2	Effect of Termination	A-51
8.3	Amendment	A-52
8.4	Extension; Waiver	A-52
Article IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	A-53
9.2	Expenses	A-53
9.3	Notices	A-53
9.4	Interpretation	A-54
9.5	Counterparts	A-54
9.6	Entire Agreement	A-54
9.7	Governing Law; Jurisdiction	A-54
9.8	Waiver of Jury Trial	A-55
9.9	Assignment; Third Party Beneficiaries	A-55
9.10	Specific Performance	A-55
9.11	Severability	A-55
9.12	Delivery by Facsimile or Electronic Transmission	A-56

Exhibit A – Amended and Restated Certificate of Incorporation of the Company

Exhibit B – Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-45
Advisory Board	A-44
affiliate	A-51
Agreement	A-1
Bank Merger	A-5
Bank Merger Agreement	A-5
Bank Merger Certificate	A-5
BCA	A-1
Cash Consideration	A-2
Chosen Courts	A-55
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company Bank	A-5
Company Benefit Plans	A-14
Company Bylaws	A-8
Company Certificate	A-8
Company Common Stock	A-2
Company Contract	A-18
Company Deferred Stock Unit	A-4
Company Disclosure Schedule	A-7
Company Equity Awards	A-4
Company Equity Plan	A-3
Company ERISA Affiliate	A-14
Company ESOP	A-41
Company Indemnified Parties	A-42
Company Insiders	A-47
Company Leased Properties	A-20
Company Meeting	A-39
Company Owned Properties	A-20
Company Qualified Plans	A-15
Company Real Property	A-20
Company Regulatory Agreement	A-19
Company Reports	A-17
Company Restricted Stock Award	A-4
Company Stock Option	A-3
Company Subsidiary	A-8
Confidentiality Agreement	A-38
Continuing Employees	A-41
Converted Company Option	A-3
Delaware Secretary	A-2
Derivative Contract	A-19
Determination Date	A-51
DGCL	A-2
DOL	A-14
Effective Time	A-1
Enforceability Exceptions	A-10
Environmental Laws	A-19

A-iv

ERISA	A-14
ESOP Termination Date	A-41
Exception Shares	A-2
Exchange Act	A-10
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
FDIC	A-8
Federal Reserve Board	A-8
FHLB	A-8
Final Index Price	A-51
First-Step Merger	A-1
First-Step Merger Certificate	A-1
GAAP	A-8
Governmental Entity	A-10
HOLA	A-8
Index	A-51
Index Ratio	A-51
Initial Index Price	A-51
Initial Parent Market Value	A-51
Integrated Mergers	A-1
Intellectual Property	A-20
IRS	A-14
Joint Proxy Statement	A-10
Laws	A-17
Liens	A-9
Loan Participation	A-22
Loans	A-22
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-37
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Bylaws	A-4
Merger Sub Certificate	A-4
Multiemployer Plan	A-15
Multiple Employer Plan	A-15
NASDAQ	A-6
New Certificates	A-3
New Jersey Secretary	A-1
New Plans	A-14
OCC	A-10
Old Certificate	A-2
Parent	A-1
Parent Bank	A-5
Parent Benefit Plans	A-29
Parent Bylaws	A-4
Parent Certificate	A-4
Parent Common Stock	A-2
Parent Confidential Information	A-38
Parent Contract	A-31
Parent Disclosure Schedule	A-23
Parent Equity Awards	A-24

A-v

Parent ERISA Affiliate	A-29
Parent Market Value	A-51
Parent Meeting	A-39
Parent Regulatory Agreement	A-31
Parent Reports	A-29
Parent Restricted Stock Awards	A-24
Parent Share Issuance	A-25
Parent Subsidiary	A-24
PBGC	A-14
Permitted Encumbrances	A-20
person	A-54
Premium Cap	A-43
Regulatory Agencies	A-11
Representatives	A-44
Requisite Company Vote	A-10
Requisite Parent Vote	A-25
Requisite Regulatory Approvals	A-37
Restrictive Covenant	A-17
S-4	A-10
Sarbanes-Oxley Act	A-12
SEC	A-10
Second-Step Merger	A-1
Second-Step Merger Certificates	A-2
Securities Act	A-17
Stock Consideration	A-2
Subsidiary	A-8
Superior Proposal	A-45
Surviving Corporation	A-1
Takeover Statutes	A-21
Tax	A-14
Tax Return	A-14
Taxes	A-14
Terminated Plan	A-41
Termination Date	A-50
Termination Fee	A-51
Voting Agreements	A-1

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2016 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), Masters Merger Sub Corp., a New Jersey corporation and a wholly-own Subsidiary of Parent (“Merger Sub”), and Ocean Shore Holding Co., a New Jersey corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger”, and together with the First-Step Merger, the “Integrated Mergers”) with and into Parent, with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into separate voting agreements with Parent (collectively, the “Voting Agreements”) in connection with the First-Step Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Integrated Mergers and also to prescribe certain conditions to the Integrated Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE INTEGRATED MERGERS

1.1      The Integrated Mergers; Effective Time.

(a)     Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the First-Step Merger, and shall continue its corporate existence under the laws of the State of New Jersey. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of New Jersey (the “New Jersey Secretary”) in accordance with the BCA (the “First-Step Merger Certificate”). The First-Step Merger shall become effective as of the date and time specified in the First-Step Merger Certificate (such date and time, the “Effective Time”).

(b)     Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the BCA, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent shall be the Surviving Corporation in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of ownership and merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL and a certificate of merger with the New Jersey Secretary in accordance with the BCA (collectively, the “Second-Step Merger Certificates”). The Second-Step Merger shall become effective as of the date and time specified in the Second-Step Merger Certificates.

1.2     Closing. Subject to the terms and conditions of this Agreement, the closing of the Integrated Mergers (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher and Flom LLP, on the last business day of the month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3      Effects of the Integrated Mergers. At and after the Effective Time, the First-Step Merger shall have the effects set forth in the applicable provisions of the BCA. At and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in the applicable provisions of the DGCL and the BCA.

1.4      Effects of First-Step Merger on Merger Sub Capital Stock. At and after the Effective Time, each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of the capital stock of the Company.

1.5      Conversion of Company Common Stock in the First-Step Merger. At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any of the following securities:

(a)     Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case, other than shares of Company Common Stock held in any Company Benefit Plans or related trust accounts, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

     (i)     $4.35 in cash (the “Cash Consideration”); and

    (ii)     0.9667 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (such common stock, the “Parent Common Stock” and such shares of Parent Common Stock, the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(b)     All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.5(a), (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b). Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book entry form or, at Parent’s option, certificates (collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and the Cash Consideration upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c)     Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case, other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6      Effects of Second-Step Merger on Parent and Company Common Stock. At the effective time of the Second-Step Merger, each share of (a) Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second-Step Merger and (b) capital stock of the Company, as the surviving corporation in the First-Step Merger, issued and outstanding immediately prior to such time, shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.7      Treatment of Company Equity Awards.

(a)     At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Ocean Shore Holding Co. 2005 Equity Incentive Plan and the Ocean Shore Holding Co. 2010 Equity Incentive Plan (each, a “Company Equity Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”) shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Parent, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (y) 1.2084, at a per share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for each share of Company Common Stock subject to such Company Stock Option by (ii) 1.2084 (each, as so adjusted, a “Converted Company Option”). All rounding described in this Section 1.7(a) shall be done on an aggregate basis such that a single rounding of shares and exercise price shall be applied to each Converted Company Option.

(b)     The Converted Company Options shall have the same vesting schedule (including any acceleration of vesting as provided in the applicable Company Equity Plan) as the Company Stock Options and otherwise shall have the same terms and conditions as such Company Stock Options; provided, that Parent shall convert the Company Stock Options into Converted Company Options in a manner consistent with the requirements of Sections 409A and 424(a) of the Code, as applicable. After such assumption and conversion, the Converted Company Options shall be subject to all of the terms and conditions of the plan and grant agreements under which the Company Stock Options were originally issued (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(c)     At the Effective Time, each restricted stock award in respect of shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall be or become fully vested and the restrictions thereon shall lapse, and each holder thereof shall be entitled to receive the Merger Consideration in exchange therefor in accordance with Section 1.5 of this Agreement. The Company or Parent will be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the applicable Company Equity Plan.

(d)     At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any consents, to (i) effectuate the provisions of this Section 1.7, (ii) ensure that following the Effective Time, there are no obligations with respect to the Company Equity Awards other than as set forth in this Section 1.7, (iii) ensure that each deferred stock unit issued in respect of shares of Company Common Stock granted under the Ocean City Home Bank Stock-Based Deferred Compensation Plan (a “Company Deferred Stock Unit”) is equitably converted into the right to receive Parent Common Stock in accordance with the terms of the Ocean City Home Bank Stock-Based Deferred Compensation Plan and the related trust agreement and (iv) solely for purposes of granting new Company Equity Awards, terminate each Company Equity Plan effective as of the Effective Time; provided, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time. On or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Converted Company Options as a result of the actions contemplated by Section 1.7(a). Immediately following the Effective Time, Parent shall file a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Converted Company Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Converted Company Options remain outstanding.

1.8      Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as the surviving corporation in the First-Step Merger, shall be the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”), as in effect immediately prior to the Effective Time and attached hereto as Exhibit A, until such Certificate of Incorporation is thereafter amended in accordance with its terms and applicable law. At the effective time of the Second-Step Merger, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Parent (the “Parent Certificate”), as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and applicable law.

1.9      Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of the Company, as the surviving corporation in the First-Step Merger, shall be the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and applicable law. At the effective time of the Second-Step Merger, the Bylaws of the Surviving Corporation shall be the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and applicable law.

1.10      Directors; Officers. At and immediately after the Effective Time, the directors and officers of the Company, as the surviving corporation in the First-Step Merger, shall consist of the directors and officers of Merger Sub in office immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified. Subject to Section 6.12, the directors and officers of the Surviving Corporation in the Second-Step Merger shall be the directors and officers of Parent in office immediately prior to the effective time of the Second-Step Merger.

1.11      Tax Consequences. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation Section 1.368-2(g).

1.12      Bank Merger. Immediately following the consummation of the Integrated Mergers, Ocean City Home Bank, a federal savings bank and a wholly-owned Subsidiary of the Company (“Company Bank”), will merge (the “Bank Merger”) with and into OceanFirst Bank, a federal savings bank and a wholly-owned Subsidiary of Parent (“Parent Bank”), pursuant to the agreement and plan of merger attached hereto as Exhibit B, dated as of the date hereof, by and between Company Bank and Parent Bank (the “Bank Merger Agreement”). Parent Bank shall be the surviving bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the effective time of the Second-Step Merger. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the effective time of the Second-Step Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1      Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.11), being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent.

2.2      Exchange of Shares.

(a)     As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old

Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) a check representing the amount of (1) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Section 1.5(a), (2) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.2(e) and (3) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.2(b). Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)     No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.11).

(c)     If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)     After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)     Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on The Nasdaq Global Select Market (“NASDAQ”) (as reported by The Wall Street Journal) for the five (5) full trading days ending on the last trading day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f)     Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)     Each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(h)     In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Company Reports publicly filed by the Company since December 31, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1      Corporate Organization.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is a savings and loan holding company duly registered with the Board of

Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Home Owners Loan Act of 1933, as amended (“HOLA”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such changes are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Certificate of Incorporation of the Company (the “Company Certificate”) and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)     Company Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of New York (the “FHLB”) and owns the requisite amount of stock therein. Without duplication of the representations made by the Company in each of the foregoing sentences of this Section 3.1(b), each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2      Capitalization.

(a)     The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 6,412,678 shares of Company Common Stock issued and outstanding, which number includes 25,620 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards and 58,993 shares of Company Common Stock held by the Company in trust for issuance pursuant to outstanding Company Deferred Stock Units (which shares satisfy in full the Company’s obligation with respect to the Company Deferred Stock Units), (ii) 894,912 shares of Company Common Stock held in treasury, (iii) 368,627 shares of Company Common Stock reserved for issuance upon the exercise of the outstanding Company Stock Options and (iv) no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. There are no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries issued or outstanding. Other than the Company Stock Options, the Company Restricted Stock Awards and the Company Deferred Stock Units, in each case issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company, other than the Voting Agreements. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the Company Equity Awards and Company Deferred Stock Units issued and outstanding under any Company Equity Plan as of the date hereof, specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such award, (C) the grant date of each such award, (D) the vesting schedule for each such award, (E) the exercise price for each such award that is a Company Stock Option, and (F) the expiration date for each such award that is a Company Stock Option. Other than the Company Equity Awards and Company Deferred Stock Units, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

(b)     The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3      Authority; No Violation.

(a)     The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Integrated Mergers have been duly and validly approved by the Board of Directors of the Company by a vote of at least two-thirds of the entire Board of Directors of the Company. The Board of Directors of the Company has determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company and its shareholders, has adopted this Agreement and has directed that this Agreement and the transactions contemplated hereby be submitted to the

Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of votes cast by the holders of the shares of Company Common Stock entitled to vote at the Company Meeting (the “Requisite Company Vote”), no other corporate proceedings or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)     Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)     The Board of Directors of Company Bank has adopted the Bank Merger Agreement. The Company, as the sole shareholder of Company Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Company Bank.

3.4      Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with NASDAQ, and the approval of the listing on the NASDAQ of the shares of Parent Common Stock pursuant to this Agreement, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the HOLA and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of (i) any filings that are necessary under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of a joint proxy statement in definitive form relating to the meetings of the Company’s and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and (ii) the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (e) the filing of the First-Step Merger Certificate with the New Jersey Secretary pursuant to the BCA, (f) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the New Jersey Secretary in accordance with the DGCL and the BCA, respectively, (g) the filing of the Bank Merger Certificate and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or any self-regulatory organization (each, a “Governmental Entity”) or any third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Integrated Mergers and the other transactions contemplated hereby (including the Bank Merger).

3.5      Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the OCC, (f) any foreign regulatory authority and (g) any self-regulatory organization ((a) – (g), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Regulatory Agency.

3.6      Financial Statements.

(a)     The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)     The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. As of the date of this Agreement, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)     Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7      Broker’s Fees. With the exception of the engagement of Sandler O’Neill & Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Sandler O’Neill & Partners, L.P., related to the Integrated Mergers and the other transactions contemplated hereunder.

3.8      Absence of Certain Changes or Events.

(a)     Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)     Since December 31, 2015, except with respect to (i) matters set forth in Section 3.8(b) of the Company Disclosure Schedule and (ii) the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9      Legal Proceedings.

(a)     Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)     There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10    Taxes and Tax Returns.

(a)     Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)     All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable). Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)     No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)     There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e)     Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f)     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(g)     Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h)     Neither the Company nor any of its Subsidiaries has distributed stock to another Person, or has had its stock distributed by another Person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i)     Neither the Company nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)     Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(k)     Neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code within the past five years.

(l)     As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(m)     As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees.

(a)     Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(b)     The Company has heretofore made available to Parent true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (iv) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (v) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vi) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)     Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)     Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)     Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(f)     With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(g)     None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)     Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)     All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(j)     There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(k)     None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)     No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. The Company has made available to Parent true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n)     Neither the Company nor its Subsidiaries remain subject to any compensation-related limitations or restrictions imposed by or related to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended.

(o)     There are no pending or, to the Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(p)     To the knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(q)     To the knowledge of the Company, no employee of the Company or any of its Subsidiaries with annual compensation in excess of $100,000 intends to terminate his or her employment relationship.

3.12   SEC Reports. The Company has previously made available to Parent an accurate and complete copy of each communication mailed by the Company to its shareholders since December 31, 2013. No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2013 by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information publicly filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2013, as of their respective dates, all the Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.13    Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times since December 31, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable federal, state, local or foreign law, statute, order, decree, rule, regulation, policy, permit, or authorization (“Laws”) of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all Laws related to data protection or privacy, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14    Certain Contracts.

(a)     Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, independent contractors or consultants, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its affiliates or upon consummation of the Integrated Mergers will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), or (x) which involves aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $100,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by the Company or any Subsidiary of the Company of any material penalty. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)     Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.15    Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. The Company and each of its Subsidiaries are in compliance in all material respects with each Regulatory Agreement, if any, to which it is a party or is subject. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement to which the Company or any of its Subsidiaries is a party or is subject.

3.16   Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.17    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with all Laws relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.18    Investment Securities and Commodities.

(a)     Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP.

(b)     The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the terms of such policies, practices and procedures.

3.19    Real Property. The Company and each Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or any such Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

3.20    Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on the Company: (a) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21    Related Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.22    Takeover Protections.

(a)     No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, “affiliate transactions”, or similar provision of any state anti-takeover (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the BCA or federal law.

(b)     Article VI of the Company Certificate is not applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement and neither Parent nor Merger Sub will be deemed to be an “Interested Stockholder” (as defined in the Company Certificate) as result of Parent entering into the Voting Agreements or otherwise. The Board of Directors of the Company has taken or caused to be taken all action necessary to ensure that neither Parent nor Merger Sub will be prohibited from engaging in a “Business Combination” (as defined in the Company Certificate) with the Company or any of its affiliates under the provisions of the Company Certificate.

3.23    Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Company Information. The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25    Loan Portfolio.

(a)     As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2016, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of March 31, 2016, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2016, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2016, is classified as “Other Real Estate Owned” and the book value thereof.

(b)     Set forth in Section 3.25(b) of the Company Disclosure Schedule is a true, correct and complete list, as of March 31, 2016, of each Loan of the Company or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)     Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)     Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)     None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)     There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)     Neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26    Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26 of the Company Disclosure Schedule and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27    No Other Representations or Warranties.

(a)     Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)     The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent Reports publicly filed by Parent since December 31, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1      Corporate Organization.

(a)     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered with the Federal Reserve

Board under the HOLA. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Merger Sub Certificate, the Merger Sub Bylaws, the Parent Certificate and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)     Parent Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Without duplication of each of the foregoing sentences of this Section 4.1(b) and the representations and warranties set forth in Section 4.1(c), each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof.

(c)     Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is a wholly-owned Subsidiary of Parent. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Merger Sub Certificate and Merger Sub Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

4.2      Capitalization.

(a)     The authorized capital stock of Parent consists of 55,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 25,748,898 shares of Parent Common Stock issued and outstanding, which number includes 157,579 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) granted under Parent’s 2011 Stock Incentive Plan, (ii) 7,817,874 shares of Parent Common Stock held in treasury, (iii) 2,902,017 shares of Parent Common Stock reserved for issuance upon the exercise of stock options granted under Parent’s 2011 Stock Incentive Plan, Parent’s 2006 Stock Incentive Plan, the Cape Bancorp, Inc. 2008 Equity Incentive Plan or the Colonial Financial Services, Inc. 2011 Equity Incentive Plan, as applicable (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), and (iv) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote. As of the date of this Agreement, no trust preferred or subordinated debt securities of Parent are issued or outstanding. Other than the Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)     Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3      Authority; No Violation.

(a)     Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the Integrated Mergers and the issuance of shares of Parent Common Stock in connection with the First-Step Merger (such issuance, the “Parent Share Issuance”), have been duly and validly approved by the Board of Directors of Parent, and the execution and delivery of this Agreement and the consummation of the First-Step Merger have been duly and validly approved by the Board of Directors of Merger Sub. The Board of Directors of Parent has directed that the Parent Share Issuance be submitted to Parent’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at the Parent Meeting to approve the Parent Share Issuance (the “Requisite Parent Vote”), no other corporate proceedings or approvals on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the First-Step Merger have been validly authorized (subject to the attainment of the Requisite Parent Vote), and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)     Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Certificate, the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)     The Board of Directors of Parent Bank has adopted the Bank Merger Agreement. Parent, as the sole shareholder of Parent Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Parent Bank.

4.4      Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, and the approval of the listing on the NASDAQ of the shares of Parent Common Stock pursuant to this Agreement, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the HOLA and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OCC, and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement and (ii) the S-4 and declaration of effectiveness of the S-4, (e) the filing of the First-Step Merger Certificate with the New Jersey Secretary pursuant to the BCA, (f) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the New Jersey Secretary in accordance with the DGCL and the BCA, respectively, (g) the filing of the Bank Merger Certificate, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Integrated Mergers and the other transactions contemplated hereby (including the Bank Merger).

4.5      Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Regulatory Agency, except for such failures to so resolve such matters or similar items that would not impede or materially delay the ability of Parent to consummate the transactions contemplated hereby.

4.6      Financial Statements.

(a)     The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)     The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company. As of the date of this Agreement, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)     Since January 1, 2013, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7      Broker’s Fees. With the exception of the engagement of Piper Jaffray & Co., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or related transactions contemplated by this Agreement.

4.8      Absence of Certain Changes or Events. Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9      Legal Proceedings.

(a)     Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any material nature against Parent or its Subsidiaries or any of their current or former directors or executive officers or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)     There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10    Taxes and Tax Returns.

(a)     Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)     All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable). Each of Parent and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)     No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)     There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries.

(e)     Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f)     Neither Parent nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.11    Employees.

(a)     Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, “Parent Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries or any Parent ERISA Affiliate.

(b)     With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.

(c)     There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Parent’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material liability of Parent or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Parent Benefit Plan, or any other party.

(d)     There are no pending or, to Parent’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries and no employees of Parent or any of its Subsidiaries are represented by any labor organization.

4.12    SEC Reports. Parent has previously made available to the Company an accurate and complete copy of each communication mailed by Parent to its shareholders since December 31, 2013. No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2013 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information publicly filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2013, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.13    Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since December 31, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable Laws, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of the Subsidiaries of Parent that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14    Agreements with Regulatory Agencies. Except as set forth in Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.15    Certain Contracts.

(a)     Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”) and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)     Each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Parent Contract. To Parent’s knowledge, each third-party counterparty to each Parent Contract has in all material respects performed all obligations required to be performed by it under such Parent Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.16    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Parent any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Parent, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.17    Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies, are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.18    Loan Portfolio.

(a)     Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)     Each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)     There are no outstanding Loans made by Parent or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Parent or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(d)     Neither Parent nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.19    Takeover Protections. No Takeover Statute is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the DGCL.

4.20    Opinion. Prior to the execution of this Agreement, the Board of Directors of Parent has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Jaffray & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.21    Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.22    No Other Representations or Warranties.

(a)     Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)     Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1      Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course in all material respects, use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2      Company Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated by this Agreement or as required by law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)     other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

  (i)     adjust, split, combine or reclassify any capital stock;

 (ii)     make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.06 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of the Company Stock Options or for withholding taxes incurred in connection with the exercise of the Company Stock Options or the vesting or settlement of the Company Equity Awards, in each case, in accordance with past practice and the terms of the applicable award agreements);

(iii)     grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)     issue, sell or otherwise permit to become outstanding (including by issuing any shares of Company Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c)     sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business consistent with past practice;

(d)     except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of the Company;

(e)     terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)     except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business consistent with past practice, that do not exceed, with respect to any individual, two percent (2%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000 or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of the Company or any of its Subsidiaries;

(g)     settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $50,000 individually or in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)     take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)     amend the Company Certificate, Company Bylaws or comparable governing document of any of its Subsidiaries;

(j)     merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)     materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)     (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, originating, acquiring, selling, risk and asset liability management and other banking and operating, securitization and servicing policies or practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity; (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice; or (iii) make any individual unsecured loan or extension of credit that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans and extensions of credit has been made available to Parent) in excess of $500,000 or any individual secured loan or extension of credit in excess of $2,000,000, with respect to residential mortgage loans, and $1,000,000 with respect to all other secured loans or extensions of credit, provided that Parent shall have been deemed to have consented to any loan or extension of credit in excess of such amounts or otherwise not permitted by this section if Parent does not object to any such proposed loan or extension of credit within three business days of receipt by Parent of a request by the Company to exceed such limit along with all financial or other data that Parent may reasonably request in order to evaluate such loan or extension of credit;

(o)     change in any material respect its hedging practices and policies, except as required by law or requested by a Regulatory Agency;

(p)     make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate;

(q)     make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax Liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(r)     make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(s)     materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the properties or assets of the Company or any of its Subsidiaries; or

(t)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3      Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)     amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Integrated Mergers to the holders of Company Common Stock;

(b)     (i) adjust, split, combine or reclassify any capital stock of Parent or (ii) make, declare or pay any dividend, or make any other distribution on, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except regular quarterly cash dividends, including any increase in such quarterly cash dividends or dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly owned Subsidiaries);

(c)     take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(d)     take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(e)     take any action that would reasonably be expected to adversely affect or delay in any material respect the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Parent’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis; or

(f)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4      Tax-free Reorganization. Officers of Parent, Merger Sub and the Company shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP and to Kilpatrick Townsend & Stockton LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1      Regulatory Matters.

(a)     Parent and the Company shall promptly prepare and file with the SEC, no later than 30 business days after of the date of this Agreement, the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in respect of the form and content of any other communication with shareholders of the Company. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and the

Company shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)     The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly (and in the case of the regulatory applications to the Federal Reserve Board and the OCC within 30 business days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Integrated Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information (and subject to necessary redactions relating to confidential or sensitive information), all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to the Company) on any of Parent, the Company or the Surviving Corporation, after giving effect to the Integrated Mergers (a “Materially Burdensome Regulatory Condition”).

(c)     Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Integrated Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(d)     Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the OCC and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Integrated Mergers and the Bank Merger or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.2      Access to Information; Confidentiality.

(a)     Upon reasonable notice and subject to applicable laws, each of Parent and the Company, for the purposes of enabling each of them to verify the representations and warranties of the other and prepare for the

Integrated Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of the its properties, books, contracts, commitments, personnel, information technology systems and records (excluding Parent’s tax returns and related work papers), and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which it is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     Parent shall hold all information furnished by or on behalf of the Company or any of the Company’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 5, 2016, between Parent and the Company (the “Confidentiality Agreement”).

(c)      Unless otherwise agreed to in writing by Parent, the Company agrees (i) not to, and to cause its Subsidiaries and representatives not to, use any Parent Confidential Information for any purpose other than verifying the representations and warranties of Parent and preparing for the Integrated Mergers and the other matters contemplated by this Agreement and (ii) that, except as otherwise permitted by this Section 6.2(c), to hold all Parent Confidential Information in confidence and not to disclose or reveal in any manner whatsoever any Parent Confidential Information to any person other than the Company’s representatives who are actively and directly participating in the Integrated Mergers or otherwise need to know the Parent Confidential Information for the purpose of verifying the representations and warranties of Parent and who have been advised by the Company of, and have agreed to be bound by, the terms and conditions of this Section 6.2(c). The Company shall make reasonable, necessary and appropriate efforts to safeguard the Parent Confidential Information from disclosure to any person other than as permitted by this Section 6.2(c) and the Company shall be responsible for any breach of the terms of this Section 6.2(c) by the Company, any of its Subsidiaries or any of its representatives. In the event that the Company, any of its Subsidiaries or any of its representatives are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Parent Confidential Information, the Company, any such Subsidiary or any such representatives may disclose such Parent Confidential Information as so compelled provided that the Company shall promptly notify Parent in writing of such request(s) or requirement(s) to enable Parent to seek an appropriate protective order, waive compliance with the provisions of this Section 6.2(c) or take other appropriate action to the extent not prohibited by such applicable law, regulation or legal process. The Company shall use reasonable commercial efforts, at Parent’s sole expense, to assist Parent, Parent’s Subsidiaries and Parent’s representatives in obtaining such a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Company or any of its Subsidiaries or any of its representatives are nonetheless, in the reasonable opinion of the Company’s counsel, legally compelled to disclose the Parent Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Company or such representative, after notice to Parent, may disclose to such tribunal only such Parent Confidential Information that such counsel advises is legally required to be disclosed. As used in this Section 6.2(c), “Parent Confidential Information” means all information furnished by or on behalf of Parent or any of Parent’s Subsidiaries or representatives pursuant to

Section 6.2(a) and shall include all information concerning Parent, its business strategies and operations obtained or ascertained by the Company or any of its representatives as a result of any visit to any facility occupied by Parent, or furnished to the Company or its representatives by the Parent or its representatives, whether prepared by Parent, its representatives or otherwise and whether obtained or furnished before or after the date hereof and regardless of the manner in which it is furnished, together with all reports, analyses, compilations, memoranda, notes, studies or other documents or records or electronic media prepared by the Company or its representatives that contain or otherwise reflect or are generated from such information, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Company or its representatives, (ii) was available to the Company or its representatives on a non-confidential basis prior to its disclosure to the Company by Parent or its representatives, or (iii) becomes available to the Company or its representatives on a non-confidential basis from a person other than Parent or its representatives who is not otherwise known to the Company upon due inquiry to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

(d)     No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3      Shareholders’ Approvals.

(a)     Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Parent Meeting” and the “Company Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Parent Vote required in connection with this Agreement, the First-Step Merger and the Parent Share Issuance and, if so desired and mutually agreed, upon other matters of the type customarily brought before a special meeting of shareholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as promptly as reasonably practicable and on the same date.

(b)     Subject to Section 6.3(c) and Section 6.3(d), as applicable, the Board of Directors of each of Parent and the Company shall use its reasonable best efforts to obtain from the shareholders of Parent and the Company, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Company Vote, in the case of the Company, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that such shareholders approve (i) this Agreement and the transactions contemplated hereby, in the case of the Company, and (ii) the Parent Share Issuance, in the case of Parent.

(c)     Subject to Section 8.1 and Section 8.2, if the Board of Directors of Parent, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend approval of the Parent Share Issuance, then in submitting the Parent Share Issuance to its shareholders, the Board of Directors of Parent may (but shall not be required to) submit the Parent Share Issuance to Parent’s shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Parent may communicate the basis for its lack of a recommendation to Parent’s shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

(d)     Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may (but shall not be required to) submit this Agreement to the Company’s shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this Section 6.3(d) unless (i) if such action is taken in response to an Acquisition Proposal, such Acquisition Proposal did not result from a breach by the Company of Section 6.13 and such Acquisition Proposal constitutes a Superior Proposal; (ii) the Company gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, if such action is taken in response to an Acquisition Proposal, its basis for determining that such Acquisition Proposal constitutes a Superior Proposal (including the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances)) and (iii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, again determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement (and, if such action is taken in response to an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(d) and will require a new determination and notice period as referred to in this Section 6.3(d).

(e)     Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent or the Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote or the Requisite Company Vote (it being understood that, (i) if Parent, pursuant to Section 6.3(c), submits the Parent Share Issuance to Parent’s shareholders without recommendation, or if (ii) the Company, pursuant to Section 6.3(d), submits this Agreement to Company’s shareholders without recommendation, an adjournment or postponement of the Parent Meeting or the Company Meeting, as applicable, due to an insufficient quorum or the failure to obtain the Requisite Parent Vote or the Requisite Company Vote, as applicable, shall not be required by this Section 6.3(e)). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Parent Meeting and the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Parent and the Company at the Parent Meeting and the Company Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the Parent Share Issuance, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Parent or the Company of such obligation.

6.4      Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Integrated Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Integrated Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.5      Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the First-Step Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6      Employee Matters.

(a)     During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation to provide the employees of the Company and its Subsidiaries who continue to be employed by Parent or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by Parent or its Subsidiaries after the Effective Time, with base salaries, wages and employee benefits (excluding equity and equity based compensation) that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a) by providing or causing the Surviving Corporation to provide such Continuing Employees with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)     With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to use reasonable best efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)     Unless Parent requests otherwise in writing, effective prior to the Closing, the Company shall terminate the Ocean City Home Bank Savings and Investment Plan (the “Terminated Plan”). Prior to the Effective Time, the Company shall provide Parent with resolutions adopted by the Company’s Board of Directors terminating the Terminated Plan, the form and substance of which shall be subject to the prior written approval of Parent, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Parent shall permit or cause its Subsidiaries (including Parent Bank) to permit the Continuing Employees to roll over their account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (including Parent Bank).

(d)     The Board of Directors of the Company Bank shall, effective no later than immediately prior to the Effective Time (the “ESOP Termination Date”) and contingent upon the consummation of the Integrated Mergers, adopt such necessary resolutions and Company Bank shall, effective no later than the ESOP Termination Date and contingent upon the consummation of the Integrated Mergers, enter into such necessary amendments to the Ocean City Home Bank Employee Stock Ownership Plan (the “Company ESOP”), in each case, to (i) provide for the conversion into the right to receive the Merger Consideration of all shares of Company Common Stock held in the Company ESOP trust in accordance with Section 2.2 of this Agreement, (ii) direct the Company ESOP trustee to deliver a sufficient amount of cash and unallocated shares of Parent Common Stock held in the Company ESOP’s suspense account to the Company as required to repay in full any outstanding Company ESOP loan at the Effective Time and (iii) provide that no new participants shall be admitted to the Company ESOP on or after the ESOP Termination Date. The form and substance of such resolutions and any necessary amendments shall be subject to the review and prior written approval of Parent, which shall not be unreasonably withheld. The Company shall deliver to Parent an executed copy of such resolutions and any necessary amendments promptly following their adoption by the Board of Directors of Company Bank and shall fully comply with such resolutions and any necessary amendments. The accounts of all participants and beneficiaries in the Company ESOP as of the ESOP Termination Date shall become fully vested as of the ESOP Termination Date. Any cash or unallocated shares of Parent Common Stock held in the Company ESOP’s suspense account after repayment of the Company ESOP loan shall be allocated as earnings to the accounts of the Company ESOP participants who are employed as of the ESOP Termination Date based on their account balances under the Company ESOP as of the ESOP Termination Date. Promptly following the date of this Agreement, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company ESOP and shall deliver to Parent an as-filed copy of such determination letter promptly following the filling thereof by the Company with the IRS. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Company ESOP upon its termination, the account balances in the Company ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit the Company ESOP participants who become employees of Parent or any of its Subsidiaries to roll over their account balances in the Company ESOP to the OceanFirst Bank Employee Stock Ownership Plan.

(e)     Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the third sentence of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)     Effective as of, and contingent upon the occurrence of, the Effective Time, Parent shall, or shall cause the Surviving Corporation, to assume and honor all Company Benefit Plans in accordance with their terms, including terms related to the amendment or termination thereof. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

6.7      Indemnification; Directors’ and Officers’ Insurance.

(a)     From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”)

against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Subsidiary of the Company; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Subsidiary of the Company; provided, that, if required, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)     For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with, but only upon the prior written consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed 300% of the current annual premium paid as of the date hereof by the Company for such insurance.

(c)     The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8      Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Integrated Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9      Advice of Changes. Parent and the Company shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of any condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied. The delivery and content of any such notice shall not limit or otherwise affect any right or remedy under this Agreement (including under Article VII) of the party receiving such notice.

6.10    Litigation and Claims. Each of the Company and Parent shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, dispute, proceeding, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of either such party, threatened against the Company, Parent or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the transactions contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, restrain or prohibit the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at Parent’s own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors, officers or affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent’s prior written consent.

6.11    Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the First-Step Merger.

6.12    Corporate Governance.

(a)     Effective as of the Effective Time, Parent shall, and shall cause Parent Bank to, (i) increase the size of the Board of Directors of Parent and Parent Bank to thirteen (13) members and (ii) appoint Steven E. Brady and two (2) other current members of the Board of Directors of the Company, to be selected by the Leadership Committee of Parent in consultation with the Board of Directors of Parent and the Board of Directors of the Company, to the Boards of Directors of Parent and Parent Bank, with one such appointee being appointed to each of the three classes of the Boards of Directors of Parent and Parent Bank.

(b)     Effective as of the Effective Time, Parent shall create an advisory board (the “Advisory Board”) the purpose of which shall be to advise Parent with respect to the integration of the Company’s business, as well as to maintain and develop customer and other stakeholder relationships in the Company’s market area. The Advisory Board shall consist of Steven E. Brady and the four (4) current members of the Board of Directors of the Company who are not selected for appointment to the Board of Directors of Parent in accordance with Section 6.12(a). The members of the Advisory Board shall be appointed to the Advisory Board for a term ending on the second anniversary of the Effective Time. As consideration for serving as a member of the Advisory Board and performing the duties required by such membership, each member of the Advisory Board shall be entitled to receive the compensation set forth in Section 6.12(b) of the Parent Disclosure Schedule.

6.13    Acquisition Proposals.

(a)     The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.13(a); provided, that, prior to the date of the Company Meeting, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13(a), it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that (1) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (2) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information or data permitted pursuant to the foregoing proviso, the Company shall have provided such information or data to Parent and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent) pursuant to such agreement. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, copies of any written Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(b)     As used in this Agreement,

       (i)     “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; and

      (ii)     “Superior Proposal” shall mean any bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (2) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the shareholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the shareholders of the Company than the Integrated Mergers and the transactions contemplated by this Agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c)     Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.14    Board of Directors and Committee Meetings. Following the receipt of the Requisite Regulatory Approvals, the Company shall permit representatives of Parent and Parent Bank to attend any meeting of its Board of Directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided, that the Company shall not be required to permit such representatives to remain present during any confidential discussions of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter (a) that the Board of Directors of the Company has reasonably determined to be confidential with respect to the participation of Parent or Parent Bank or (b) that the Company would not be required to disclose under Section 6.2 of this Agreement.

6.15    Public Announcements. The Company and Parent shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.16    Change of Method. The Company and Parent shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Company’s shareholders or Parent’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.17    Restructuring Efforts. If either the Company or Parent shall have failed to obtain the Requisite Company Vote or the Requisite Parent Vote at the duly convened Company Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its respective shareholders for approval.

6.18    Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Integrated Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19    Exemption from Liability Under Section 16(b). The Company and Parent agree that, in order to most effectively compensate and retain the Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and the Company Equity Awards in the First-Step Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. Assuming the Company delivers to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or the Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Integrated Mergers, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1      Conditions to Each Party’s Obligation To Effect the Integrated Mergers. The respective obligations of the parties to effect the Integrated Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)     Shareholder Approval. The Requisite Parent Vote and the Requisite Company Vote shall have been obtained.

(b)     NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)     Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)     S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)     No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Integrated Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Integrated Mergers.

7.2      Conditions to Obligations of Parent. The obligation of Parent to effect the Integrated Mergers is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time, of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.22(b) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)     Tax Opinion. Parent shall have received the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d)     FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate, dated as of the Closing Date, in form and substance as prescribed by Treasury regulations promulgated under Section 1445 of the Code, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

7.3      Conditions to Obligations of the Company. The obligation of the Company to effect the Integrated Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2(a), 4.7 and 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct

(other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)     Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)      Tax Opinion. The Company shall have received the written opinion of Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Kilpatrick Townsend & Stockton LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1      Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote:

(a)     by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)     by either the Board of Directors of Parent or the Board of Directors of the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Integrated Mergers or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)     by either the Board of Directors of Parent or the Board of Directors of the Company if the Integrated Mergers shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Integrated Mergers to be so consummated by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)     by either the Board of Directors of Parent or the Board of Directors of the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within 45 days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)     by the Board of Directors of the Company, prior to the time the Requisite Parent Vote is obtained, if the Board of Directors of Parent shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Parent approve the Parent Share Issuance, or withdrawn, modified or qualified such recommendation in a manner adverse to the Company, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after the Company requests in writing that such action be taken, or (ii) breached its obligations under Section 6.3 in any material respect;

(f)     by the Board of Directors of Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Parent requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Company Common Stock that has been publicly disclosed (other than by Parent or an affiliate of Parent) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Sections 6.3 or 6.13 in any material respect; or

(g)     by the Company, if its Board of Directors so determines within a five (5) day period commencing on the Determination Date, if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following the Determination Date: (i) the Parent Market Value on the Determination Date is less than $14.46 and (ii) the number obtained by dividing the Parent Market Value on the Determination Date by the Initial Parent Market Value is less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.15. If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall promptly (and in any event no later than the last day of the five (5) day period commencing on the Determination Date) notify Parent in writing of such election. The right of the Company to terminate this Agreement pursuant to this Section 8.1(g) is subject to the following two sentences. During the five (5) day period commencing with Parent’s receipt of any notice duly delivered by or on behalf of the Company electing to exercise the Company’s right to terminate this Agreement under this Section 8.1(g), Parent shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial Parent Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Parent Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Parent Market Value by the Parent Market Value on

the Determination Date, and multiplying such quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five (5) day period, Parent delivers written notice to the Company that it intends to proceed with the Integrated Mergers by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination by the Company shall be permitted by, or shall have occurred pursuant to, this Section 8.1(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Parent Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(g). For purposes of this Agreement, the following terms shall have the following meanings:

 (i)     the “Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Integrated Mergers have been received (disregarding any waiting period);

(ii)     the “Final Index Price” means the average of the daily closing value of the Index, for the ten (10) consecutive trading days immediately preceding the Determination Date;

 (iii)    the “Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index;

 (iv)     the “Index Ratio” means the Final Index Price divided by the Initial Index Price;

  (v)     the “Initial Index Price” means the closing value of the Index on the date of this Agreement;

 (vi)     the “Initial Parent Market Value” means $18.08, adjusted as indicated in the penultimate sentence of Section 8.1(g); and

(vii)     the “Parent Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Parent Common Stock as reported on the NASDAQ for the ten (10) consecutive trading days immediately preceding such specified date.

8.2      Effect of Termination.

(a)     In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or knowing, intentional and material breach of any provision of this Agreement.

(b)     In the event that after the date of this Agreement and prior to the termination of this Agreement, (i) a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company, (ii) (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (iii) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $5,720,000.00 (the “Termination Fee”).

(c)     In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall, on the date of termination, pay Parent, by wire transfer of same day funds, a fee equal to the Termination Fee.

(d)     In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then Parent shall, on the date of termination, pay the Company, by wire transfer of same day funds, a fee equal to the Termination Fee.

(e)     Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. In the event that the Termination Fee becomes payable and is paid by the Company or Parent, as applicable, pursuant to this Section 8.2, the Termination Fee shall, subject to Section 8.2(a)(ii), constitute liquidated damages and not a penalty and shall be the sole monetary remedy of the party receiving such payment (with Parent and its Subsidiaries, and the Company and its Subsidiaries, as applicable, being deemed to be one party for such purposes) it being understood that this sentence shall not limit the ability of any party hereto to enforce such party’s rights under Section 9.10 prior to the valid termination of this Agreement under Section 8.1; accordingly, if Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3      Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Integrated Mergers by the shareholders of Parent and the shareholders of the Company; provided, however, that after adoption of this Agreement by the shareholders of the Company or the approval of the Parent Share Issuance by the shareholders of Parent, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4      Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of the Company or the approval of the Parent Share Issuance by the shareholders of Parent, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

ARTICLE IX

GENERAL PROVISIONS

9.1      Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2      Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne proportionately by Parent and the Company based on the number of shareholders of such party and all filing and other fees paid to the SEC in connection with the Integrated Mergers shall be borne equally by Parent and the Company.

9.3      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Ocean Shore Holding Co.

1001 Asbury Avenue

Ocean City, New Jersey 08226

Attention:         Steven E. Brady

Facsimile:         (609) 399-3614

Email:               sbrady@ochome.com

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, D.C. 20015

Attention:         Aaron M. Kaslow

Facsimile:         (202) 204-5600

Email:               Akaslow@kilpatricktownsend.com

and

if to Parent, to:

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Attention:         Christopher D. Maher

Facsimile:         (732) 349-5070

Email:               cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:         David C. Ingles

Facsimile:         (917) 777-2697

Email:               David.Ingles@skadden.com

9.4      Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, defined term index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York or New Jersey are authorized or obligated by law to close. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge of the Company” means the actual knowledge (after due inquiry) of any of the officers of the Company, and the “knowledge of Parent” means the actual knowledge (after due inquiry) of any of the officers of Parent. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) unless the context otherwise requires, the term “party” means a party to this agreement irrespective of whether such term is followed by the word “hereto” or the words “to this Agreement” and (iv) the term “made available” means any document or other information that was (a) provided in writing by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.5      Counterparts. This Agreement may be executed (including in any manner permitted by Section 9.12 of this Agreement) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6      Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7      Governing Law; Jurisdiction.

(a)     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that the matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of New Jersey).

(b)     Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9      Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Integrated Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher Maher
Name: Christopher Maher
Title: President & CEO

MASTERS MERGER SUB CORP.

By:	/s/ Christopher Maher
Name: Christopher Maher
Title: President & CEO

OCEAN SHORE HOLDING CO.

By:	/s/ Steven E. Brady
Name: Steven E. Brady
Title: President & CEO

[Signature Page to Agreement and Plan of Merger]

Annex B

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of July 12, 2016 (this “Agreement”), is by and between OceanFirst Financial Corp., a Delaware corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Ocean Shore Holding Co., a New Jersey corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Masters Merger Sub Corp., a New Jersey corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other transactions, (i) Merger Sub will merge with and into the Company on the terms and conditions set forth therein, with the Company surviving such merger (the “First-Step Merger”) and (ii) immediately thereafter, the Company will merge with and into Parent, with Parent being the surviving corporation (collectively with the First-Step Merger, the “Integrated Mergers”) and, in connection therewith, the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, has the sole right to dispose of and, subject to Article III, Section 3.04 of the Company Certificate, has the sole right to vote, the number of shares of Company Common Stock set forth below the Shareholder’s signature on the signature page hereto (such Company Common Stock, together with any other capital stock of the Company acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section  1.      Agreement to Vote; Restrictions on Voting and Dispositions.

  (a)     Agreement to Vote Company Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, the Shareholder will (x) appear at such meeting or, subject to Article III, Section 3.04 of the Company Certificate, otherwise cause all of the Shareholder’s Shares to be counted as present thereat for purposes of establishing a quorum and (y) subject to Article III, Section 3.04 of the Company Certificate, vote or cause to be voted all of such Shares, (1) in favor of the approval of the Merger Agreement, the First-Step Merger and the other transactions contemplated by the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company

concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Company Certificate and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement and (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

  (b)       Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, and shall not enter into any agreement, arrangement or understanding to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (each, a “Transfer”) any Shares (i) other than in connection with bona fide estate planning purposes to his or her affiliates or immediate family members; provided that as a condition to such Transfer, such affiliate or immediate family member, as applicable, shall be required to execute an agreement that is identical in form and substance to this Agreement; provided, further, that the Shareholder shall remain jointly and severally liable for the breaches by any of his or her affiliates or immediate family members of the terms of such identical agreement, (ii) except in connection with (A) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise or (B) the withholding or sale of the minimum number of shares necessary to satisfy withholding taxes triggered by the vesting of outstanding restricted stock awards; or (iii) by will or operation of law, in which case this Agreement shall bind the transferee. Any Transfer in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder.

  (c)       Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement or understanding in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

  (d)       Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Shareholder or any of his or her affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

  (e)      No Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, arrangement or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section  2.       Representations, Warranties and Covenants of the Shareholder.

  (a)       Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

     (i)     Capacity; Consents. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

     (ii)     Due Execution. This Agreement has been duly executed and delivered by the Shareholder.

     (iii)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions.

     (iv)    Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or his or her property or assets is bound, or any statute, rule or regulation to which the Shareholder or his or her property or assets is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her affiliates (1) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting, transfer or disposition of the Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Shares.

     (v)     Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement or voting restrictions contained in Article III, Section 3.04 of the Company Certificate, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares free and clear of any proxy or voting restriction, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Shares. As of the date hereof, the number of the Shareholder’s Shares is set forth below the Shareholder’s signature on the signature page hereto.

     (vi)    Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

  (b)       Covenants. From the date hereof until the Expiration Time:

     (i)     The Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

     (ii)    The Shareholder hereby agrees to promptly notify Parent of the number of shares of Company Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof and shall be deemed “Shares” for all purposes hereof.

     (iii)   The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

Section  3.      Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section  4.      Termination. Other than this Section 4 and Section 5, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section  5.       Miscellaneous.

  (a)       Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  (b)     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    (i)       If to Parent, to:

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Attention: Christopher D. Maher

Facsimile: (732) 349-5070

Email: cmaher@oceanfirst.com

    with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: David C. Ingles

Facsimile: (917) 777-2697

Email: David.Ingles@skadden.com

    (ii)       If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

  (c)     Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

  (d)     Successors and Assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except Parent may, without the consent of the Shareholder, assign any of Parent’s rights and delegate any of Parent’s obligations under this Agreement to any affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of shares of Company Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

  (e)     Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

  (f)     No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.

  (g)    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

  (h)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  (i)     Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

  (j)     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (k)     Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles.

  (l)     Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

  (m)   Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

  (n)     Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

  (o)     Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

  (p)     Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OCEANFIRST FINANCIAL CORP.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

[SHAREHOLDER]

By:
Name:
Title:

Number of shares of Company Common
Stock:
Address:

[Signature Page to Voting Agreement]

Annex C

July 12, 2016

Board of Directors

Ocean Shore Holding Co.

1001 Asbury Avenue

Ocean City, NJ 08226

Ladies and Gentlemen:

Ocean Shore Holding Co. (“Company”), OceanFirst Financial Corp. (“Parent”) and Masters Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into Company with Company being the surviving corporation, and (ii) immediately thereafter, Company will merge with and into Parent with Parent being the surviving corporation (collectively, the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time of the Merger, each share of Company common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (“Company Common Stock”), except for certain shares specified in the Agreement, shall be converted into the right to receive, without interest, (a) $4.35 in cash and (b) 0.9667 shares of Parent common stock, par value $0.01 per share (collectively, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill,” “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) the Company’s budget for the year ending December 31, 2016 and publicly available consensus mean analyst earnings per share estimates for Company for the years ending December 31, 2016 and December 31, 2017, as well as an estimated internal projected earnings growth rate for the years thereafter, as discussed with the senior management of Company; (v) publicly available consensus mean analyst earnings per share estimates for Parent for the years ending December 31, 2016 and December 31, 2017 as well as an estimated internal projected earnings growth rate for the years thereafter, as discussed with and confirmed by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as well as financial projections for Company for the years ending December 31, 2017 through December 31, 2020, as provided by and discussed with the senior management of Parent; (vii) the publicly reported historical price and trading activity for Company and Parent common stock, including a comparison of certain stock market information for Company and Parent common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar banks and thrifts for which information is publicly available; (ix) the financial terms of certain recent mergers and business combinations in the bank and thrift industry (on a regional and national basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Company for the years ending December 31, 2016 and December 31, 2017 as well as an estimated internal projected earnings growth rate for the years thereafter, as discussed with the senior management of Company, as well as publicly available consensus mean analyst earnings per share estimates for Parent for the years ending December 31, 2016 and December 31, 2017 as well as an estimated internal projected earnings growth rate for the years thereafter, as discussed with and confirmed by the senior management of Parent. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as well as financial projections for Company for the years ending December 31, 2017 through December 31, 2020, as provided by and discussed with the senior management of Parent. With respect to the foregoing information, the respective managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Company and Parent and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analyses.

In arriving at our opinion, we have assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent or the

Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger will be consummated without Company’s rights under Section 8.1(g) of the Agreement having been triggered, and (v) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent common stock at any time or what the value of Parent common stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. As we have previously advised you, in the two years preceding the date of this opinion, (i) we have provided certain investment banking services to Parent and received fees for such services, and (ii) Sandler O’Neill Mortgage Finance L.P., an affiliate of Sandler O’Neill, has acted as introducing broker to Parent and has received fees for such services, and we and our affiliates may provide to Parent, and receive compensation for, such services in the future, including during the pendency of the Merger. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company and Parent or their respective affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of Company in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger and/or other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company, or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the amount or nature of the compensation to be received in or as a result of the Merger, and/or other transactions contemplated by the Agreement, if any, by any Company or Parent officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex D

265 Franklin Street, Suite 710 Boston, MA 02110 Tel: 617 654-0700 | Fax: 617 654-0710 Piper Jaffray & Co Since 1895 Member SIPC and NYSE

July 12, 2016

Board of Directors

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, NJ 08753

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to OceanFirst Financial Corp. (the “Company”) of the Merger Consideration (as defined below) to be paid by the Company for the outstanding shares of common stock of Ocean Shore Holding Co. (the “Target”), par value $0.01, (the “Target Common Stock”) pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, Masters Merger Sub Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), and the Target. The Agreement provides for, among other things, (i) the merger of Merger Sub with and into the Target, with the Target surviving (the “First-Step Merger”) and (ii) immediately thereafter, the merger (collectively with the First-Step Merger, the “Merger”) of the Target with and into the Company, with the Company surviving. Upon the effective time of the Merger, each share of the Target Common Stock, issued and outstanding immediately prior to the effective time of the Merger, except for certain shares of Target Common Stock as specified in the Agreement, shall be converted into the right to receive (a) $4.35 in cash (the “Cash Consideration”), and (b) 0.9667 shares of Company common stock, $0.01 par value per share (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”). Cash will be paid in lieu of any fractional shares. The terms and conditions of the Merger arc more fully set forth in the Agreement. Capitalized terms not otherwise defined in this letter have the meanings set forth in the Agreement.

Piper Jaffray & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated July 11, 2016; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Target that was publicly available or made available to us by the Company and by the Target; (iii) reviewed and analyzed certain forward-looking information relating to the Company and the Target that was publicly available, as well as that was furnished to us by the Company and the Target, including forecasts prepared or reviewed by the Company of the Company’s and Target’s expected operating results on a stand-alone basis; (iv) reviewed and analyzed materials detailing the Merger prepared by the Company, the Target and their affiliates and by their respective legal and accounting advisors, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Synergies”); (v) conducted discussions with members of senior management and representatives of the Company and the Target concerning the matters described in clauses (i), (ii), (iii) and (iv) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (vi) reviewed the current and historical reported prices and trading activity of Company common stock and Target Common Stock and similar information for certain other publicly traded companies deemed by us to be comparable to the Company and the Target; (vii) compared the financial performance of the Company and the Target with that of certain other publicly traded companies that we deemed relevant; (viii) performed certain financial analyses for the Company and the Target on a pro forma combined basis giving effect to the Merger reflecting certain assumptions relating to the Synergies; (ix) analyzed the Merger Consideration relative to the Target’s tangible book value, core deposits (deposits less all jumbo time deposits), last twelve months earnings as of March 31, 2016, projected earnings for the year ending 2016 and 2017 and projected earnings for the year ending 2017 assuming the cost savings to be achieved have been fully phased in

Confidential

OceanFirst Financial Corp.

July 12, 2016

as you project; (x) considered the current market environment generally and the depository banking environment in particular; and (xi) reviewed the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

In arriving at our opinion, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Target that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Target as to the expected future results of operations and financial condition of the Company and the Target, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and we have assumed that such results would be achieved. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith and have relied, with your consent, on advice of the outside legal counsel and the independent accountants to the Company, and on the assumptions of the management of the Company and the Target, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Target and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, with your consent, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Target or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of the Company or the Target, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Target under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, we express no opinion regarding the liquidation value of the Company, the Target or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or the Target since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that the Company and the Target would remain as a going concern for all periods relevant to our analysis. Without

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Confidential

OceanFirst Financial Corp.

July 12, 2016

limiting the generality of the foregoing, we have not: (i) conducted a review of any individual credit files of the Company or the Target, nor have we evaluated the adequacy of the loan or lease reserves of the Company or the Target, (ii) conducted a review of any credit mark that may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of the Company or the Target. We have assumed, with your consent, that the respective allowances for loan and lease losses for the Company and the Target, and the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for the Company. Accordingly, we express no opinion with respect to the foregoing. Again, without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Target is a party or may be subject, and at the direction of the Company and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Target is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger and the merger of the principal banking subsidiaries of the Company and Target contemplated by the Agreement.

No company or transaction used in any analysis for purposes of comparison is identical to the Company, the Target or the Merger. Accordingly, an analysis of the results of the comparisons is not solely mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, the Target and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based on economic, market and other conditions and upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of the Company’s common stock or the Target Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and we will receive a transaction fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. The Piper Jaffray investment banking ream that advised the Company in connection with the Merger also advised the Company (while at a prior firm) in connection with the Company’s acquisition of Colonial American Bank, which acquisition closed in July 2015. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Target for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company or entities that are affiliated with the Company, for which we would expect to receive compensation.

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Confidential

OceanFirst Financial Corp.

July 12, 2016

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address: (i) the basic business decision to proceed with or effect the Merger; (ii) the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company; (iii) any other terms contemplated by the Agreement; or (iv) the fairness of the Merger to, or any consideration received in connection therewith by, any creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to be paid in the Merger to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be paid to any other shareholder in the Merger or with respect to the fairness of any such compensation, including whether such payments arc reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

/s/ Piper Jaffray & Co.

PIPER JAFFRAY & CO.

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